SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
     SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
SecuritiesExchange Act of 1934
(Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]	Preliminary Proxy Statement	[ ]	Confidential, For Use of the Commission Only
[ ]	Definitive Proxy Statement		(as permitted by Rule14a-6(e)(2))
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

THERASENSE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]	No fee required.

[X]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.001 per share, of TheraSense, Inc.

	(2)	Aggregate number of securities to which transaction applies:
42,032,783 shares of common stock and options to purchase 8,808,246 shares of common stock

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee of $159,805 was calculated pursuant to applicable rules and orders of the Commission and is equal to $126.70 per $1,000,000 of the proposed aggregate merger consideration of $1,261,283,471, which represents the sum of (a) the product of 42,032,783 issued and outstanding shares of common stock and merger consideration of $27.00 per share and (b) the product of (i) 8,808,246 shares of common stock underlying options and (ii) the difference between $27.00 per share and the weighted average exercise price of such options of $12.65 per share.

	(4)	Proposed maximum aggregate value of transaction:
$1,261,283,471

	(5)	Total fee paid:
$159,805

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Dear Stockholder:

The board of directors of TheraSense, Inc. has approved a merger combining Abbott Laboratories and TheraSense.

     If the merger is completed, holders of TheraSense’s common stock will receive $27.00 in cash, without interest, for each share of TheraSense’s common stock they own.

     Stockholders of TheraSense will be asked, at a special meeting of TheraSense’s stockholders, to approve and adopt the merger agreement and the merger. The board of directors has approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, and has declared that it is in the best interests of TheraSense’s stockholders that TheraSense enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement. The board of directors recommends that TheraSense’s stockholders vote FOR approval and adoption of the merger agreement and the merger.

     The date, time and place of the special meeting to consider and vote upon a proposal to approve and adopt the merger agreement and the merger are as follows:

[•]
[•]
[•]
[•]
[•]

     The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of TheraSense’s stockholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about TheraSense from documents we have filed with the Securities and Exchange Commission.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK YOU OWN. BECAUSE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF OUR ISSUED AND OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE THEREON, A FAILURE TO VOTE WILL COUNT AS A VOTE AGAINST THE MERGER. ACCORDINGLY, YOU ARE REQUESTED TO PROMPTLY VOTE YOUR SHARES BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

     Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

     Thank you for your cooperation and continued support.

Very truly yours, W. Mark Lortz Chairman, President and Chief Executive Officer

THIS PROXY STATEMENT IS DATED [•], 2004,

AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT [•], 2004.

     THERASENSE, INC.
1360 SOUTH LOOP ROAD
ALAMEDA, CALIFORNIA 94502

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [•], 2004

     To the stockholders of TheraSense, Inc.:

     A special meeting of stockholders of TheraSense, Inc., a Delaware corporation, will be held at [•], on [•], local time, for the following purposes:

1.	To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of January 12, 2004, by and among the Company, Abbott Laboratories and Corvette Acquisition Corp., a wholly-owned subsidiary of Abbott, and the merger contemplated thereby, pursuant to which, upon the merger becoming effective, each share of common stock, par value $0.001 per share, of TheraSense, Inc. will be converted into the right to receive $27.00 in cash, without interest; and

2.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on [•] are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person. To assure your representation at the meeting in case you cannot attend, however, you are urged to vote your shares by marking, signing, dating and returning the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any stockholder attending the special meeting may vote in person even if he or she has returned a proxy card.

     Holders of TheraSense’s common stock have the right to dissent from the merger and obtain payment in cash of the fair value of their common stock as appraised by the Delaware Court of Chancery under applicable provisions of Delaware law. This amount could be more, the same or less than the value a stockholder would be entitled to receive under the terms of the merger agreement. In order to perfect and exercise their appraisal rights, stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Annex D to the accompanying proxy statement, and a summary of these provisions can be found under “Dissenters’ Rights of Appraisal” in the accompanying proxy statement.

     The approval and adoption of the merger agreement and the merger requires the approval of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of approval and adoption of the merger agreement and the merger. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will effectively be counted as a vote against approval and adoption of the merger agreement and the merger. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By order of the board of directors, Robert D. Brownell Vice President, General Counsel and Secretary

i

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY	3
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	10
THE PARTIES TO THE MERGER	11
THE SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS	12
Time, Place and Purpose of the Special Meeting	12
Who Can Vote at the Special Meeting	12
Vote Required	12
Voting By Proxy	12
Solicitation of Proxies	13
THE MERGER	14
Background of the Merger	14
The Company’s Reasons for the Merger	18
Recommendation of the Company’s Board of Directors	20
Interests of the Company’s Directors and Executive Officers in the Merger	20
Fairness Opinion Delivered to the Company’s Board of Directors	23
Financial Projections	29
Stockholder Agreement	30
Amendment to the Rights Agreement	31
Material United States Federal Income Tax Consequences	31
Required Regulatory Approvals and Other Matters	32
THE MERGER AGREEMENT	33
General	33
Consideration to be Received by Our Stockholders	33
Exchange of Certificates	33
Representations and Warranties	34
Covenants Relating to the Conduct of Our Business	35
No Solicitation of Other Offers	38
Additional Agreements	40
Conditions to the Merger	42
Termination of the Merger Agreement	44
Termination Fee; Expenses	45
Amendment; Extension and Waiver	45
MARKET PRICE OF THE COMPANY’S COMMON STOCK	46
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	47
DISSENTERS' RIGHTS OF APPRAISAL	50
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING	52
WHERE YOU CAN FIND MORE INFORMATION	53

ANNEX A – Merger Agreement
ANNEX B – Stockholder Agreement
ANNEX C – Opinion of Piper Jaffray & Co.
ANNEX D – Section 262 of the Delaware General Corporation Law

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of TheraSense, Inc. (“TheraSense” or the “Company”) by Abbott Laboratories (“Abbott”) pursuant to an Agreement and Plan of Merger (the “merger agreement”) dated as of January 12, 2004 among TheraSense, Abbott and Corvette Acquisition Corp., a wholly-owned subsidiary of Abbott (“merger sub”). Once the merger agreement has been approved and adopted by TheraSense’s stockholders and the other closing conditions under the merger agreement have been satisfied or waived, merger sub will merge with and into TheraSense. TheraSense will be the surviving corporation in the merger (the “surviving corporation”) and will become a wholly-owned subsidiary of Abbott.

Q:	What will TheraSense’s stockholders receive in the merger?

A:	Upon completion of the merger, TheraSense’s stockholders will receive $27.00 in cash, without interest, for each share of our common stock that they own. For example, if you own 100 shares of our common stock, you will receive $2,700.00 in cash in exchange for your TheraSense shares.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at [•], on [•], at [•], local time.

Q:	What vote of our stockholders is required to approve and adopt the merger agreement and the merger?

A:	For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the approval and adoption of the merger agreement and the merger.

Q:	How does the TheraSense board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the merger. You should read “The Merger—The Company’s Reasons for the Merger” for a discussion of the factors that our board of directors considered in deciding to recommend the approval and adoption of the merger agreement and the merger.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then just mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our stockholders.

Q:	What happens if I do not return a proxy card?

A:	Because the required vote of our stockholders is based upon the number of outstanding shares of our common stock, rather than upon the shares actually voted, the failure to return your proxy card will have the same effect as voting against the merger.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without such instructions, your shares will not be voted, which will have the same effect as voting against the merger. See “The Special Meeting of the Company’s Stockholders—Voting by Proxy”.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name”, you must first get a proxy card from your broker in order to attend the special meeting and vote.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under the General Corporation Law of the State of Delaware, holders of our common stock who do not vote in favor of approving and adopting the merger agreement and the merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the approval and adoption of the merger agreement and the merger and they comply with the Delaware law procedures explained in this proxy statement.

Q:	Is the merger expected to be taxable to me?

A:	Generally, yes. The receipt of $27.00 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between $27.00 per share and your adjusted tax basis in that share. You should read “The Merger—Material United States Federal Income Tax Consequences” for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should also consult your tax advisor on the tax consequences of the merger to you.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the second quarter of 2004. In order to complete the merger, we must obtain stockholder approval and satisfy a number of other closing conditions under the merger agreement. See “The Merger Agreement—General” and “The Merger Agreement—Conditions to the Merger”.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to Abbott’s paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK
CERTIFICATES WITH YOUR PROXY.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, you should contact our proxy solicitation agent:
The Altman Group 1275 Valley Brook Avenue Lyndhurst, New Jersey 07071 Telephone: (201) 460-1200 Fax: (201) 460-0050

SUMMARY

     This summary does not contain all of the information that is important to you. You should carefully read the entire proxy statement to fully understand the merger. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement because it is the legal document that governs the merger.

The Proposed Transaction

  Stockholder Vote. You are being asked to vote to approve and adopt a merger agreement with respect to a merger in which the Company will be acquired by Abbott.

  Price for Your Stock. Upon completion of the merger, you will receive $27.00 in cash, without interest, for each of your shares of the Company’s common stock.

  The Acquiror. Abbott, an Illinois corporation, is engaged in the discovery, development, manufacture and sale of a broad and diversified line of health care products.

Board Recommendation

     The Company’s board of directors, by the unanimous vote of the directors, has determined that the merger agreement is advisable, has approved and adopted the merger agreement and the merger and unanimously recommends that the Company’s stockholders vote “FOR” approval and adoption of the merger agreement and the merger. See “The Merger—Recommendation of the Company’s Board of Directors”.

Reasons for the Merger

     Our board of directors carefully considered the terms of the proposed transaction and approved the merger based on a number of factors, including the following:

  the merger consideration of $27.00 per share in cash was higher than any price at which the Company’s common stock has ever traded and represents a 33.0% premium to the closing price of $20.30 on January 12, 2003, the last trading day prior to the public announcement of the execution of the merger agreement;

  a review of the Company’s financial condition, results of operations and business and earnings prospects in remaining independent and the potential for alternative transactions;

  the financial presentation of Piper Jaffray & Co. (“Piper Jaffray”) on January 12, 2004, and the written opinion of Piper Jaffray delivered to the board of directors as of the same date, to the effect that, as of that date and based upon and subject to the matters and assumptions stated in the opinion, the merger consideration was fair, from a financial point of view, to the Company’s stockholders;

  the terms of the merger agreement and the stockholder agreement, including the termination fee payable under the merger agreement and the ability of the Company and the board of directors to respond to a superior proposal;

  the likelihood of closing in light of the limited closing conditions contained in the merger agreement;

  compensation and benefits to our employees, including the extent to which the interests of our directors and executive officers in the merger may differ from those of our stockholders; and

  taxability of the merger to TheraSense stockholders and our stockholders’ lack of participation in future growth as a result of receiving cash for their stock.

See “The Merger—The Company’s Reasons for the Merger”.

Fairness Opinion

     Piper Jaffray delivered to the Company’s board of directors its written opinion, dated January 12, 2004, to the effect that, as of that date and based upon and subject to the matters and assumptions stated in that opinion, the merger consideration of $27.00 in cash per share was fair from a financial point of view to the Company’s stockholders. See “The Merger–Fairness Opinion Delivered to the Company’s Board of Directors”.

     The full text of Piper Jaffray’s written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. We urge you to read it carefully in its entirety. Piper Jaffray’s opinion is directed to our board of directors and relates only to the fairness of the merger consideration from a financial point of view as of the date of the opinion. The opinion does not address any other aspect of the proposed transaction and is not a recommendation as to how any of our stockholders should vote with respect to the merger agreement or the merger.

Stockholder Agreement

     As a condition to its entering into the merger agreement, Abbott required certain of our stockholders to enter into a stockholder agreement under which they have agreed to vote in favor of approval and adoption of the merger agreement and related matters, and against any competing transaction or proposal or any proposal or transaction that could reasonably be expected to prevent or impede the completion of the merger. The stockholder agreement terminates upon the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms. As of the close of business on the record date, the parties to the stockholder agreement held an aggregate of [•] shares of the Company’s common stock, representing approximately [•]% of the votes eligible to be cast at the special meeting. See “The Merger–Stockholder Agreement” and the stockholder agreement attached as Annex B to this proxy statement.

Material United States Federal Income Tax Consequences

     The merger will be a taxable transaction to you. For United States federal income tax purposes, your receipt of cash in exchange for your shares of the Company’s common stock generally may cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your tax basis in your shares of the Company’s common stock. You should consult your own tax advisor for a full understanding of how the merger will affect your taxes. See “The Merger–Material United States Federal Income Tax Consequences”.

The Special Meeting of the Company’s Stockholders

  Place, Date and Time. The special meeting will be held at [•] local time at [•], on [•], 2004.

  What Vote is Required for Approval and Adoption of the Merger Agreement and the Merger. The approval and adoption of the merger agreement and the merger requires the approval of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the special meeting. The failure to vote has the same effect as a vote against approval and adoption of the merger agreement and the merger. Stockholders who together own approximately [•]% of the outstanding shares of the Company’s common stock have already agreed to vote in favor of approval and adoption of the merger agreement and the merger. See “The Merger–Stockholder Agreement”.

  Who Can Vote at the Meeting. You can vote at the special meeting all of the shares of the Company’s common stock you own of record as of [•], 2004, which is the record date for the special meeting. If you own shares that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. As of the close of business on [•], 2004, there were [•] shares of the Company’s common stock outstanding held by approximately [•] holders of record.

  Procedure for Voting. You can vote shares you hold of record by attending the special meeting and voting in person or by mailing the enclosed proxy card. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not instruct your broker to vote your shares, your shares will not be voted, which will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement and the merger. See “The Special Meeting of the Company’s Stockholders”.

  How to Revoke Your Proxy. You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Company’s Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change these instructions.

Dissenters’ Rights of Appraisal

     Delaware law provides you with appraisal rights in the merger. This means that if you are not satisfied with the amount you are receiving in the merger, you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the merger agreement.

     To exercise your appraisal rights, you must deliver a written objection to the merger to the Company at or before the special meeting and you must not vote in favor of approval and adoption of the merger agreement and the merger. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal”.

The Company’s Stock Price

     Shares of the Company’s common stock are listed on The Nasdaq National Stock Market (“NASDAQ”) under the trading symbol “THER”. On January 12, 2004, which was the last trading day before we announced the merger, the Company’s common stock closed at $20.30 per share. On [•], 2004, which was the last practicable trading day before this proxy statement was printed, the Company’s common stock closed at $[•] per share. See “Market Price of the Company’s Common Stock”.

When the Merger Will be Completed

     We are working to complete the merger as soon as possible. We anticipate completing the merger in the second quarter of 2004, subject to receipt of stockholder approval and satisfaction of other requirements, including the conditions described below. See “The Merger Agreement—General”.

Non-Solicitation of Other Offers

     The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire a significant interest in our Company. Notwithstanding these restrictions, under certain limited circumstances, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal. See “The Merger Agreement—No Solicitation of Other Offers”.

Conditions to Completing the Merger

     Our and Abbott’s respective obligations to effect the merger are subject to the satisfaction or waiver of a number of conditions, including the following:

  approval and adoption of the merger agreement and the merger by stockholders holding at least a majority of the shares of our common stock;

  expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act 1976 and expiration or termination of all applicable waiting periods (or the receipt of any required approvals) under pre-merger notification requirements in Germany and Ireland; and

  the absence of any applicable law, court order, injunction or other legal restraint prohibiting the merger.

     Abbott will not be obligated to effect the merger unless the following conditions have been satisfied or waived:

  the Company’s representations and warranties set forth in the merger agreement must be true and correct (disregarding any qualifications as to materiality or any company material adverse effect), in each case as of the date of the merger agreement and as of the closing date of the merger (or, if applicable, as of an earlier date), with only such exceptions as would not individually or in the aggregate have a company material adverse effect;

  the Company must have performed in all material respects all of its obligations under the merger agreement;

  the Company must have delivered to Abbott a certificate dated as of the closing date of the merger and signed by its Chief Executive Officer certifying that the conditions in the two preceding sentences have been satisfied;

  the absence of any governmental litigation seeking to block the merger, seeking to obtain material damages from the Company, Abbott or merger sub, seeking to impose any limitations on Abbott’s ownership of the Company or its common stock, seeking to prohibit Abbott from effectively controlling the business or operations of the Company or that is reasonably likely to have a company material adverse effect; and

  the absence of any event that has had a company material adverse effect.

     The Company will not be obligated to effect the merger unless the following conditions have been satisfied or waived:

  Abbott’s representations and warranties set forth in the merger agreement must be true and correct (disregarding any qualifications as to materiality or material adverse effect), in each case as of the date of the merger agreement and as of the closing date of the merger (or, if applicable, as of an earlier date), with only such exceptions as would materially impair Abbott’s ability to perform its obligations under the merger agreement or would prevent or materially delay the closing of the merger;

  Abbott must have performed in all material respects all of its obligations under the merger agreement; and

  Abbott must have delivered to the Company a certificate dated as of the closing date of the merger and signed by its Chief Executive Officer or Chief Financial Officer certifying that the conditions in the two preceding sentences have been satisfied.

     Either the Company or Abbott could choose to waive a condition to its obligation to complete the merger even though that condition has not been satisfied. See “The Merger Agreement—Conditions to the Merger”.

Termination of the Merger Agreement

Abbott and TheraSense can terminate the merger agreement under certain circumstances, including:

  by mutual written consent of Abbott and us;

  by either Abbott or us, if the merger has not been completed by September 30, 2004 for any reason, provided, however, that this right to terminate the merger agreement will not be available to a party whose failure to fulfill in any material respect its obligations under the merger agreement caused or resulted in the failure of the merger to be completed by September 30, 2004;

•	by either Abbott or us, if there is any final court order, injunction or other legal restraint prohibiting the merger;

•	by either Abbott or us, if our stockholders do not approve and adopt the merger agreement and the merger at the special meeting;

•	by either Abbott or us, if the other party has breached any of its representations, warranties, covenants or obligations contained in the merger agreement, which breach would result in the failure to satisfy any of the conditions to the merger related to truth and correctness of the breaching party’s representations and warranties or performance of the breaching party’s obligations under the merger agreement and which breach has not been, or is incapable of being, cured within 30 days after written notice;

•	by Abbott, if our board of directors or any of its committees takes, or resolves to take, any action:

	–	withdrawing or modifying in a manner adverse to Abbott or merger sub its recommendation of the merger agreement or the merger, or failing within 10 business days to reconfirm such recommendation if requested by Abbott; or

	–	approving or recommending any alternative acquisition proposal, or failing to recommend against, or taking a neutral position with respect to, a tender or exchange offer related to an alternative acquisition proposal.

•	by Abbott, if we violate our non-solicitation obligations under the merger agreement;

•	by Abbott, if there has been a company material adverse effect that cannot be cured; and

•	by us, if prior to our stockholders approving and adopting the merger agreement and the merger, we receive a superior proposal and:

	–	our board of directors determines in good faith after consultation with outside legal counsel that such termination is required by its fiduciary obligations under Delaware law;

	–	before exercising our termination right, we send Abbott a written notice advising it that our board of directors has received a superior proposal and stating that our board of directors intends to withdraw its recommendation of the merger agreement and the merger;

	–	we wait until after the fourth business day following Abbott’s receipt of such written notice and Abbott has not during that time proposed adjustments to the terms and conditions of the merger agreement that would make it as financially favorable to us as the superior proposal; and

	–	we pay a $44,500,000 termination fee concurrently with termination of the merger agreement.

     See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee; Expenses”.

Termination Fee

We have agreed to pay Abbott a termination fee of $44,500,000 if the merger agreement is terminated:

  by Abbott, in the event that:

	–	our board of directors or any of its committees withdraws or modifies in a manner adverse to Abbott or merger sub its recommendation of the merger agreement or the merger, fails within 10 business days to reconfirm such recommendation if requested by Abbott, or resolves to take any such action;

	–	our board or any of its committees approves or recommends any alternative acquisition proposal, fails to recommend against, or takes a neutral position with respect to, a tender or exchange offer related to an alternative acquisition proposal, or resolves to take any such action; or

	–	we violate our obligations under the merger agreement not to solicit other offers
•	by us, in accordance with the terms of the merger agreement after our receipt of a superior proposal;

•	by any party, following a failure by us to hold the special meeting in violation of our obligations under the merger agreement, if within twelve months following termination of the merger agreement we either consummate an alternative acquisition or enter into an agreement providing for an alternative acquisition that is subsequently consummated; and

•	by any party, in the event that prior to the special meeting a proposal for an alternative acquisition is publicly announced and our stockholders do not vote to approve and adopt the merger agreement and the merger at the special meeting, if within twelve months following termination of the merger agreement we either consummate an alternative acquisition or enter into an agreement providing for an alternative acquisition that is subsequently consummated.

See “The Merger Agreement—Termination Fee; Expenses”.

Employee Benefits Matters; Stock Options

     The merger agreement contains a number of provisions relating to the benefits that our employees will receive in connection with and following the merger. In particular, under the merger agreement:

  Abbott has agreed to provide our employees who continue to be employed by Abbott or the surviving corporation following the merger with compensation and benefits substantially comparable in the aggregate to those of similarly situated employees of Abbott, subject to certain limitations with respect to benefit accruals and Abbott’s retiree health plans; and

  we have agreed to cause the vested and unvested stock options held by our directors, executive officers, employees and consultants to be “cashed out” in connection with the merger, meaning that holders of those stock options will receive cash payments for each share underlying their options equal to the excess of $27.00 per share over the exercise price per share of their options, subject to any required withholding of taxes.

See “The Merger Agreement—Additional Agreements—Employee Benefits Matters”.

Interests of the Company’s Directors and Executive Officers in the Merger

     When considering the recommendation by our board of directors in favor of the merger, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours, including the following:

  our directors, executive officers, employees and consultants will have their unvested stock options effectively accelerated and their vested and unvested stock options “cashed out” in connection with the merger, meaning that they will receive cash payments for each share underlying their options equal to the excess of $27.00 per share over the exercise price per share of their options, subject to any required withholding for taxes;

  our executive officers will be entitled to benefits under certain change of control severance agreements, which provide for various lump sum payments in the event that an executive officer is terminated involuntarily or without cause, and in some cases provide for an additional “gross-up” lump sum payment to cover the costs of any excise taxes to which certain executive officers may be subject; and

  certain indemnification and insurance arrangements for our current and former directors and officers will be continued for six years following the closing date of the merger if the merger is completed.

See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger”.

Shares Held by Directors and Executive Officers

     As of the close of business on the record date, the directors and executive officers of the Company were deemed to beneficially own [•] shares of our common stock, which represented [•]% of the shares of our common stock outstanding on that date. The Company expects all of the outstanding shares owned by its directors and executive officers to be voted in favor of the proposal to approve and adopt the merger agreement and the merger. Pursuant to the stockholder agreement, certain stockholders of the Company, including certain of our directors and executive officers, have agreed with Abbott to vote their shares in favor of approval and adoption of the merger agreement and the merger. As of the close of business on the record date, the parties to the stockholder agreement held an aggregate of [•] shares of the Company’s common stock, representing approximately [•]% of the votes eligible to be cast at the special meeting. See “Security Ownership by Certain Beneficial Owners and Management” and “The Merger–Stockholder Agreement”.

Procedure for Receiving Merger Consideration

     Abbott will appoint a paying agent to coordinate the payment of the cash merger consideration following the merger. The paying agent will send you written instructions for surrendering your certificates and obtaining the cash merger consideration after we have completed the merger. Do not send in your Company share certificates now. See “The Merger Agreement—Exchange of Certificates”.

Questions

     If you have additional questions about the merger or other matters discussed in this proxy statement after reading this proxy statement, you should contact our proxy solicitation agent:

The Altman Group
1275 Valley Brook Avenue
Lyndhurst, New Jersey 07071
Telephone: (201) 460-1200
Fax: (201) 460-0050

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of each of the Company and Abbott, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary”, “The Merger”, “Fairness Opinion Delivered to the Company’s Board of Directors” and “Financial Projections”, and in statements containing the words “believes”, “expects”, “anticipates”, “intends”, “estimates” or other similar expressions. For each of these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of each of the Company and Abbott. These forward-looking statements speak only as of the date on which the statements were made. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

  the financial performance of each of the Company and Abbott through the completion of the merger;

  volatility in the stock markets;

  the timing of, and regulatory and other conditions associated with, the completion of the merger;

  intensified competitive pressures in the markets in which we compete;

  risks associated with other consolidations, restructurings or other ownership changes in the glucose self-monitoring systems industry;

  the loss of key employees;

  general economic conditions;

  our history of losses and variable quarterly results;

  our dependence on FreeStyle for future revenues;

  our limited sales and marketing experience;

  substantial competition;

  risks related to failure to protect our intellectual property and litigation in which we may become involved;

  risks relating to development of innovative products;

  risks related to noncompliance with regulations of the U.S. Food and Drug Administration;

  limited manufacturing experience and our reliance on single manufacturers and sole source suppliers; and

  other factors that are described from time to time in our periodic filings with the Securities and Exchange Commission.

THE PARTIES TO THE MERGER

     TheraSense, Inc. is a Delaware corporation with its executive offices located at 1360 South Loop Road, Alameda, California, 94502. Its telephone number is (510) 749-5400. TheraSense develops, manufactures and sells glucose self-monitoring systems that reduce the pain of testing for people with diabetes. The Company’s first product, the FreeStyle Blood Glucose Monitoring System, received clearance from the U.S. Food and Drug Administration, or FDA, in January 2000. It began selling FreeStyle in the United States in June 2000. The Company’s direct sales force promotes FreeStyle in the United States to health care professionals who advise patients on the monitoring and management of their diabetes. It distributes and sells FreeStyle in the United States to 10 national retailers, including Walgreens, Wal-Mart and Rite Aid, through wholesalers, including Cardinal Health, McKesson and AmerisourceBergen, and directly to end-users over the telephone and through its website.

     Abbott Laboratories is an Illinois corporation with its executive offices located at 100 Abbott Park Road, Abbott Park, Illinois 60064. Its telephone number is (847) 937-6l00. Abbott is engaged in the discovery, development, manufacture and sale of a broad and diversified line of health care products. It has five revenue segments: Pharmaceutical Products, Diagnostic Products, Hospital Products, Ross Products and International. The Pharmaceutical Products segment offers a broad line of adult and pediatric pharmaceuticals. Abbott’s Diagnostic Products segment markets diagnostic systems and tests. The Hospital Products segment, a portion of which Abbott currently intends to spin off to its stockholders, offers drugs and drug delivery systems, perioperative and intensive care products, cardiovascular products, products for treating pain, renal products, oncology products, intravenous and irrigation solutions and related manual and electronic administration equipment. The Ross Products segment offers a broad line of pediatric and adult nutritionals and specialty pharmaceuticals. The International segment offers a broad line of hospital, pharmaceutical, adult and pediatric nutritional products and consumer products.

     Corvette Acquisition Corp., or merger sub, is a wholly-owned subsidiary of Abbott, with its executive offices located at 100 Abbott Park Road, Abbott Park, Illinois 60064. Its telephone number is (847) 937-6l00. Merger sub was formed solely for the purpose of facilitating Abbott’s acquisition of the Company.

THE SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS

Time, Place and Purpose of the Special Meeting

     The special meeting will be held on [•] at [•] local time at [•]. The purpose of the special meeting is to consider and vote on the proposal to approve and adopt the merger agreement and the merger. The Company’s board of directors has unanimously determined that the merger agreement is advisable, has approved and adopted the merger agreement and the merger and recommends that the Company’s stockholders vote “FOR” approval and adoption of the merger agreement and the merger.

Who Can Vote at the Special Meeting

     Only holders of record of our common stock as of the close of business on [•], 2004, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On [•], there were [•] shares of the Company’s common stock outstanding held by approximately [•] holders of record.

Vote Required; Quorum

     The approval and adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the special meeting. Each share of common stock is entitled to one vote. Because the required vote of stockholders is based upon the number of outstanding shares of our common stock, rather than upon the shares actually voted, failure to submit a proxy or to vote in person will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement and the merger.

     If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. Under the rules of NASDAQ, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to non-routine matters such as the approval and adoption of the merger agreement and the merger. As a result, if you do not instruct your broker to vote your shares, it will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement and the merger.

     Pursuant to the stockholder agreement, certain stockholders who together own approximately [•]% of the outstanding shares of the Company’s common stock as of the close of business on the record date have already agreed to vote in favor of approval and adoption of the merger agreement and the merger. The parties to the stockholder agreement include certain of our directors and executive officers. See “The Merger–Stockholder Agreement”.

     The holders of a majority of the outstanding shares of the Company’s common stock entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, a new quorum will have to be established.

Voting By Proxy

     This proxy statement is being sent to you on behalf of the board of directors of the Company for the purpose of requesting that you allow your shares of the Company’s common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of the Company’s common stock represented at the meeting by properly executed proxy cards will be voted in accordance with the instructions indicated on that proxy. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s board of directors. The board recommends a vote “FOR” approval and adoption of the merger agreement and the merger.

     The Company does not expect that any matter other than the proposal to approve and adopt the merger agreement and the merger will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares.

     You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Company’s Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change these instructions.

Solicitation of Proxies

     The Company will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of the Company may solicit proxies personally and by telephone, e-mail or otherwise. None of these persons will receive additional or special compensation for soliciting proxies. The Company will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

     The Company has engaged The Altman Group to assist in the solicitation of proxies for the special meeting and will pay The Altman Group a fee of approximately [•], plus reimbursement of out-of-pocket expenses. The address of The Altman Group is 1275 Valley Brook Avenue, Lyndhurst, New Jersey 07071. The Altman Group’s telephone number is (201) 460-1200.

THE MERGER

     The discussion of the merger in this proxy statement is qualified by reference to the merger agreement and the stockholder agreement, which are attached to this proxy statement as Annexes A and B, respectively. You should read each agreement carefully.

Background of the Merger

Since 2001, our management has had discussions with various other participants in the pharmaceutical and medical device industries regarding potential collaborations in the insulin, insulin delivery and blood glucose monitoring businesses that would be complementary to our business.

Beginning in early 2001, members of our management engaged in discussions with representatives of a company, referred to in this proxy statement as “Company A”, regarding the distribution of FreeStyle Navigator, our continuous glucose monitoring system, which was then and is still now in development. We signed a confidentiality agreement with Company A in conjunction with these discussions. At the end of 2001 and in early 2002, these discussions centered upon the negotiation of a detailed non-binding term sheet that outlined the material terms of a distribution agreement. In April 2002, while we were preparing definitive agreements, these discussions ended when Company A’s senior management determined that Company A would not go forward with the FreeStyle Navigator distribution agreement.

Beginning in early 2002, members of our management engaged in discussions with representatives of a company, referred to in this proxy statement as “Company B”, regarding a possible collaboration. We signed a confidentiality agreement with Company B in conjunction with these discussions and subsequently submitted a detailed term sheet to Company B with regard to the proposed collaboration. We received only limited comments on our term sheet and discussions ended in June 2002. Subsequent to the termination of our discussions, Company B entered into a similar collaboration with another company.

In December 2002 and early January 2003, members of our management and representatives of Abbott discussed various possible business relationships and scheduled a meeting in Bedford, Massachusetts for January 31, 2003, to engage in more detailed discussions. We signed a confidentiality agreement with Abbott relating to these discussions. During the January 31, 2003, meeting, we discussed the possibilities of Abbott’s international distribution of our existing, approved FreeStyle products, the co-development with and distribution by Abbott of our FreeStyle Navigator system and incorporation of our existing, approved FreeStyle system into a hospital product application.

On January 28, 2003, members of our management approached Company A regarding Company A’s international distribution of our FreeStyle products in certain countries. Company A expressed interest, but negotiations did not ensue.

On February 20, 2003, representatives of Abbott approached Piper Jaffray, the Company’s financial advisor, regarding an acquisition of our company, and Piper Jaffray promptly communicated Abbott’s indication of interest to us. On February 24 and 25, 2003, we held regularly scheduled meetings of our board of directors and its committees and a strategic planning session. During the strategic planning session our board of directors discussed our various strategic alternatives, including Abbott’s interest in a potential acquisition and possible distribution and other business relationships with Abbott and other parties, including Company A and Company B. Our board determined that we would not consider a potential acquisition except at a price significantly in excess of the then-prevailing market price for our stock, which during the period from February 1 through 20, 2003, traded in a range of $6.43 to $7.54 per share. Our board of directors also determined that we should continue our discussions with Abbott regarding possible distribution and other business relationships.

On February 28, 2003, we communicated our board of directors’ conclusions to Abbott. As a result, acquisition discussions with Abbott did not progress further at that time. However, we did continue our discussions with Abbott regarding possible distribution of our existing, approved FreeStyle products and our FreeStyle Navigator product. We were unable to settle upon mutually agreeable terms, and these discussions ended in June 2003.

On March 26, 2003, representatives of Company A approached us regarding a potential acquisition of our company. In accordance with the directive of our board of directors from the February 25, 2003, strategic planning session, our management informed Company A that our stock was substantially undervalued and that we would not consider a potential acquisition except at a price significantly in excess of the then-prevailing market price for our stock, which during the period from March 1 through 26, 2003, traded in a range of $6.96 to $8.40 per share. As a result, acquisition discussions with Company A did not progress further at that time.

In May and June 2003, we held several meetings with Company A regarding a possible collaboration with respect to our FreeStyle Navigator system. We ended these discussions in June 2003 following our determination that senior management of Company A had not demonstrated the appropriate commitment to proceed.

On June 11, 2003, representatives of Piper Jaffray met with representatives of Abbott to discuss Abbott’s strategy for its blood glucose monitoring business. Representatives of Piper Jaffray and Abbott discussed whether Abbott would be willing to enter into a business combination with TheraSense.

On June 27, 2003, representatives of Company B and members of our management met at our offices in Alameda, California to reopen discussions regarding collaboration opportunities within the diabetes management industry. During those discussions, a representative of Company B indicated that Company B might have an interest in discussing a potential business combination transaction.

On July 22, 2003, W. Mark Lortz, our Chairman, President and Chief Executive Officer, informed a representative of Company B that in light of the trading price of our stock, any acquisition would need to be at a price significantly in excess of the then-prevailing market price for our stock and we would not be able to engage in discussions regarding a potential acquisition until Company B signed a confidentiality agreement that included acceptable standstill provisions. From July 1 through July 22, 2003, our stock had traded in a range of $10.00 to $11.64 per share. During the period from this discussion until the middle of October 2003, there were additional intermittent discussions between TheraSense and Company B concerning a new confidentiality agreement with standstill provisions.

In September 2003, our management and Piper Jaffray held further discussions with representatives of Abbott in which we reiterated our position that we would be unwilling to consider a potential acquisition except at a price significantly in excess of the then-prevailing market price for our stock.

On September 24, 2003, members of our management met with Abbott’s senior management in Oakland, California. At that meeting Abbott expressed a willingness to pursue a potential acquisition at a price in excess of the then-prevailing market price of our stock. From September 1, 2003, through the September 24 meeting, our stock traded in a range of $13.05 to $15.75 per share. We reiterated to Abbott that, in light of the trading price of our stock, any acquisition would need to be at a price significantly in excess of the then-prevailing market price of our stock, and we indicated that we would not be able to engage in further discussions regarding a potential acquisition until Abbott signed a confidentiality agreement that included acceptable standstill provisions.

Between October 1 and October 13, 2003, we and Abbott negotiated the terms of a confidentiality agreement. During this negotiation period Abbott requested that we commit to exclusive negotiations with them and that the confidentiality agreement not include any standstill provision. We indicated that we would not agree to exclusive negotiations and that we would not enter into an acquisition-related confidentiality agreement with any party unless it included standstill provisions acceptable to us. On October 13, 2003, we and Abbott entered into a confidentiality agreement that included mutually acceptable standstill provisions.

On October 2, 2003, our management met with representatives of Piper Jaffray and Davis Polk & Wardwell, the Company’s legal advisor, to discuss Abbott’s interest in a potential acquisition and to structure a process for identifying other potential acquirors. Our management preliminarily identified three companies, Abbott, Company A and Company B, as the most likely potential acquirors of the Company with the assistance of Piper Jaffray and following a review of various participants in the medical device and pharmaceutical industries. Our management based this determination on an assessment of each potential acquiror’s possible strategic rationale for an acquisition, the financial and regulatory impediments that might exist for certain acquirors and the anticipated willingness and ability of each of them to pursue and complete such a transaction.

On October 7, 2003, representatives of Piper Jaffray met with senior management of Company B to discuss Company B’s interest in pursuing a potential acquisition, and Company B’s senior management indicated that it was interested in further discussions. As a result, the negotiation of a confidentiality agreement with standstill provisions that began in July of 2003 intensified in mid-October and we signed a confidentiality agreement containing standstill provisions acceptable to us on November 13, 2003.

On October 16, 2003, our management had a day-long meeting with Abbott’s senior management at the San Francisco offices of Piper Jaffray. During this meeting we presented our operating plans and strategy, product development efforts plans and financial position in detail and answered various questions from Abbott.

In mid-October of 2003, Piper Jaffray approached Company A to explore whether it might be interested in pursuing an acquisition of our Company. Company A informed Piper Jaffray shortly thereafter that it was not interested in pursuing such a transaction.

On October 23, 2003, representatives of Piper Jaffray met with executive officers of Abbott and indicated that any further discussions would require that Abbott indicate in writing its willingness to pursue an acquisition of TheraSense at a specified price significantly in excess of the then-prevailing market price for our stock. From October 1 through October 23, 2003, our stock traded in a range of $11.80 to $16.82 per share.

On November 13, 2003, we received from Abbott a written, non-binding expression of interest in acquiring our Company at a price of $25.00 to $27.00 per share, subject to due diligence and the ability to negotiate a satisfactory agreement with us. In addition, Abbott repeated its request for an exclusive negotiation period.

On November 19, 2003, our board of directors held a special meeting that was attended by representatives of Piper Jaffray and Davis Polk. Our management reviewed the status of discussions with Abbott, Company A and Company B, its process for identifying potential acquirors of the Company and its assessment of the most likely potential acquirors. The board of directors determined that management should continue discussions with Abbott and Company B. Following the board of directors meeting we communicated to Abbott that we would be willing to continue discussions but that they would not be on an exclusive basis.

On November 21, 2003, our management gave representatives of Company B a detailed presentation on our operating plans and strategy, product development efforts and plans and financial position. At the conclusion of the presentation, representatives of Company B indicated that Company B would not be able to pursue an acquisition due to an existing business relationship with another party.

Following the presentation to representatives of Company B through mid-December 2003, Piper Jaffray sought clarification from senior management of Company B regarding its previously expressed interest in pursuing an acquisition of our Company. During this period Piper Jaffray indicated that if Company B was interested in further discussions it would need to act quickly and would need to indicate in writing its willingness to pursue an acquisition at a specified price significantly in excess of the then-prevailing market price for our stock.

From December 2 through December 5, 2003, representatives of Abbott, Morgan Stanley & Co. Incorporated, Abbott’s financial advisors, and Skadden, Arps, Slate, Meagher and Flom LLP, Abbott’s legal advisors, conducted documentary due diligence and met in due diligence sessions with our management team and representatives of Piper Jaffray and Davis Polk at Davis Polk’s offices in Menlo Park, California. During the same period, representatives from Abbott also conducted due diligence at our offices in Alameda, California. On December 6 and 7, 2003, representatives of Mayer, Brown, Rowe & Maw LLP, additional legal advisors to Abbott, conducted further documentary due diligence of our intellectual property at Davis Polk’s offices in Menlo Park. During the period thereafter and leading up to the January 12, 2004 signing of the merger agreement, Abbott continued its due diligence review of us.

On December 4, 2003, our board of directors held a regular meeting that was attended by representatives of Piper Jaffray and Davis Polk. Our Chief Executive Officer updated the board of directors on the status of discussions with Abbott and Company B. The board of directors determined that management should continue discussions with both Abbott and Company B.

On December 15, 2003, we received from Company B a written, non-binding expression of interest in acquiring our Company at a price of $20.00 to $24.00.

On December 16, 2003, Piper Jaffray informed senior management of Company B that its price range of $20.00 to $24.00 was not sufficient.

On December 19, 2003, we received from Company B a written, non-binding expression of interest in acquiring our Company at a price of $20.00 to $28.00 per share, subject to due diligence and the ability to negotiate a satisfactory agreement with us. Piper Jaffray indicated to Company B that we would be willing to continue discussions, but that Company B would need to proceed very quickly.

On December 24, 2003, Skadden delivered a draft of the merger agreement to us and our representatives.

On December 29 and for a brief period on the morning of December 30, 2003, representatives of Company B and its financial and legal advisors conducted documentary due diligence and met in due diligence sessions with our management team and representatives of Piper Jaffray and Davis Polk at Davis Polk’s offices in Menlo Park. In addition, on December 29, 2003, representatives from Company B also conducted due diligence at our offices in Alameda, California. Late in the morning of December 30, 2003, Company B’s representatives ceased their due diligence and left Davis Polk’s offices. Following their departure, from December 30, 2003 through January 2, 2004, we and our financial advisors engaged in discussions and exchanged correspondence with Company B and its financial advisors regarding opportunities for Company B to conduct additional due diligence. During this period, Company B indicated to us that it wished to conduct additional due diligence, and we and our financial advisors repeatedly emphasized to Company B that it needed to proceed very quickly. However, we received no subsequent requests for additional due diligence information from Company B until January 9, 2004.

On December 30, 2003, Davis Polk delivered a revised draft of the merger agreement to Skadden.

On January 3, 2004, Skadden delivered a revised draft of the merger agreement to Davis Polk.

On January 5, 2004, our board of directors held a special meeting that was attended by representatives of Piper Jaffray and Davis Polk. Our Chief Executive Officer updated our board of directors on the status of negotiations with Abbott and Company B. A representative of Davis Polk summarized the terms of the proposed transaction and merger agreement with Abbott and discussed key business issues remaining to be resolved in the negotiations between Abbott and the Company. Our board of directors authorized management and our advisors to continue negotiations with Abbott.

On January 5, representatives of Company B indicated to Piper Jaffray that they would be sending a supplemental due diligence request list on approximately January 9. Piper Jaffray reiterated to Company B that it needed to proceed very quickly.

During the period beginning on January 5, 2004 and concluding early in the morning of January 12, 2004, we, Abbott and our respective representatives negotiated the terms of the merger agreement and stockholder agreement. During the same period, our management met telephonically with representatives of Abbott to discuss the communications plan for announcement of the transaction and integration issues.

On January 6, 2004, our Chief Executive Officer, Mr. Lortz, discussed the price range of the proposed transaction with Richard Gonzalez, the President and Chief Operating Officer of Abbott’s Medical Products Group. Messrs. Lortz and Gonzalez agreed to continue these discussions later in that week.

On January 8, 2004, our Chief Executive Officer met with Mr. Gonzalez to continue their discussions regarding outstanding business issues remaining in the merger agreement other than the price to be paid by Abbott.

At the close of business on January 9, 2004, we received a supplemental due diligence request list from Company B.

During the afternoon of January 9, 2004, our and Abbott’s respective financial advisors negotiated the price to be paid in the proposed transaction. Following the close of business on that day, Sean Murphy, Vice President, Global

Licensing/New Business Development at Abbott, informed Piper Jaffray that Abbott's offer would be $27.00 per share in cash.

On January 12, 2004, our board of directors held a special meeting that was attended by representatives of Piper Jaffray and Davis Polk. A representative of Davis Polk updated the board on the status of negotiations with both Abbott and Company B. Davis Polk then summarized the terms of the merger agreement with Abbott and the stockholder agreement, including the resolution of final issues related to each agreement. Davis Polk also provided an overview of the fiduciary duties applicable to the board of directors, both generally and within the specific context of a transaction involving the exchange of the Company’s outstanding equity securities for cash. Representatives of Piper Jaffray then reviewed with our board of directors its financial analyses with respect to the proposed transaction. Following its presentation, Piper Jaffray delivered its written opinion to our board of directors that, as of January 12, 2004, and based upon and subject to the factors and assumptions set forth in its written opinion, the $27.00 per share in cash to be received by the holders of our common stock pursuant to the merger agreement was fair to those holders from a financial point of view. See “The Merger—Fairness Opinion Delivered to the Company’s Board of Directors”. Our board of directors discussed the proposed transaction and posed various questions to our management and the Company’s legal and financial advisors. Based on the prior course of dealing with Company B regarding a possible acquisition, the fact that we had not received a formal offer from Company B and the fact that Company B would require additional time for due diligence and the drafting and negotiation of acceptable agreements that had already been accomplished by Abbott, our board of directors determined that it was in the best interests of our stockholders to pursue a potential acquisition transaction with Abbott rather than with Company B. In its deliberations, our board of directors also specifically weighed, among other things, the benefits of the proposed transaction against the advantages and disadvantages of remaining independent and passing on the opportunity presented by Abbott. After extensive discussion, our board of directors unanimously (1) approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, (2) declared that it is in the best interests of our stockholders that we enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement, (3) resolved to recommend that our stockholders approve and adopt the merger agreement and the merger, (4) approved the transactions contemplated by the stockholder agreement, (5) approved an amendment to our Rights Agreement dated March 7, 2003 with ComputerShare Investor Services rendering it inapplicable to the merger agreement, the stockholder agreement, the merger and the other transactions contemplated by the merger agreement and the stockholder agreement, (6) approved the merger agreement and the agreements and transactions contemplated by the merger agreement and the stockholder agreement for purposes of Section 203 of the Delaware General Corporation Law and (7) authorized execution of the merger agreement.

After the close of trading on January 12, 2004, the parties executed the merger agreement.

Prior to the commencement of trading on January 13, 2004, we issued a joint press release with Abbott announcing the execution of the merger agreement.

On January 13, 2004, we sent a letter to Company B advising it that, pursuant to our obligations under the merger agreement with Abbott, we were immediately ceasing and terminating all discussions and negotiations regarding a potential transaction and that we would not be responding to its supplemental due diligence request list of January 9, 2004. Pursuant and subject to the terms of our mutual non-disclosure agreement with Company B, we also requested that Company B return or destroy all copies of our proprietary information in its or its representatives’ possession.

Reasons for the Merger

     The Company’s board of directors consulted with senior management and the Company’s financial and legal advisors and considered a number of factors, including those set forth below, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, and to recommend that the Company’s stockholders vote “FOR” approval and adoption of the merger agreement and the merger.

  Merger Consideration. The Company’s board of directors considered the $27.00 per share cash consideration that the stockholders will receive if the merger is consummated and the likelihood that it will deliver greater value to the stockholders than might be expected if the Company remained independent. The board also considered that the $27.00 per share price was higher than any price at which the

Company’s common stock has ever traded and represents a 33.0% premium to the closing price of $20.30 on January 12, 2003, the last trading day prior to the public announcement of the execution of the merger agreement.

  Review of Prospects in Remaining Independent. The Company’s board of directors considered the Company’s financial condition, results of operations and business and earnings prospects if it were to remain independent in light of the relevant factors, including consolidation and other developments occurring in the glucose self-monitoring systems industry, and also considered the potential availability of alternative transactions.

  Fairness Opinion. The Company’s board of directors considered the financial presentations made by Piper Jaffray on January 12, 2004 and the written opinion of Piper Jaffray delivered to the board of directors as of the same date, to the effect that, as of that date and subject to the matters and assumptions stated in the opinion, the merger consideration to be received by the Company’s stockholders was fair, from a financial point of view, to such stockholders. The full text of Piper Jaffray’s written opinion is attached to this proxy statement as Annex C.

  Terms of the Merger Agreement. The Company’s board of directors considered the terms of the merger agreement, including the parties’ respective representations, warranties and covenants, the conditions to their respective obligations to complete the merger and the ability of the respective parties to terminate the merger agreement. The board of directors also considered the terms of the stockholder agreement. The board of directors noted that the stockholder agreement and the termination fee provisions of the merger agreement could have the effect of discouraging alternative proposals for a business combination between the Company and a third party, but that such provisions are customary for transactions of this size and type. The board of directors also noted that the merger agreement permits the Company and its board to respond to a bona fide acquisition proposal that the board determines is a superior proposal, subject to certain restrictions imposed by the merger agreement and the requirement that the Company pay Abbott a $44,500,000 termination fee in the event that the Company terminates the merger agreement to enter into an alternative acquisition with respect to such superior proposal.

  Likelihood of Closing. The board of directors considered the limited nature of the closing conditions included in the merger agreement, including the likelihood that the merger would be approved by requisite regulatory authorities and that the merger agreement would be approved and adopted by the Company’s stockholders.

  Employee Compensation and Benefits. The board considered that certain directors and officers of the Company may receive certain benefits different from, and in addition to, those of other stockholders as described under “—Interests of the Company’s Directors and Executive Officers in the Merger”.

  Taxability; No Participation in Future Growth. The board of directors also considered that the merger will be a taxable transaction to the Company’s stockholders and that because the Company’s stockholders are receiving cash for their stock, they will not participate in the future growth of either the Company or Abbott.

     The foregoing discussion of the information and factors considered by the Company’s board of directors, while not exhaustive, includes the material factors considered by the board of directors, and contains both factors that support the merger and factors that may weigh against it. In view of the variety of factors considered in connection with its evaluation of the merger, the Company’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to particular factors. In addition, our board of directors did not make any specific determination of whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual directors may have had different views on the favorability of particular factors.

Recommendation of the Company’s Board of Directors

     After careful consideration, the Company’s board of directors, by the unanimous vote of the directors, has determined that the merger agreement is advisable, has approved and adopted the merger agreement and recommends that the Company’s stockholders vote “FOR” approval and adoption of the merger agreement and the merger.

Interests of the Company’s Directors and Executive Officers in the Merger

Stock Options

     Under the terms of the merger agreement and our stock option agreements with our directors, officers, employees and consultants, all of the stock options granted to such individuals will be canceled immediately prior to the effective time of the merger. The merger agreement provides that in consideration for such cancellation Abbott will make a cash payment to the holder of each such option, regardless of whether such option is vested or unvested, equal to the product of (i) the total number of shares that are subject to such option immediately prior to the effective time of the merger and (ii) the excess of $27.00 per share over the exercise price per share subject to such option, subject to any required withholding of taxes.

     Because all of the Company’s outstanding options are “in the money”, meaning that they have exercise prices below $27.00 per share, all holders of our options immediately prior to the effective time of the merger will be entitled to receive such cash payments. This includes our executive officers and our non-employee directors, each of whom holds outstanding options. The following table summarizes the vested and unvested options held by our executive officers and directors as of January 20, 2004 (including options granted in January 2004 in connection with the Company’s 2003 bonus plan), and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options:

	No. of Shares	Weighted Average
	Underlying Vested	Exercise Price of
	and Unvested	Vested and Unvested	Resulting
	Options	Options	Consideration

W. Mark Lortz	1,153,019	$10.13	$19,451,431
Charles T. Liamos	332,521	$13.35	$4,538,912
Arthur A. Autorino	255,403	$16.61	$2,653,637
Robert D. Brownell	191,940	$12.26	$2,829,196
Eve A. Conner, Ph.D.	125,020	$13.98	$1,627,760
Timothy T. Goodnow, Ph.D.	255,190	$8.85	$4,631,699
James Hey	150,000	$20.20	$1,020,000
Shawna Gvazdauskas	260,515	$16.24	$2,803,141
Lawrence W. Huffman	228,158	$9.53	$3,985,920
Holly D. Kulp	119,860	$13.22	$1,651,671
Nelson O. Lam	169,480	$14.09	$2,187,987
Carl Silverman	150,000	$20.20	$1,020,000
Mark C. Tatro	219,603	$14.83	$2,672,569
Jerry Tu	150,000	$13.97	$1,954,500
Nan T. Watanabe	267,030	$18.62	$2,237,711
Bradford A. Bowlus	30,000	$11.50	$465,000
Ross A. Jaffe, M.D.	40,000	$7.54	$778,400
Jonathan T. Lord, M.D.	30,000	$9.05	$538,500
Robert R. Momsen	40,000	$7.54	$778,400
Richard P. Thompson	40,000	$7.54	$778,400

Rod F. Dammeyer	35,000	$19.51	$262,150

Change of Control Severance Agreements

     The Company has change of control severance agreements with each of its executive officers that contain provisions that will be triggered by the merger and that were amended in July 2003. Abbott will assume the obligations of the Company under these agreements if the merger is completed.

     W. Mark Lortz, our Chairman, President and Chief Executive Officer, is entitled to the following severance benefits under his change of control severance agreement:

  in the event of an involuntary termination between the signing of the merger agreement and the date 12 months after the effective date of the merger, a lump sum severance payment of 200% of Mr. Lortz’s then-current base salary and a lump sum payment equal to the cost of 24 months’ health care coverage after payment of any applicable taxes;

  in the event of a termination without cause at any time other than the period between the signing of the merger agreement and the date 12 months after the effective date of the merger, a lump sum severance payment of 150% of Mr. Lortz’s then-current annual base salary and a lump sum payment equal to the cost of 18 months’ health care coverage after payment of any applicable taxes; and

  in the event that any compensation to Mr. Lortz is deemed to be an excess “parachute payment” and is therefore subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, which we refer to as the Code, a lump sum “gross-up” payment in an amount such that Mr. Lortz’s after-tax compensation is equal to what it would have been had no such excise tax been imposed.

     Under both Mr. Lortz’s change of control severance agreement and those of our other executive officers, “involuntary termination” means (i) without the employee’s written consent, a significant reduction of the employee’s duties, position or responsibilities relative to the employee’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the employee from such position, duties and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains as such following a change of control but is not made the Chief Financial Officer of the acquiring corporation) shall not constitute an “involuntary termination”, (ii) without the employee’s written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the employee immediately prior to such reduction, (iii) without the employee’s express written consent, a reduction by the Company of the employee’s base salary as in effect immediately prior to such reduction, (iv) without the employee’s express written consent, a material reduction by the Company in the kind or level of employee benefits (including cash and stock bonus plans) to which the employee is entitled immediately prior to such reduction with the result that the employee’s overall benefits package is significantly reduced, (v) without the employee’s express written consent, the relocation of the employee to a facility or a location that increases the employee’s one-way commute from the employee’s residence at the time of the change of control by more than 30 miles, (vi) any purported termination of the employee by the Company that is not effected for cause, or (vii) the failure of the Company to obtain the assumption of the employee’s change of control severance agreement by any successors.

     Mr. Lortz’s change of control severance agreement and those of our other executive officers also provide that “cause” means (i) any act of personal dishonesty taken by the employee in connection with his responsibilities as an employee that is intended to result in substantial personal enrichment of the employee, (ii) the employee’s conviction of a felony that the Company’s board of directors reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the employee that constitutes misconduct and is injurious to the Company, or (iv) continued willful violations by the employee of the employee’s obligations to the Company after there has been delivered to the employee a written demand for performance from the Company that describes the basis for the Company’s belief that the employee has not substantially performed his duties.

     Charles T. Liamos, our Chief Operating Officer and Chief Financial Officer, is entitled to the following severance benefits under his change of control severance agreement:

  in the event of an involuntary termination between the signing of the merger agreement and the date 12 months after the effective date of the merger, a lump sum severance payment of 150% of Mr. Liamos’ then-current base salary and a lump sum payment equal to the cost of 18 months’ health care coverage after payment of any applicable taxes;

  in the event of a termination without cause at any time other than the period between the signing of the merger agreement and the date 12 months after the effective date of the merger, a lump sum severance payment of 100% of Mr. Liamos’ then-current annual base salary and a lump sum payment equal to the cost of 12 months’ health care coverage after payment of any applicable taxes; and

  in the event that any compensation to Mr. Liamos is deemed to be an excess “parachute payment” and is therefore subject to the excise tax imposed by Section 4999 of the Code, a lump sum “gross-up” payment in an amount such that Mr. Liamos’ after-tax compensation is equal to what it would have been had no such excise tax been imposed.

     The Company’s 13 vice presidents, a number of whom are executive officers, are each entitled to the following severance benefits under their respective change of control severance agreements:

  in the event of an involuntary termination between the signing of the merger agreement and the date 12 months after the effective date of the merger, a lump sum severance payment of 100% of such employee’s then-current base salary and a lump sum payment equal to the cost of 12 months’ health care coverage after payment of any applicable taxes; and

  in the event that any compensation to such employee is deemed to be an excess “parachute payment” and is therefore subject to the excise tax imposed by Section 4999 of the Code, the Company must either pay such compensation in full or reduce it to an amount at which none of it would be subject to such excise tax, whichever results in greater after-tax compensation to the employee.

     Each of the Company’s change of control severance agreements, including those of Mr. Lortz and Mr. Liamos, also provides for varying degrees of accelerated vesting of unvested options under certain circumstances following a change of control. However, because the merger agreement provides that all vested and unvested stock options will effectively be accelerated and “cashed out” in connection with the merger, these provisions of the Company’s change of control severance agreements will be of no effect if the merger is completed.

Indemnification and Insurance

     The merger agreement provides that all rights to indemnification for acts or omissions prior to the effective time of the merger existing in favor of our directors or officers as provided in our organizational documents and as of the date of the merger agreement will be assumed by the surviving corporation in the merger, and will continue in full force and effect in accordance with their terms for a period of six years after the effective time of the merger. The merger agreement further provides that, for six years after the effective time of the merger, Abbott or the surviving corporation will maintain our current directors’ and officers’ liability insurance or substitute policies of substantially similar coverage and amounts. In the event that our current directors’ and officers’ liability insurance is cancelled during this six-year period, Abbott or the surviving corporation must use all commercially reasonable efforts to obtain substantially similar insurance. Abbott’s obligation to provide this insurance coverage is subject to its not being required to pay an annual premium in excess of 250% of the last annual premium paid by us prior to the date of the merger agreement. If Abbott cannot maintain the existing or equivalent insurance coverage without exceeding this 250% cap, Abbott is required to maintain as much insurance coverage as can be obtained by paying an annual premium equal to 250% of the cap.

Fairness Opinion Delivered to the Company’s Board of Directors

      Our board of directors retained Piper Jaffray to act as our financial advisor in connection with the proposed merger. In connection with this engagement, our board of directors requested that Piper Jaffray evaluate the fairness, from a financial point of view, to our stockholders of the consideration to be received by these stockholders in connection with the merger. On January 12, 2004, our board of directors met to review the proposed merger. During this meeting, Piper Jaffray reviewed with our board of directors certain financial analyses that are summarized below. Also at this meeting, Piper Jaffray delivered a written fairness opinion to our board of directors to the effect that, as of January 12, 2004, and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the $27.00 cash per share of TheraSense common stock merger consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to our stockholders.

      The full text of the Piper Jaffray written opinion dated January 12, 2004, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated in its entirety herein by reference. You are urged to, and should, carefully read the Piper Jaffray opinion in its entirety. The Piper Jaffray opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received by holders of TheraSense common stock pursuant to the merger agreement. The Piper Jaffray opinion was directed solely to our board of directors and was not intended to be, and does not constitute, a recommendation to any TheraSense stockholder as to how any stockholder should vote or act on any matter relating to the proposed merger.

In arriving at its opinion, Piper Jaffray, among other things:

  reviewed the financial terms of a draft of the merger agreement dated January 9, 2004;

  reviewed and analyzed certain publicly available business and financial information relating to TheraSense;

  reviewed and analyzed certain other financial information relating to TheraSense prepared by the Company’s management, including projected financial data for the fiscal years ending December 31, 2004 through 2008, which was consistent with the projected financial data provided by the Company to Abbott;

  visited the TheraSense corporate headquarters in Alameda, California and met with members of TheraSense’s management to discuss the financial condition, current operating results and business outlook for TheraSense and the background and rationale of the proposed merger;

  participated in discussions with members of TheraSense’s legal counsel and independent auditor;

  participated in discussions with members of Abbott’s senior management, as well as representatives of Abbott’s financial advisor;

  reviewed and analyzed certain publicly available business and financial information relating to Abbott;

  attended joint due diligence sessions between TheraSense and Abbott;

  considered the historical stock prices and trading activity of TheraSense’s common stock;

  considered publicly available financial and stock market data of selected publicly held companies;

  considered, to the extent publicly available, the financial terms of certain other recent merger and acquisition transactions; and

  considered other information, financial studies and analyses and investigations and financial, economic and market criteria that Piper Jaffray deemed relevant for the purpose of rendering its opinion.

      Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to it by us or otherwise made available to it, and did not attempt to, or assume the responsibility to, independently verify this information. Piper Jaffray also assumed, in reliance upon the assurances of our management, that the information provided to Piper Jaffray by us was prepared on a reasonable basis in accordance with industry practice and, with respect to financial planning data and other business outlook information, reflected the best currently available estimates and judgments of our management as to our expected future financial performance, and that our management was not aware of any information or facts that would make the information provided to Piper Jaffray incomplete or misleading. Piper Jaffray assumed that we were not a party to any pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the proposed merger or in the ordinary course of business. Piper Jaffray assumed that all necessary regulatory approvals and consents required for the proposed merger would be attained in a manner that would not change the purchase price to be paid for TheraSense in the merger, and that the merger would be completed on substantially the terms set forth in the draft merger agreement dated January 9, 2004, reviewed by Piper Jaffray, without modification or waiver of material terms or conditions. In addition, Piper Jaffray assumed that there were no material changes in our assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to Piper Jaffray.

      Piper Jaffray did not assume responsibility for performing, and did not perform, any appraisals or valuations of specific assets or liabilities of TheraSense and was not furnished with any appraisals or valuations, and made no physical inspection of the property or assets of TheraSense. Piper Jaffray’s opinion was necessarily based on the information available to it, the facts and circumstances known by it on the date of the opinion and the economic, market or other conditions as they existed and were subject to evaluation as of the date of the opinion.

      Piper Jaffray did not undertake any independent analysis of any outstanding, pending or threatened litigation, material claims or other contingent liabilities to which we or any of our affiliates is a party or may be subject. Piper Jaffray also did not undertake any independent analysis of any other governmental investigation or possible unasserted claims to which we or any of our affiliates is a party or may be subject. At the direction of our board of directors, and with its consent, Piper Jaffray’s opinion made no assumption concerning, and therefore did not consider, the potential effects of litigation, claims, investigations, or possible assertions of claims, or the outcomes or damages arising out of any such matters.

     In connection with its engagement, Piper Jaffray was requested to and did solicit indications of interest from, and hold discussions with, selected third parties regarding the possible acquisition of all or part of TheraSense. Piper Jaffray was not requested to opine as to, and the opinion does not address, the basic business decision to proceed with or effect the merger or the structure thereof, or the relative merits of the merger compared to any alternative business strategy or transaction in which TheraSense might engage.

      The following is a summary of the material financial analyses performed by Piper Jaffray in connection with the preparation of its fairness opinion, which was reviewed with our board of directors at a meeting of the board held on January 12, 2004. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, this summary does not purport to be a complete description of the analyses performed by Piper Jaffray or of its presentation to our board of directors on January 12, 2004.

      This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary, and considered as a whole, in order to fully understand the financial analyses presented by Piper Jaffray. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Jaffray or our board of directors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 9, 2004, and is not necessarily indicative of current market conditions.

Summary of Proposal

      Piper Jaffray reviewed the financial terms of the proposed transaction, including the cash consideration per share and the aggregate transaction value. Based on 46.69 million fully diluted shares of TheraSense common stock outstanding as of January 12, 2004, and an offer price per share of $27.00, the transaction has an implied aggregate equity value of $1.26 billion and an aggregate enterprise value of $1.17 billion after subtracting approximately $88 million of net cash and marketable securities of TheraSense as of December 31, 2003. The “enterprise value” is the sum of the fully diluted market value of any common equity and the value of any preferred stock at liquidation value, plus any short-term and long-term debt, minus cash and cash equivalents.

Selected Market and Financial Information Concerning TheraSense

      Piper Jaffray reviewed selected market information concerning TheraSense’s common stock. Among other things, Piper Jaffray noted the following with respect to the trading of TheraSense’s common stock:

Market Price as of January 8, 2004	$20.79
5-day prior close (January 5, 2004)	$20.14
20-day prior close (December 11, 2003)	$17.46
180-day trading average	$13.74
1-year trading average	$11.79
52 week (January 8, 2003 to January 8, 2004)
High (January 8, 2004)	$20.79
Low (January 27, 2003)	$5.75

      Piper Jaffray presented additional daily stock price and volume performance data for TheraSense common stock for the twelve-month period from January 8, 2003, to January 8, 2004, and weekly price and volume performance data for TheraSense common stock for the time period from October 12, 2001, the date that TheraSense’s common stock commenced trading following its initial public offering, to January 8, 2004.

      Piper Jaffray’s analysis concerning TheraSense common stock was based on information concerning TheraSense and its common stock available as of January 8, 2004. Piper Jaffray did not and does not express any opinion as to the actual value of TheraSense common stock on January 8, 2004, or the prices at which TheraSense common stock may trade following the announcement of the transaction or at any time in the future.

Comparable Public Companies Analysis

      Piper Jaffray reviewed selected financial data and ratios for TheraSense’s historical actual results and TheraSense management’s forecast for 2004 and compared them to corresponding historical actual data or consensus Wall Street forecasts, where applicable, for publicly traded companies that are engaged primarily in the medical technology industry and which Piper Jaffray believes are similar to TheraSense’s business. Piper Jaffray selected these companies based on information obtained by searching Securities and Exchange Commission filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

  companies with medical technology Standard Industrial Classification codes;

  companies not in the business of selling capital equipment;

  companies with a market capitalization of between $200 million and $2 billion;

  companies with a 3-year compound annual growth rate greater than 25%;

  companies with expected 2003 revenue growth greater than 20%; and

  companies with revenue greater than $75 million during the last twelve months.

      Based on these criteria, Piper Jaffray identified and analyzed eleven comparable companies: Advanced Neuromodulation Systems, Inc., Align Technologies, Inc., Biosite Diagnostics, Inc., The Cooper Companies, Inc., Cyberonics, Inc., Cytyc Corporation, Integra Lifesciences Holdings Corporation, Inverness Medical Innovations, Inc., Kyphon, Inc., Resmed Inc. and Wilson Greatbatch Technologies, Inc.

The financial data compared as part of this analysis included, among other things:

Comparable Companies Multiples
Merger
	Consideration	Low	Median	Mean	High

Enterprise value as a multiple of LTM revenue	5.5x	2.7x	5.1x	6.1x	10.1x
Enterprise value as a multiple of 2003 revenue	5.5x	2.2x	4.6x	5.6x	9.4x
Enterprise value as a multiple of 2004 revenue	3.9x	1.8x	4.0x	4.5x	7.4x
Price-to-earnings ratio – LTM	NM	19.2x	36.3x	43.0x	76.5x
Price-to-earnings ratio – 2003	NM	18.5x	34.8x	38.5x	73.5x
Price-to-earnings ratio – 2004	41.2x	15.7x	27.5x	40.8x	93.4x

      Piper Jaffray, among other things, compared the enterprise value of each of the comparable companies to their respective aggregate revenue for the last consecutive twelve months, otherwise referred to as “LTM”, as disclosed in publicly available financial statements and to their respective revenues for the calendar years 2003 and 2004 (projected) in order to determine the ratio between enterprise value and revenue for each comparable company. Piper Jaffray also calculated the price-to-earnings ratio for each comparable company for the same periods. Because the Company’s LTM and 2003 earnings were negative, the price-to-earnings ratio of the proposed TheraSense merger consideration is not meaningful and is therefore designated as “NM” in the table above. The implication of this analysis is that the higher the ratio of enterprise value to revenue or price-to-earnings ratio, as applicable, for a given company, the greater the implied value of the company. This analysis showed that, based on the estimates and assumptions used in the analysis, (i) when comparing enterprise value to LTM revenue from publicly available financial statements, the proposed TheraSense merger consideration implied a value that was within the range of values of the comparable companies, (ii) when comparing the enterprise value to revenue for the calendar year 2003, the proposed TheraSense merger consideration implied a value that was within the range of values of the comparable companies, (iii) when comparing the projected enterprise value to revenue for the calendar year 2004, the proposed TheraSense merger consideration implied a value that was within the range of values of the comparable companies and (iv) when comparing the projected price-to-earnings ratio for the calendar year 2004, the proposed TheraSense merger consideration implied a value that was within the range of values of the comparable companies.

Comparable M&A Transactions Analysis

      Piper Jaffray reviewed selected financial data and ratios for TheraSense and TheraSense management’s forecast for 2004 and compared them to corresponding historical actual data or consensus Wall Street forecasts, where applicable, from a group of seventeen selected merger and acquisition transactions with values greater than $500 million that were announced or completed in the last five years, or in the case of diabetes company transactions, after January 1, 1996, involving target companies operating in similar businesses and having Standard Industrial Classification code classifications similar to TheraSense’s business. All of the comparable acquisitions analyzed involved: (i) targets which had aggregate revenues exceeding $100 million for the 12 consecutive months prior to the announcement, (ii) acquiring companies which acquired a controlling interest of the target and (iii) target companies which were not in the business of selling capital equipment products. Based on these criteria, the following transactions were deemed similar to the proposed transaction:

  Synthes-Stratec’s acquisition of Mathys Medical;

  Zimmer Holdings, Inc.’s acquisition of Centerpulse;

  Roche Holdings AG’s acquisition of Disetronic Holdings AG;

  Medtronic, Inc.’s acquisition of Minimed;

  Johnson & Johnson’s acquisition of Inverness Medical Innovations, Inc.’s diabetes business;

  Novartis’s acquisition of Wesley Jessen;

  Medtronic, Inc.’s acquisition of Xomed Surgical Products;

  Kimberly-Clark’s acquisition of Ballard Medical Products;

  Medtronic, Inc.’s acquisition of Arterial Vascular Engineering, Inc.;

  Medtronic, Inc.’s acquisition of Sofamor Danek;

  Guidant’s acquisition of Intermedics, Inc.;

  Stryker Corporation’s acquisition of Howmedica Osteonics;

  Johnson & Johnson’s acquisition of DePuy, Inc.;

  Arterial Vascular Engineering, Inc.’s acquisition of C.R. Bard, Inc.’s coronary catheter business;

  Boston Scientific Corporation’s acquisition of Schneider Worldwide;

  Tyco International Ltd’s acquisition of U. S. Surgical; and

  Abbott Laboratories’ acquisition of MediSense.

     Piper Jaffray calculated the ratio of enterprise value to LTM revenue and enterprise value to projected revenue for the twelve consecutive months following each transaction, or the forward period, as well as equity value to LTM net income and equity value to projected net income for the forward period of the targets in each transaction and compared the results of these calculations with the calculations for the proposed transaction. This analysis indicated the following multiples:

Comparable Transaction Multiples
Merger
	Consideration	Low	Median	Mean	High

Enterprise value as a multiple of LTM revenue	5.5x	2.0x	4.9x	5.4x	10.1x

Equity value as a multiple of LTM net income	NM	18.0x	29.4x	38.3x	95.0x

Enterprise value as a multiple of forward period revenue	3.9x	1.7x	4.0x	4.4x	8.3x

Equity value as a multiple of forward period net income	41.2x	18.3x	24.6x	30.3x	63.0x

      The analysis showed that, based on the estimates and assumptions used in the analysis, (i) the enterprise value implied by the proposed TheraSense merger consideration as a multiple of LTM revenue was within the range of multiples of the comparable transactions, (ii) the enterprise value implied by the proposed TheraSense merger consideration as a multiple of projected calendar year 2004 revenue was within the range of forward period multiples for the comparable transactions and (iii) the equity value implied by the proposed TheraSense merger consideration as a multiple of projected calendar year 2004 net income was within the range of forward period multiples for the comparable transactions.

Premium Analysis

      Piper Jaffray compared the premium of the implied price per share of the merger consideration over the last sale price of the common stock of TheraSense one week and one month prior to January 12, 2004 to similar premiums for 70 comparable medical technology transactions with enterprise values of greater than $100 million since January 1, 1995. Piper Jaffray observed that these premiums were as follows:

Comparable Premium (Discount)
Merger
	Consideration	Low	Median	Mean	High

1-week premium	34.1%	(10.3) %	28.0%	33.9%	91.5%
(January 5, 2004 – $20.14)

4-week premium	54.6%	(9.3) %	39.5%	43.7%	114.1%
(December 11, 2003 – $17.46)

      The analysis showed that the premium of the implied price per share of the proposed TheraSense merger consideration over the last sale price of the common stock of TheraSense as of January 5, 2004 and December 11, 2003 are both within the range of the premiums for the comparable transactions.

Discounted Cash Flow Analysis

      Using a discounted cash flow analysis, Piper Jaffray calculated a range of theoretical per share values for TheraSense based on (1) the net present value of implied annual cash flows of TheraSense’s business and (2) the net present value of a terminal value, which is an estimate of the future value of TheraSense’s business at the end of the calendar year 2008 based upon a multiple of earnings before interest and taxes, or EBIT. Piper Jaffray used internal projected financial planning data prepared by management of TheraSense for the period from calendar year 2004 through calendar year 2008. Piper Jaffray calculated the range of net present values for TheraSense based on a range of discount rates of 30% to 35% (reflecting the uncertainties related to TheraSense’s projections for periods after fiscal 2005) and a range of EBIT multiples for a terminal value of 10.0x to 14.0x applied to the projected fiscal year 2008 EBIT. This analysis yielded a range of estimated equity present values for TheraSense of between $24.22 per share and $36.39 per share.

Miscellaneous

      Although the summary set forth above does not purport to be a complete description of the analyses performed by Piper Jaffray, the material analyses performed by Piper Jaffray in rendering its opinion have been summarized above. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Jaffray opinion. In arriving at its opinion, Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Instead, Piper Jaffray made its determination as to the fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. No company or transaction used in the above analyses as a comparison is directly comparable to TheraSense or the proposed merger.

      The analyses were prepared solely for purposes of Piper Jaffray providing its opinion to our board of directors that the consideration to be paid to our stockholders pursuant to the merger agreement was fair, from a financial point of view, to our stockholders as of January 12, 2004. These analyses do not purport to be appraisals or to reflect the prices at which TheraSense might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In performing its analyses, Piper Jaffray made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. The analyses performed by Piper Jaffray are based upon TheraSense management’s forecasts of future results, which are not necessarily indicative of actual values or actual future results and may be significantly more or less favorable than suggested by these analyses. These analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. Piper Jaffray does not assume responsibility if future results are materially different from those forecasted.

      As described above, Piper Jaffray’s opinion to our board of directors was one of many factors taken into consideration by our board of directors in making its determination to approve the merger agreement. The above summary does not purport to be a complete description of the analyses performed by Piper Jaffray in connection with the opinion and is qualified by reference to the written opinion of Piper Jaffray set forth in Annex C.

      Piper Jaffray is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. Our board of directors selected Piper Jaffray to render its fairness opinion in connection with the proposed merger on the basis of its experience and reputation in valuing securities in connection with mergers and acquisitions. Piper Jaffray currently makes a market in the common stock of TheraSense and Abbott. It has also from time to time provided research coverage and made recommendations on the common stock of TheraSense and Abbott. In addition, Piper Jaffray has performed certain investment banking services for TheraSense and Abbott from time to time, including acting as an underwriter in the October 2001 initial public offering of TheraSense’s common stock, and may provide certain investment banking services to Abbott or TheraSense in the future. Piper Jaffray has received customary fees for these services. Piper Jaffray in the ordinary course of its business may actively trade securities of TheraSense and Abbott Laboratories for its own account or the accounts of its customers and, accordingly, may at any time hold long or short positions in these securities.

      Piper Jaffray was retained by means of an engagement letter dated November 19, 2003 to serve as our financial advisor. Under the terms of this engagement letter, we have agreed to pay Piper Jaffray a $100,000 retainer fee and a $750,000 fee for providing its opinion, each of which is not contingent upon consummation of the proposed merger. We have also agreed to pay Piper Jaffray an additional fee equal to 0.8% of the aggregate value of the proposed transaction in the event that the merger is consummated, against which amount the $100,000 retainer fee and $750,000 opinion fee will be credited. Whether or not the proposed merger is consummated, we have also agreed to reimburse Piper Jaffray for its reasonable out-of-pocket expenses and to indemnify it against certain liabilities relating to or arising out of services performed by Piper Jaffray in rendering its opinion to our board of directors.

Financial Projections

     In connection with Abbott’s due diligence review and during the course of our negotiations with Abbott in connection with the proposed merger, we provided Abbott with our fiscal year 2004 budget, which is consistent with consensus Wall Street forecasts, and with internal projections of our future operating performance. These projections, which we do not ordinarily make available to the public, included the following forecasts of the Company's total revenue, gross profit, operating income, net income, and earnings per share, respectively (in thousands, except per share data): $303,607, $192,470, $45,616, $29,522 and $0.66 for fiscal year 2004; $455,648, $293,352, $60,680, $38,986 and $0.86 for fiscal year 2005; $820,330, $591,692, $179,761, $113,188 and $2.46 for fiscal year 2006; $1,109,456, $827,198, $274,625, $172,686 and $3.71 for fiscal year 2007; and $1,458,953, $1,106,811, $386,201, $241,863 and $5.15 for fiscal year 2008.

     These projections are included in this proxy statement only because we made them available to Abbott, and both we and Abbott wish to make the same information available to our stockholders. The inclusion of the projections should not be interpreted as suggesting that Abbott considered the projections reliable or relied on the projections in evaluating the merger. The projections involve risks and are based upon a variety of assumptions relating to our business, industry performance, general business and economic conditions and other matters and are subject to significant uncertainties and contingencies, many of which are beyond our and Abbott’s control. Projections of this nature are inherently imprecise, and there can be no assurances that they will be realized or that actual results will not differ significantly from those described above. We consider our projections with respect to periods after fiscal year 2005, in particular, to be speculative, especially insofar as they incorporate favorable assumptions regarding our current products and reflect revenues from a product that has not yet been approved for sale by the FDA. The projections should be read together with our financial statements that can be obtained from the Securities and Exchange Commission, as described in “Where You Can Find More Information”.

     The projections were prepared by us for internal use only and were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts. The projections were not intended to be a forecast of financial results and are not guarantees of performance. The projections do not purport to present operations in accordance with generally accepted accounting principles, and our independent auditors have not examined or compiled the projections.

     Our projections are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. There can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. None of us, Abbott, or any of our or their affiliates or representatives has made or makes any representation to any person regarding our ultimate performance compared to the information contained in the projections, and none of them has updated or otherwise revised or intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

Stockholder Agreement

      As a condition to its entering into the merger agreement, Abbott required certain of our stockholders, including certain of our directors and executive officers, to enter into a stockholder agreement under which they have agreed, among other things:

  to vote in favor of approval and adoption of the merger agreement and related matters and against any frustrating transactions;

  to irrevocably grant and to appoint Abbott, merger sub and any individual designated by Abbott their proxy to vote their shares in favor of the approval and adoption of the merger agreement and related matters and against any frustrating transactions;

  not to sell, transfer or otherwise dispose of their shares of the Company’s common stock or enter into any voting agreement with respect to such shares;

  not to and not to permit any representative to in any way solicit, initiate or facilitate any inquiries or efforts relating to any frustrating transaction, provide information with respect to the Company relating to a possible alternative acquisition or enter into any agreement with respect to any proposal for an alternative acquisition or other frustrating transaction; and

  not to take any other action that would in any way restrict, limit or interfere with the performance of the stockholder’s obligations under the stockholder agreement.

The stockholder agreement provides that “frustrating transactions” means (i) any merger agreement or merger (other than the merger agreement among the Company, Abbott and merger sub and the merger contemplated thereby), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, (ii) any alternative acquisition proposal or (iii) any amendment of the Company’s certificate of incorporation or by-laws or other proposal, action or transaction that would in any manner impede, frustrate, prevent or delay the consummation of the merger or the other transactions contemplated by the merger agreement or the stockholder agreement or change in any manner the voting rights of the holders of the Company’s common stock.

The parties to the stockholder agreement include:

  W. Mark Lortz, Charles T. Liamos, Robert D. Brownell, Eve A. Connor, Timothy T. Goodnow and Lawrence W. Huffman, each of whom is an executive officer of the Company;

  Ross A. Jaffe, Robert R. Momsen, Richard P. Thompson and Rod F. Dammeyer, each of whom is a member of our board of directors;

  certain partnerships and trusts associated with the foregoing individuals; and

  certain venture capital funds associated with Messrs. Jaffe and Momsen.

      The stockholder agreement terminates upon the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms. As of the close of business on the record date, the parties to the stockholder agreement held an aggregate of [•]shares of the Company’s common stock, representing approximately [•]% of the votes eligible to be cast at the special meeting. For additional information, see the complete copy of the stockholder agreement attached to this proxy statement as Annex B.

Amendment to the Rights Agreement

     The Company is a party to a Rights Agreement dated March 7, 2003 with ComputerShare Investor Services, which we refer to as the rights agreement. The rights agreement has the effect of making an acquisition of our Company prohibitively expensive for any potential acquiror not approved by our board of directors. As a condition to its entering into the merger agreement, Abbott required us to amend the rights agreement to render it inapplicable to the merger, the merger agreement, the stockholder agreement and other transactions contemplated by the merger agreement and the stockholder agreement. On January 12, 2004, we amended the rights agreement in accordance with the merger agreement.

Material United States Federal Income Tax Consequences

      The following describes the material U.S. federal income tax consequences to holders of the Company’s common stock whose shares are converted to cash in the merger, but does not purport to be a complete analysis of all potential tax considerations for all holders. This summary does not address the consequences of the merger under the tax laws of any state, local, or foreign jurisdiction and does not address tax considerations applicable to holders of stock options or restricted stock. In addition, this summary does not describe all of the tax consequences that may be relevant to particular classes of taxpayers, including persons who are not citizens or residents of the United States, who acquired their shares of the Company’s common stock through the exercise of an employee stock option or otherwise as compensation, who hold their shares as part of a hedge, straddle or conversion transaction, whose shares are not held as a capital asset for tax purposes or who are otherwise subject to special tax treatment under the Code.

      This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Any such change could alter the tax consequences to you as described herein.

      The receipt of cash for the Company’s common stock pursuant to the merger will be a taxable transaction for federal income tax purposes. In general, if you receive cash in exchange for your shares of the Company’s common stock pursuant to the merger, you will recognize capital gain or loss equal to the difference between the cash received and your adjusted tax basis in the shares surrendered. Such gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of the consummation of the merger.

      You may be subject to backup withholding tax at a 28% rate on the receipt of cash pursuant to the merger. In general, backup withholding will only apply if you fail to furnish a correct taxpayer identification number, or otherwise fail to comply with applicable backup withholding rules and certification requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against your U.S. federal income tax liability provided you furnish the required information to the Internal Revenue Service.

THE FOREGOING TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE EFFECT OF APPLICABLE STATE, LOCAL, AND OTHER TAX LAWS.

Required Regulatory Approvals and Other Matters

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”) and the rules promulgated thereunder, Abbott and the Company cannot complete the merger until they notify and furnish information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and specified waiting period requirements are satisfied. Abbott and the Company filed notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division on January 23, 2004, and the waiting period is currently scheduled to expire on February 23, unless otherwise terminated or extended by the antitrust agencies.

     In addition to filings and the expiration or termination of the waiting period under the HSR Act, Abbott and the Company also cannot complete the merger until all applicable waiting periods, and any extensions thereof, have expired or terminated under the pre-merger notification requirements in Germany and Ireland or, to the extent applicable, any necessary approvals under such notification requirements have been obtained. Abbott and the Company filed notification and report forms in Germany and Ireland on [•], 2004, and the waiting periods for those notifications are currently scheduled to expire on [•] and [•], respectively, unless otherwise terminated or extended.

     While the Company has no reason to believe it will not be possible to obtain these regulatory approvals in a timely manner and without the imposition of burdensome conditions, there is no certainty that these approvals will be obtained within the period of time contemplated by the merger agreement or on conditions that would not be detrimental to the combined company or at all. For example, at any time before or after completion of the merger, the Federal Trade Commission or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Abbott or the Company. Private parties may also bring actions under the antitrust laws under certain circumstances.

     Under the merger agreement, both we and Abbott have each agreed to use commercially reasonable efforts to take all actions to obtain all necessary regulatory and governmental approvals necessary to complete the merger. However, we may not commit to any divestitures, licenses, hold separate arrangements or similar matters without Abbott's prior written consent, and Abbott is not required to agree to any divestitures, licenses, hold separate arrangements or similar matters, either with respect to itself or with respect to the Company.

THE MERGER AGREEMENT

     The following is a summary of the material terms of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated by reference in this section of the proxy statement. We urge you to read carefully the full text of the merger agreement.

General

     The merger agreement provides that, following its approval and adoption by our stockholders and the satisfaction or waiver of the other conditions to the merger, merger sub will be merged with and into TheraSense, and the surviving corporation will be a wholly-owned subsidiary of Abbott. The effective time of the merger will occur following the satisfaction or waiver of these conditions upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such other time as we and Abbott may agree should be specified in the certificate of merger.

     The merger agreement also provides that the directors of merger sub immediately prior to the effective time will be the directors of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. Our officers immediately prior to the effective time will be the officers of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Consideration to be Received by Our Stockholders

     At the effective time of the merger, each issued and outstanding share of our common stock will be converted into the right to receive $27.00 in cash, without interest, except for shares held by us, Abbott or any of our respective subsidiaries or shares held by stockholders properly exercising dissenters’ rights. As a result, after the merger is completed, our stockholders of record will have only the right to receive this consideration, and will no longer have any rights as our stockholders, including voting or other rights with respect to the shares. Shares of common stock held as treasury stock or owned by TheraSense, Abbott or their respective subsidiaries will be cancelled at the effective time of the merger.

     Dissenting shares for which a stockholder has properly exercised dissenters’ rights will not be converted into a right to receive the merger consideration, but will instead entitle their holders to receive such consideration as shall be determined pursuant to the Delaware General Corporation Law. However, if after the effective time a holder of dissenting shares fails to perfect or withdraws or loses its right to appraisal, such shares will be treated as if they had converted as of the effective time into a right to receive the merger consideration, without interest, and will no longer be dissenting shares.

Exchange of Certificates

     Prior to the effective time, Abbott will select a paying agent reasonably acceptable to TheraSense for the payment of the merger consideration upon surrender of certificates representing our common stock. As soon as reasonably practicable after the effective time, the paying agent will mail to each former holder of record of our common stock a letter of transmittal and instructions on how to exchange stock certificates for payment of the merger consideration. Upon surrender of a certificate to the paying agent for cancellation, together with the letter of transmittal and such other documents as may reasonably be required by the paying agent, the holder of such certificate will be entitled to receive the merger consideration for each share of our common stock represented by such certificate, and the certificate will be cancelled. The paying agent, the surviving corporation and Abbott are entitled to deduct and withhold any applicable taxes from the merger consideration that would otherwise be payable.

     If payment of the merger consideration is to be made to a person other than the person in whose name a surrendered certificate is registered, the certificate surrendered must be properly endorsed or otherwise in proper form for transfer and the person requesting such payment must have paid any transfer and other taxes required by reason of the payment of the merger consideration to a person other than the registered holder of the certificate surrendered, or must establish to the satisfaction of the surviving corporation that such tax either has been paid or is not required to be paid.

     If your TheraSense stock certificates have been lost, stolen or destroyed, upon the making of an affidavit of that fact and, if required by the surviving corporation, posting a bond in such reasonable amount as indemnity against any claim with respect to your certificates, the paying agent will issue merger consideration in exchange for your lost, stolen or destroyed certificates.

Representations and Warranties

     The merger agreement contains various representations and warranties with respect to us. The representations and warranties are subject, in some cases, to specified exceptions and qualifications. All of the representations and warranties will expire at the effective time of the merger. These representations and warranties relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing and corporate power to operate their businesses;

•	our capitalization, including in particular the number of shares of our common stock and stock options outstanding;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the unanimous approval by our board of directors of the merger agreement, the merger, the transactions under the stockholder agreement and related matters;

•	the absence of any violation of or conflict with our organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	required consents and approvals of governmental entities as a result of the merger;

•	the timely filing of appropriate documents with the Securities and Exchange Commission, the accuracy of the financial statements and other information contained in such documents and the absence of undisclosed liabilities;

•	the accuracy and completeness of information supplied by us in this proxy statement;

•	the absence of certain changes or events since September 30, 2003, including:

	–	any conduct of our business not in the ordinary and usual course of business consistent with past practice;

	–	any company material adverse effect;

	–	any action that, if taken after the date of the merger agreement, would constitute a breach of certain covenants in the merger agreement; and

	–	any capital expenditure or expenditures in excess of specified amounts;

•	the absence of litigation or outstanding court orders against us;

•	the significant contractual agreements to which we are a party;

•	our compliance with applicable laws, court orders and governmental permits;

•	employment and labor matters affecting us, including matters relating to the Employee Retirement Income Security Act and our employee benefit plans;

  tax and environmental matters with respect to us;

  real property leased by us;

  our intellectual property;

  the required vote of our stockholders in connection with the approval and adoption of the merger agreement and the merger;

  the applicability of certain state anti-takeover statutes to the merger agreement, the merger and the stockholder agreement;

  the amendment of our rights agreement to render it inapplicable to the merger agreement, the stockholder agreement and the merger and any other transactions contemplated by such agreements;

  our tangible assets;

  the absence of undisclosed broker’s fees;

  our receipt of Piper Jaffray’s fairness opinion;

  our compliance with regulatory requirements and approvals that apply to our products;

  our insurance policies; and

  the absence of certain transactions with our affiliates.

     The merger agreement also contains representations and warranties by Abbott and merger sub relating to, among other things:

  their proper organization, good standing and corporate power to operate their businesses;

  their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

  the absence of any violation of or conflict with their organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

  required consents and approvals of governmental entities as a result of the merger;

  the accuracy and completeness of information they have supplied for inclusion in this proxy statement;

  the absence of undisclosed broker’s fees;

  the operations of merger sub; and

  the sufficiency of available funds to pay the merger consideration and to consummate the other transactions contemplated by the merger agreement.

Covenants Relating to the Conduct of Our Business

     Under the merger agreement, we have agreed that, subject to certain exceptions, between January 12, 2004 and the completion of the merger we and our subsidiaries will conduct our business in all material respects in the usual, regular and ordinary course consistent with past practice. We have also agreed that during the same time period, and again subject to certain exceptions, we and our subsidiaries will not:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary to its parent;

•	split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock;
•	purchase, redeem or otherwise acquire any shares of our capital stock or of our subsidiaries’ capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than the merger);
•	issue, deliver, sell, grant or encumber:
	–	any shares of our or our subsidiaries’ capital stock;
	–	any voting debt or other voting securities;
	–	any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities; or
	–	any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;
•	amend our certificate of incorporation, by-laws or other comparable charter or organizational documents;
•	acquire or agree to acquire any business or a substantial portion of its assets;
•	sell, lease, sublease, license, mortgage, sell and leaseback or otherwise encumber or permit to be subject to any lien or otherwise dispose of any of our or our subsidiaries’ properties or assets;
•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any of our or our subsidiaries’ debt securities, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

•	make any loans, advances or capital contributions to, or investments in, any other person;
•	make or agree to make any new capital expenditures in excess of specified amounts;
•	discharge, settle, assign or satisfy any claims in excess of $200,000 individually or $1,000,000 in the aggregate, or cancel any material indebtedness;
•	modify, amend or terminate any significant contractual agreements or agreements relating to material intellectual property rights to which we or any of our subsidiaries is a party or waive, release or assign any material rights or claims thereunder;

•	enter into any new, or extend any of our existing, significant contractual agreements;
•	enter into or extend any contracts, agreements, arrangements or understandings relating to the distribution, right to sell, license or co-promotion by or with third parties of our products;

•	transfer, assign, terminate, cancel, abandon or modify certain regulatory approvals of our products or fail to maintain any such approvals as currently in effect;

•	fail to use all commercially reasonable efforts to maintain all of our insurance policies or to prevent the lapse of any such policies;

•	except as required to comply with applicable law:

–	grant to any officer, director or employee any increase in compensation, fringe benefits or other terms or conditions of employment, other than in connection with periodic increases to employee compensation and promotions conducted in the ordinary course of business and consistent with past practice;

	–	grant to any present or former employee, officer, director, agent or consultant any increase in severance or termination pay;

–	enter into or amend any employment, consulting, indemnification, change-in-control, severance or existing termination agreement with any present or former employee, officer, director, agent or consultant;

–	establish, adopt, enter into or amend any benefit or compensation plan, program, arrangement or agreement, except as may be necessary to maintain appropriate qualification under the Code or other applicable law;

	–	take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary and usual course of business, under any benefit or compensation plan;

–	loan or advance money or other property in violation of the Sarbanes-Oxley Act of 2002 or in excess of $10,000 to any of our present or former employees, officers or directors or make any change in any existing borrowing or lending arrangements on or on behalf of any such persons;

–	grant any new, or amend any existing, stock option or enter into any agreement under which any stock option would be required to be issued, including, but not limited to, a grant, or agreement to grant, any stock option in connection with the settlement or payment of any award granted pursuant to an incentive or bonus plan or arrangement maintained by us or any of our subsidiaries; or

–	make any representation or commitment to, or enter into any formal or informal understanding with, any of our employees or any employees of our subsidiaries with respect to compensation, benefits, or terms of employment to be provided by Abbott, the surviving corporation or any of the surviving corporation’s subsidiaries at or subsequent to the effective time of the merger;

•	terminate any employee who is a party to a change of control severance agreement with us or any of our subsidiaries or terminate any related group of employees;

•	hire any employee at the director level or above or increase our sales force by more than eight employees;

•	waive, amend or otherwise alter our rights agreement, redeem the rights issued pursuant to that agreement or take any action to render Section 203 of the Delaware General Corporation Law inapplicable to any transaction other than the transactions contemplated by the merger agreement and the stockholder agreement;

•	transfer or license any of our material intellectual property rights to any person or allow them to lapse or go abandoned;

•	enter into any license agreement with any person to obtain any material intellectual property rights;

  commence, discharge or settle any proceeding relating to material intellectual property rights;

  accept any returns of our products outside the ordinary course of business consistent with past practice;

  make any change in our accounting methods, principles or practices;

  waive any provision of any confidentiality agreement not entered into in the ordinary course of business (or otherwise entered into with a third party in contemplation of an alternative acquisition) consistent with past practice or any standstill agreement to which we are a party; or

  commit or agree to take any of the foregoing actions.

No Solicitation of Other Offers

     Upon signing the merger agreement we agreed that we, our subsidiaries and representatives would immediately cease and terminate all existing discussions or negotiations with respect to any proposal that constitutes, or may reasonably be expected to lead to, an alternative acquisition proposal and to obtain the return of all information provided to any third party pursuant to a confidentiality agreement or otherwise in connection with such discussions or negotiations. We have also agreed that neither we nor our subsidiaries or representatives will, directly or indirectly:

  solicit, initiate, facilitate, encourage, engage in discussions or negotiate with any person or take any other action intended or designed to facilitate any inquiry or effort of any person relating to any possible alternative acquisition;

  provide information with respect to us or any of our subsidiaries to any person relating to any possible alternative acquisition; or

  enter into any agreement with respect to any proposal for any possible alternative acquisition.

     The merger agreement provides that the term “alternative acquisition” means any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, tender offer, exchange offer, stock acquisition, asset acquisition, statutory share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) assets or businesses that constitute or represent 20% or more of the total revenue or assets of us and our subsidiaries, taken as a whole, (ii) 20% or more of the outstanding shares of our common stock or (iii) 20% or more of the outstanding shares of capital stock of, or other equity or voting interests in, any of our subsidiaries directly or indirectly holding, individually or taken together, the assets or businesses referred to in clause (i) above, in each case other than the transactions contemplated by the merger agreement.

     The merger agreement also provides that, notwithstanding the prohibitions described above, at any time prior to obtaining stockholder approval, our board of directors may, to the extent necessary to inform itself with respect to an unsolicited written bona fide proposal for an alternative acquisition that did not result from a breach of our obligations under the merger agreement and that our board of directors determines in good faith after consultation with outside legal counsel is a superior company proposal (as defined below), after providing Abbott with prior written notice of its decision to take such action:

  furnish information with respect to us and our subsidiaries to the person making such alternative acquisition proposal and its representatives pursuant to a confidentiality agreement with terms no more favorable to the person making the alternative acquisition proposal than those applicable to Abbott under the confidentiality agreement between Abbott and us; and

  participate in discussions with such person and its representatives regarding such alternative acquisition proposal.

     We have further agreed that, except as expressly permitted by the merger agreement, neither our board of directors nor any committee of our board of directors will:

  withdraw or modify, or propose to withdraw or modify, in a manner adverse to Abbott or merger sub, the approval or recommendation by our board of directors or any such committee of the merger agreement or the merger;

  approve, recommend, propose to approve or recommend, or cause or permit us or any of our subsidiaries to enter into any letter of intent, agreement in principle, definitive agreement or similar agreement constituting or relating to, or which is intended to or is reasonably likely to lead to, an alternative acquisition;

  approve or recommend, or propose to approve or recommend, any proposal for an alternative acquisition; or

  agree or resolve to take of the actions set forth above.

     Notwithstanding the foregoing, if at any time prior to our stockholders’ approval and adoption of the merger agreement and the merger our board of directors receives a superior company proposal that did not result from a breach of our obligations under the merger agreement, our board of directors may, during such period, in response to such superior company proposal, withdraw or modify its recommendation of the merger agreement and the merger at any time after the fourth business day following Abbott’s receipt of written notice advising Abbott that the our board of directors has received a superior company proposal and intends to withdraw or modify its recommendation, identifying the person making such superior company proposal and specifying the financial and other material terms and conditions of such superior company proposal. If the price or material terms of such superior company proposal are then amended, we are required to provide Abbott with another such written notice and wait an additional two business days before our board of directors withdraws or modifies its recommendation of the merger agreement and the merger.

     In addition, at any time prior to our stockholders’ approval and adoption of the merger agreement and the merger, our board of directors, to the extent required by its fiduciary obligations under Delaware law, as it determines in good faith after consultation with outside legal counsel, may cause us to terminate the merger agreement and enter into an acquisition agreement with respect to a superior company proposal. However, we may not exercise this right to terminate the merger agreement unless we comply with the provisions described above and pay to Abbott a $44,500,000 termination fee prior to or concurrently with such termination as described in the section entitled “–Termination Fee; Expenses”. We also may not exercise this right to terminate the merger agreement:

  until after the fourth business day following Abbott’s receipt of the written notice described above; and

  unless within the four business day period following the delivery of the notice of superior company proposal (or any additional two business day period resulting from an amendment to the price or material terms of the superior company proposal), Abbott has not proposed adjustments in the terms and conditions of the merger agreement as favorable from a financial point of view to our stockholders as the superior company proposal.

     The merger agreement provides that the term “superior company proposal” means any written bona fide proposal made by a third party to acquire all the equity securities or assets of us and our subsidiaries through a tender or exchange offer, a merger, a consolidation or other similar transaction that is (i) not subject to a financing contingency and (ii) on terms that our board of directors determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation, with only customary qualifications, and independent legal counsel) to be superior for the holders of our common stock, from a financial point of view, to the merger, taking into account (x) all the terms and conditions of such proposal and the merger agreement (including any proposal by Abbott to amend the terms of the merger agreement and the merger) and (y) the likelihood of consummation in light of all financial, regulatory, legal and other aspects of such proposal (including, without limitation, any antitrust or competition law approvals or non-objections), provided, that such a proposal will no longer be deemed a superior company proposal if, prior to any termination of the merger agreement by us pursuant our fiduciary obligations under Delaware law to enter into an acquisition agreement with respect to a superior company proposal, Abbott proposes adjustments in the terms and conditions of the merger agreement and the merger as favorable from a financial point of view to our stockholders as such proposal.

     In addition to the obligations set forth above, the merger agreement provides that we must promptly, and in any event within twenty-four hours:

  advise Abbott in writing of receipt by us or our representatives of any alternative acquisition proposal or any inquiry indicating that any person is considering making or wishes to make an alternative acquisition proposal, identifying such person and the financial and other material terms and conditions of any alternative acquisition proposal or potential alternative acquisition proposal; and

  notify Abbott after receipt of any request for nonpublic information relating to us or any of our subsidiaries or for access to our or any of our subsidiaries’ properties, books or records by any person that may be considering making, or has made, an alternative acquisition proposal, identifying such person and the information requested by such person, and provide Abbott with any nonpublic information that is given to such person.

     The merger agreement also requires us to keep Abbott reasonably informed as to the status and the financial and other material terms and conditions of any such alternative acquisition proposal, indication or request and provide to Abbott as promptly as practicable any applicable written agreement that describes any of the terms or conditions of any alternative acquisition proposal.

     The merger agreement additionally provides that nothing contained within it will prevent our board of directors from complying with Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended, with regard to any alternative acquisition proposal. However, except as provided in the merger agreement, neither our board of directors nor any committee thereof may withdraw or modify, or propose to withdraw or modify, its position with respect to the merger agreement or the merger or adopt, approve or recommend, or propose to adopt, approve or recommend, any alternative acquisition proposal.

Additional Agreements

     In addition to our agreement to conduct our business in accordance with the covenants described above in the section entitled “–Covenants Relating to the Conduct of Our Business”, we and Abbott have agreed to take various other actions in anticipation of the merger, as described below.

Special Meeting; Proxy Statement

     We have agreed to call and hold the special meeting described above and to recommend through our board of directors that our stockholders approve and adopt the merger agreement and the merger at the special meeting. We have further agreed to include such recommendation in this proxy statement and to solicit proxies from our stockholders in favor of approval and adoption of the merger agreement and the merger. We have agreed to include any comments reasonably proposed by Abbott within this proxy statement and to cooperate with Abbott with respect to any necessary amendments or supplements to this proxy statement. Furthermore, we have agreed to promptly notify Abbott of the receipt of any comments or requests for further information with respect to this proxy statement that may be made by the Securities and Exchange Commission.

Access to Information

     We have agreed to afford to Abbott and to Abbott’s subsidiaries and their respective employees, advisors and representatives full and complete access during normal business hours prior to the effective time of the merger or the termination of the merger agreement to our properties, assets, books, contracts, commitments, personnel and representatives and records. During such period, we will make available to Abbott on a prompt basis a copy of each report, schedule, form, registration statement and other document we file or receive pursuant to the requirements of domestic or foreign laws and all other information concerning our business, properties and personnel that Abbott reasonably requests.

Reasonable Efforts

     We, Abbott and merger sub have agreed that each of us will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement and the stockholder agreement, including the following:

  the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings, including filings with governmental entities pursuant to the HSR Act and any pre-merger notification requirements in Austria, Germany, Ireland, Italy and the Czech Republic, and the taking of all reasonable steps as may be necessary to obtain any necessary approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

  the obtaining of all necessary consents, approvals or waivers from third parties;

  the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement, the stockholders agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

  the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

     In using our commercially reasonably efforts to consummate the merger, we may not commit to any divestitures, licenses, hold separate arrangements or similar matters without Abbott's prior written consent, and Abbott is not required to agree to any divestitures, licenses, hold separate arrangements or similar matters, either with respect to itself or with respect to the Company.

Publicity

     Abbott and merger sub, on the one hand, and we, on the other hand, have agreed to consult with each other and mutually agree upon any press release or other public statements with respect to the transactions contemplated by the merger agreement, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case the party proposing to issue such press release will use all reasonable efforts to give as much advance notice to the other party as possible and to consult in good faith with the other party before issuing such press release or making any such public announcement.

Indemnification and Insurance

     The merger agreement provides that all rights to indemnification for acts or omissions prior to the effective time of the merger existing in favor of our directors or officers as provided in our organizational documents and as of the date of the merger agreement will be assumed by the surviving corporation, and will continue in full force and effect in accordance with their terms for a period of six years after the effective time of the merger. The merger agreement further provides that, for six years after the effective time of the merger, Abbott or the surviving corporation will maintain our current directors’ and officers’ liability insurance or substitute policies of substantially similar coverage and amounts. In the event that our current directors’ and officers’ liability insurance is cancelled during this six-year period, Abbott or the surviving corporation must use all commercially reasonable efforts to obtain substantially similar insurance. Abbott’s obligation to provide this insurance coverage is subject to its not being required to pay an annual premium in excess of 250% of the last annual premium paid by us prior to the date of the merger agreement. If Abbott cannot maintain the existing or equivalent insurance coverage without exceeding this 250% cap, Abbott is required to maintain as much insurance coverage as can be obtained by paying an annual premium equal to 250% of the cap.

Employee Benefits Matters

Under the merger agreement, Abbott has agreed to:

  assume our change in control severance agreements as of the effective time of the merger and to perform our obligations under those agreements;

  provide our employees who continue to be employed by Abbott or the surviving corporation following the merger with compensation and benefits substantially comparable in the aggregate to those of similarly situated employees of Abbott, based on Abbott’s evaluation of the nature and scope of each employee’s duties, the principal location where those duties are performed, grade level and performance; and

  provide our employees who continue to be employed by Abbott or the surviving corporation following the merger with full credit for periods of service with us or any of our subsidiaries prior to the effective time for purposes of determining eligibility and vesting under the surviving corporation benefit plans, provided that credit will not be given for purposes of benefit accruals (other than vacation policies) or for eligibility, vesting or benefit accruals under retiree health plans.

In addition, under the merger agreement, we have agreed to:

  cause each unexpired and unexercised stock option under our option plans or otherwise granted by us outside the option plans, whether vested or unvested, to be canceled immediately prior to the effective time, in consideration for which Abbott will make a cash payment to the holder of each such option equal to the product of (i) the total number of shares that are subject to such option immediately prior to the effective time of the merger, whether such option was vested or unvested, and (ii) the excess of $27.00 per share over the exercise price per share subject to such option, subject to any required withholding of taxes; and

  terminate our employee stock purchase program, or ESPP, as of or prior to the effective time of the merger, to prohibit any participant in our ESPP from increasing his or her payroll deduction rate prior to the effective time of the merger and not to commence any new ESPP purchase periods or offering periods following the date of the merger agreement.

Stockholder Litigation

     We have agreed to give Abbott the opportunity to participate in the defense or settlement of any stockholder litigation against us and/or our directors relating to the transactions contemplated by the merger agreement and the stockholder agreement, and not to agree to settle any such litigation without Abbott’s prior written consent.

Conditions to the Merger

     Our and Abbott’s respective obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

  approval and adoption of the merger agreement and the merger by our stockholders in accordance with Delaware law;

  the expiration or termination of the waiting period under the HSR Act and all applicable waiting periods under per-merger notification requirements in Germany and Ireland; and

  the absence of any applicable law, court order, injunction or other legal restraint prohibiting the merger.

     Abbott and merger sub are not obligated to complete the merger unless a number of additional conditions are satisfied or waived, including:

  the Company’s representations and warranties must be true and correct (disregarding any qualifications as to materiality or any company material adverse effect), in each case as of the date of the merger agreement and as of the closing date of the merger (except to the extent that any representations and warranties relate to an earlier date, in which case as of that earlier date), with only such exceptions as would not individually or in the aggregate have a company material adverse effect;

  the Company must have performed in all material respects all of its obligations under the merger agreement;

  the Company must have delivered to Abbott a certificate dated as of the closing date of the merger and signed by its Chief Executive Officer certifying that the conditions in the two preceding sentences have been satisfied;

  there must not be pending any litigation by any governmental entity (i) seeking to restrain or prohibit the consummation of the merger or seeking to obtain from us, Abbott or the merger sub any damages that are material in relation to us and our subsidiaries, taken as a whole, (ii) seeking to prohibit or impose any limitations on Abbott’s or merger sub’s ownership or operation (or that of any of their respective subsidiaries or affiliates) of any portion of their or our businesses or assets, or to compel any such person to dispose of or hold separate any portion of the business or assets of us or Abbott and their respective subsidiaries, (iii) seeking to impose limitations on the ability of Abbott or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of our common stock, (iv) seeking to prohibit Abbott or any of its affiliates from effectively controlling the business or operations of us and our subsidiaries or (v) that otherwise is reasonably likely to have a company material adverse effect; and no court, arbitrator or governmental entity shall have issued any order, and there shall not be any applicable law, that is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses; and

  the absence of any company material adverse effect that has not been cured to Abbott’s reasonable satisfaction.

     TheraSense is not obligated to effect the merger unless the following conditions have been satisfied or waived:

  Abbott’s representations and warranties must be true and correct (disregarding any qualifications as to materiality), in each case as of the date of the merger agreement and as of the closing date of the merger (except to the extent that any representations and warranties relate to an earlier date, in which case as of that earlier date), with only such exceptions as would materially impair Abbott’s ability to perform its obligations under the merger agreement or would prevent or materially delay the closing of the merger;

  Abbott must have performed in all material respects all of its obligations under the merger agreement; and

  Abbott must have delivered to the Company a certificate dated as of the closing date of the merger and signed by its Chief Executive Officer or Chief Financial Officer certifying that the conditions in the two preceding sentences have been satisfied.

     The merger agreement provides that a “company material adverse effect” means any change or effect that is, or is reasonably likely to be, materially adverse to the business, assets and liabilities (taken together), financial condition or operations or results of operations of us and our subsidiaries, taken as a whole, provided, however, that none of the following will be deemed (either alone or in combination) to constitute such a change or effect:

  any adverse change attributable to the announcement or pendency of the transactions contemplated by the merger agreement;

  any adverse change attributable to or conditions generally affecting the medical diagnostics products industry as a whole, the United States economy or financial markets in general or any foreign economy or financial markets in any location where we or any of our subsidiaries has material operations or sales;

  any act or threat of terrorism or war anywhere in the world, any act, threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; or

  any action by us or any of our subsidiaries that has been approved or consented to in writing by Abbott or merger sub.

Termination of the Merger Agreement

     The merger agreement may be terminated, and the merger contemplated thereby may be abandoned, at any time prior to the effective time, whether before or after our stockholders have approved and adopted the merger agreement and the merger:

•	by mutual written consent of us and Abbott;

•	by either Abbott or us if:

	–	the merger has not have been completed by September 30, 2004, provided, however, that this right to terminate the merger agreement will not be available to any party whose failure to fulfill in any material respect its obligations under the merger agreement caused or resulted in the failure of the merger to be completed by September 30, 2004;

	–	there is any final court order, injunction or other legal restraint prohibiting the merger;

	–	our stockholders do not approve and adopt the merger agreement and the merger at the special meeting or at any adjournment or postponement of the special meeting; or

	–	the other party has breached any of its representations, warranties, covenants or obligations contained in the merger agreement, which breach would result in the failure to satisfy any of the conditions to the merger related to the truth and correctness of the breaching party’s representations and warranties or the performance of the breaching party’s obligations under the merger agreement and which breach has not been, or is incapable of being, cured within 30 days after written notice.

•	by Abbott if:

	–	our board of directors or any of its committees withdraws or modifies in a manner adverse to Abbott or merger sub its recommendation of the merger agreement or the merger, fails within 10 business days to reconfirm such recommendation if requested by Abbott, or resolves to take any such action;

	–	our board of directors or any of its committees approves or recommends any alternative acquisition proposal, or fails to recommend against, or takes a neutral position with respect to, a tender or exchange offer related to an alternative acquisition proposal, or resolves to take any such action;

	–	we violate our obligations under the merger agreement not to solicit other offers;

	–	changes or developments occur that, individually or in the aggregate, have resulted in a company material adverse effect that cannot be cured; and

•	by us, in accordance with the terms of the merger agreement after our receipt of a superior company proposal.

     In the event that the merger agreement terminates, it will become void and have no effect, without any liability or obligation on the part of Abbott, merger sub or us, except with respect to certain provisions that will survive such termination. However, no such termination will relieve any party from any liability for damages resulting from a willful and material breach by any party of any of its representations, warranties or covenants under the merger agreement.

Termination Fee; Expenses

We have agreed to pay Abbott a termination fee of $44,500,000 if the merger agreement is terminated:

•	by Abbott, in the event that:

	–	our board of directors or any of its committees withdraws or modifies in a manner adverse to Abbott or merger sub its recommendation of the merger agreement or the merger, fails within 10 business days to reconfirm such recommendation if requested by Abbott, or resolves to take any such action;

	–	our board of directors or any of its committees approves or recommends any alternative acquisition proposal, fails to recommend against, or takes a neutral position with respect to, a tender or exchange offer related to an alternative acquisition proposal, or resolves to take any such action; or

	–	we violate our obligations under the merger agreement not to solicit other offers;

•	by us, in accordance with the terms of the merger agreement after our receipt of a superior company proposal;

•	by any party, following a failure by us to hold the special meeting in violation of our obligations under the merger agreement, if within twelve months following termination of the merger agreement we either consummate an alternative acquisition or enter into an agreement providing for an alternative acquisition that is subsequently consummated; and

•	by any party, in the event that prior to the special meeting a proposal for an alternative acquisition is publicly announced and our stockholders do not vote to approve and adopt the merger agreement and the merger at the special meeting, if within twelve months following termination of the merger agreement we either consummate an alternative acquisition or enter into an agreement providing for an alternative acquisition that is subsequently consummated.

     Except as described above, each party will bear all fees and expenses that it incurs in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement, whether or not the merger is consummated.

Amendment; Extension and Waiver

     The merger agreement may be amended by the parties thereto at any time, whether before or after stockholder approval is obtained, but only by a written instrument signed on behalf of each of the parties. The merger agreement also provides that, at any time prior to the effective time of the merger, the parties may extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the parties’ representations and warranties or in any document delivered pursuant to the merger agreement or waive compliance with any of the agreements or conditions contained in the merger agreement.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

     The Company’s common stock is listed on NASDAQ under the trading symbol “THER”. The following table shows the high and low closing sale of our common stock as reported on NASDAQ for each quarterly period since the date of our initial public offering in October 2001:

	High		Low
2001
Fourth Quarter (from October 21, 2001)		$26.12		$22.26
2002
First Quarter		$23.39		$18.75
Second Quarter		$25.21		$16.87
Third Quarter		$17.54		$12.70
Fourth Quarter		$13.65		$5.16
2003
First Quarter		$8.68		$5.75
Second Quarter		$12.18		$6.45
Third Quarter		$15.75		$10.00
Fourth Quarter		$20.18		$11.80
2004
First Quarter (though [•], 2004)	$	[•]	$	[•]

     The closing sale price of our common stock on NASDAQ on January 12, 2004, which was the last trading day before we announced the merger, was $20.30. On [•], 2004, which is the latest practicable trading day before this proxy statement was printed, the closing price for the Company’s common stock on NASDAQ was $[•].

     We have never declared or paid cash dividends on our common stock and we do not expect to pay cash dividends on our common stock at any time in the foreseeable future.

     As of [•], there were [•] shares of the Company’s common stock outstanding held by approximately [•] holders of record.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of January 20, 2004, by:

  each person who is known to the Company to own beneficially more than 5% of the Company’s common stock;
  each of the Company’s directors and executive officers; and
  all directors, director nominees and executive officers as a group.

     Percentage of beneficial ownership is based on 41,962,567 shares of common stock outstanding as of January 20, 2004.

     Except as otherwise noted, the address of each person listed in the table is c/o TheraSense, Inc., 1360 South Loop Road, Alameda, California 94502, and, unless otherwise indicated in the footnotes below, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

	Shares Beneficially Owned

				Additional Shares
				Underlying
Name and Address of Beneficial Owner	No. of Shares (1)	No. of Options (1)	Percent	Unvested Options (2)
Five Percent Stockholders
InterWest Partners (3)	4,957,381	--	11.81%	--
Wellington Management Company, LLP (4)	4,146,473	--	9.88%	--
Delphi Ventures (5)	3,302,941	--	7.87%	--

Directors and Named Executive Officers
W. Mark Lortz (6)	509,339	819,204	3.11%	333,815
Charles T. Liamos	81,700	201,282	*	131,289
Arthur A. Autorino (7)	1,587	90,264	*	165,157
Robert D. Brownell	26,768	66,252	*	125,688
Eve A. Conner, Ph.D.	5,853	62,508	*	62,512
Timothy T. Goodnow, Ph.D.	6,745	167,606	*	86,936
James Hey	2,000	--	*	150,000
Shawna Gvazdauskas	--	93,602	*	166,913
Lawrence W. Huffman (8)	443	145,929	*	82,229
Holly D. Kulp	3,247	60,163	*	59,697
Nelson O. Lam	--	32,478	*	137,002
Carl Silverman	2,000	--	*	150,000
Mark C. Tatro	3,511	122,648	*	96,955
Jerry Tu	--	--	--	150,000
Nan T. Watanabe	5,218	117,207	*	149,823
Bradford A. Bowlus	--	--	--	30,000
Ross A. Jaffe, M.D. (9)	404,379	35,000	1.05%	5,000
Jonathan T. Lord, M.D.	--	--	--	30,000
Robert R. Momsen (10)	3,466,550	35,000	8.34%	5,000
Richard P. Thompson	31,200	35,000	*	5,000
Rod F. Dammeyer (11)	205,150	10,000	*	25,000
All directors, director nominees and all
executive officers as a group (20 people)	4,755,690	2,094,143	15.54%

*	Less than one percent.
(1)	This table is based on information supplied by directors, all executive officers and principal stockholders of the Company and on any Schedules 13D or 13G filed with the Securities and Exchange Commission.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after January 20, 2004 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

(2)	The column labeled “Additional Shares Underlying Unvested Options” represents shares of common stock subject to options or warrants that are not currently exercisable and that would not become exercisable within 60 days after January 20, 2004 except in connection with the merger. Under the terms of the merger agreement and our stock option agreements, our directors, executive officers, employees and consultants will have their unvested stock options effectively accelerated and their vested and unvested options “cashed out” in connection with the merger, meaning that they will receive cash payments for each share underlying their options equal to the excess of $27.00 per share over the exercise price per share of their options. Accordingly, the column labeled “additional shares underlying unvested options” is intended to represent shares underlying options that are not represented elsewhere in the above table and for which our directors, executive officers or principal stockholders will receive consideration pursuant to the merger agreement. See “The Merger–Interests of the Company’s Directors and Executive Officers in the Merger”.

(3)	The InterWest Partners shares include 100,306 shares held by InterWest Partners V, L.P., 3,237,103 shares held by InterWest Partners VI, L.P., 1,449,082 shares purchased by InterWest Partners VII, L.P., 101,494 shares held by InterWest Investors, VI, L.P., and 69,396 shares purchased by InterWest Investors, VII, L.P. InterWest Partners VII, L.P. and InterWest Investors VII, L.P. are managed by InterWest Management Partners VII, LLC. InterWest Management Partners VII, LLC has sole voting and investment control over shares owned by InterWest Partners VII and InterWest Investors VII. The Managing Directors of InterWest Management Partners VII, LLC are Harvey B. Cash, Alan W. Crites, Philip T. Gianos, W. Scott Hedrick, W. Stephen Holmes, Gilbert H. Kliman, Thomas L. Rosch and Arnold L. Oronsky. Stephen C. Bowsher is a Venture Member. Managing Directors and Venture Members share voting and investment control. InterWest Management Partners VI, LLC has sole voting and investment control over the shares held by InterWest Partners VI, L.P. and InterWest Investors VI, L.P. Managing Directors are Harvey B. Cash, Philip T. Gianos, W. Scott Hedrick, W. Stephen Holmes, Robert R. Momsen (one of the Company’s directors) and Arnold L. Oronsky. The sole Venture Member is Gilbert H. Kliman. Managing Directors and Venture Members share voting and investment control. The address of InterWest Partners is 3000 Sand Hill Road, Building 3, Suite 255, Menlo Park, California 94025.

(4)	Wellington Management Company, LLP’s address is 7 State Street, Boston, MA 02109.

(5)	The Delphi Ventures shares include 2,389,336 shares purchased by Delphi Ventures III, L.P., 853,002 shares purchased by Delphi Ventures IV, L.P., 43,017 shares purchased by Delphi BioInvestments III, L.P. and 17,586 shares purchased by Delphi BioInvestments IV, L.P. The managing members of Delphi Management Partners III, L.L.C., which is the general partner of Delphi Ventures III, L.P. and Delphi BioInvestments III, L.P., disclaim beneficial ownership except to the extent of their pecuniary interest therein. The managing members of Delphi Management Partners III, L.P., all of whom share voting and dispositive power over these shares, are James J. Bochnowski, David L. Douglass and Donald J. Lothrop. The managing members of Delphi Management Partners IV, L.L.C., which is the general partner of Delphi Ventures IV, L.P. and Delphi BioInvestments IV, L.P., disclaim beneficial ownership except to the extent of their pecuniary interest therein. The managing members of Delphi Management Partners IV, L.P., all of whom share voting and dispositive power over these shares, are James J. Bochnowski, David L. Douglass and Donald J. Lothrop. The address of Delphi Ventures is 3000 Sand Hill Road, Building 1, Suite 135, Menlo Park, California 94025.

(6)	Includes 502,490 shares held by the W. Mark Lortz And Patrice Rae Lortz, Co-Trustees or Successor Trustee, of the W. Mark Lortz and Patrice Rae Lortz Revocable Living Trust, under Agreement Dated February 10, 1999, as community property.

(7)	Consists of shares held by Arthur Autorino c/f Jennifer Autorino UTMA/TN. Mr. Autorino disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(8)	Includes 442 shares held by Patricia Lagakos Huffman, Lawrence Huffman’s wife.

(9)	Includes 400,000 shares held by Brentwood Associates VIII, L.P. Dr. Jaffe is a managing member of Brentwood VIII Ventures, LLC, the general partner of Brentwood Associates VIII, L.P. Dr. Jaffe disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(10)	Includes shares purchased by InterWest Partners, as follows: 100,306 shares held by InterWest Partners V, L.P., 3,237,103 shares held by InterWest Partners VI, L.P., and 101,494 shares held by InterWest Investors VI, L.P. Mr. Momsen is a general partner of InterWest Partners V, L.P., InterWest Partners VI, L.P. and InterWest Investors VI, L.P., and a limited partner of InterWest Investors VI, L.P. Mr. Momsen disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(11)	Includes 102,575 shares purchased by the DRD Family Partnership, L.P. Mr. Dammeyer is the general partner of the DRD Family Partnership, L.P. Mr. Dammeyer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

DISSENTERS’ RIGHTS OF APPRAISAL

     Under the Delaware General Corporation Law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock of the Company. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

     The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Annex D of this proxy statement.

     Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

     If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

  You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against approval and adoption of the merger agreement and the merger. Voting against or failing to vote for approval and adoption of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

  You must not vote in favor of approval and adoption of the merger agreement and the merger. A vote in favor of the approval and adoption of the merger agreement and the merger, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of the Company’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of the Company’s common stock.

     All demands for appraisal should be addressed to TheraSense, Inc., 1360 South Loop Road, Alameda, California 94502, Attention: Secretary and General Counsel, before the vote on the merger is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of the Company’s common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

     To be effective, a demand for appraisal by a holder of the Company’s common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

     If you hold your shares of the Company’s common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

     Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of the Company’s common stock. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

     If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

     After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

     In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

     Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Company common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

     In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

     If the merger is completed, there will be no public stockholders of TheraSense and no public participation in any future meetings of our stockholders. However, if the merger is not completed, we will hold a 2004 annual meeting of stockholders. In that event, in order to be included in the proxy statement and related proxy card for our 2004 annual meeting, stockholder proposals must have been received by us no later than January 12, 2004. The proposal notice must also have been in accordance with the requirements set forth in Section 2.2 of our amended and restated bylaws.

WHERE YOU CAN FIND MORE INFORMATION

     The Company and Abbott each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location of the SEC:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Company’s and Abbott’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

     Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003 and our Current Reports on Form 8-K dated January 13, 2004, and January 22, 2004, each filed by us with the SEC (Commission File No. 000-33139), are incorporated by reference in this proxy statement. Our Form 10-K, Forms 10-Q, and Forms 8-K are not presented in this proxy statement or delivered with it, but are available, without exhibits, unless the exhibits are specifically incorporated by reference in this proxy statement, to any person, including any beneficial owner, to whom this proxy statement is delivered, without charge, upon written or telephonic request directed to us at TheraSense, Inc., 1360 South Loop Road, Alameda, California 94502, Attention: Investor Relations, with a copy to the attention of the Company’s General Counsel.

     All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting shall be deemed to be incorporated by reference in this proxy statement and to be a part of this proxy statement from the respective dates of filing of these documents. Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference in this proxy statement shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement. Any references to Private Securities Litigation Reform Act in our publicly-filed documents which are incorporated by reference in this proxy statement are specifically not incorporated by reference in this proxy statement.

     No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. The Company has supplied all information contained in this proxy statement relating to the Company and its affiliates. Abbott has supplied all information contained in this proxy statement relating to Abbott, Corvette Acquisition Corp. and their affiliates.

Annex A

                                                                 EXECUTION COPY

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                          Dated as of January 12, 2004

                                  by and among

                              ABBOTT LABORATORIES,

                           CORVETTE ACQUISITION CORP.

                                      and

                                THERASENSE, INC.

================================================================================

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE III Effect of the Merger on the Capital Stock of the Constituent

   Section 3.4      Adjustment of Merger Consideration..........................

   Section 4.5      SEC Documents; Financial Statements; Undisclosed

   Section 7.1      Preparation of the Proxy Statement; Stockholders Meeting..39

   Section 8.1      Conditions to Each Party's Obligation to Effect the

ARTICLE IX Termination, Amendment and Waiver....................................

                                      ii

   Section 10.7     Assignment................................................51
   Section 10.8     Enforcement...............................................51
   Section 10.9     Severability..............................................51

                                      iii

     AGREEMENT AND PLAN OF MERGER, dated as of January 12, 2004, by and among
Abbott Laboratories, an Illinois corporation ("Parent"), Corvette Acquisition
Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and TheraSense, Inc., a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company
each have determined that it is advisable and in the best interests of their respective companies and stockholders to enter into a business combination by means of the merger of Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein;

     WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Sub to enter into this Agreement, Parent, Sub and certain stockholders of the Company are entering into a stockholder agreement (the "Stockholder Agreement") pursuant to which, among other things, such stockholders have agreed to vote to approve and adopt this Agreement and the Merger and to take certain other actions in furtherance of the Merger, upon the terms and subject to the conditions set forth therein; and

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the
Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this
Agreement and the Stockholder Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                  Definitions

     Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

     "Acquisition Agreement" has the meaning set forth in Section 6.2(b).

     "Activities to Date" has the meaning set forth in Section 4.23(a)(i)(A).

     "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person.

     "Alternative Acquisition" means any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, tender offer, exchange offer, stock acquisition, asset acquisition, statutory share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) assets or businesses that constitute or represent twenty percent (20%) or more of the total revenue or assets of the
Company and the Company Subsidiaries, taken as a whole, (ii) twenty percent
(20%) or more of the outstanding shares of Company Common Stock or (iii) twenty percent (20%) or more of the

outstanding shares of capital stock of, or other equity or voting interests in, any of the Company Subsidiaries directly or indirectly holding, individually or taken together, the assets or businesses referred to in clause (i) above, in each case other than the transactions contemplated by this Agreement.

     "Alternative Acquisition Proposal" has the meaning set forth in Section
6.2(a).

     "Applicable Law" means any statute, law (including common law), ordinance, rule or regulation applicable to the Company or any Company Subsidiary or
Parent and Sub, as applicable, or their respective properties or assets.

     "Approvals" has the meaning set forth in Section 4.23(a)(i)(A).

     "Business Day" means any day on which the principal offices of the SEC in
Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

     "Certificate of Merger" means a certificate of merger, or other appropriate documents, to be filed with the Secretary of State of the State of
Delaware to effect the Merger.

     "Certificates" means certificates evidencing shares of Company Common
Stock entitled to receive the Merger Consideration pursuant to Section 3.1(c).

     "Closing" means the closing of the Merger.

     "Closing Date" means the date of the Closing.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" has the meaning set forth in the Preamble.

     "Company Board" means the Board of Directors of the Company.

     "Company Common Stock" means common stock, par value $0.001 per share, of the Company.

     "Company Disclosure Schedule" has the meaning set forth in Article IV.

     "Company Employees" means the employees of the Company and the Company
Subsidiaries.

     "Company Financial Advisor" has the meaning set forth in Section 4.21.

     "Company Material Adverse Effect" means any change or effect that is, or is reasonably likely to be, materially adverse to the business, assets and liabilities (taken together), financial condition or operations or results of operations of the Company and the Company Subsidiaries, taken as a whole;
provided, however, that none of the following shall be deemed (either alone or in combination) to constitute such a change or effect:

                                       2

          (i) (A) any adverse change attributable to the announcement or pendency of the transactions contemplated by this Agreement or (B) any adverse change attributable to or conditions generally affecting (1) the medical diagnostics products industry as a whole, (2) the United States economy or financial markets in general or (3) any foreign economy or financial markets in any location where the Company or any Company
     Subsidiary has material operations or sales;

          (ii) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; or

          (iii) any action by the Company or any Company Subsidiary approved or consented to in writing by Parent or Sub.

     "Company Representatives" has the meaning set forth in Section 6.2(a).

     "Company Subsidiary" means each Person which is a Subsidiary of the
Company.

     "Confidentiality Agreement" means the Confidentiality Agreement, dated
October 13, 2003, between Parent and the Company (as it may be amended from time to time).

     "Continuing Employees" means Company Employees who continue employment with Parent or the Surviving Corporation following the Effective Time.

     "control" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term "controlled"
shall have a correlative meaning.

     "Copyrights" means the copyright registrations set forth in Section 1.1(a)
of the Company Disclosure Schedule.

     "D&O Insurance" means directors' and officers' liability insurance.

     "DGCL" means the Delaware General Corporation Law, as amended from time to time.

     "Dissenting Shares" means shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares of Company Common Stock in accordance with the DGCL.

     "DOL" means the United States Department of Labor.

     "Domain Names" means the Internet domain names set forth in Section 1.1(b)
of the Company Disclosure Schedule.

     "Effective Time" has the meaning set forth in Section 2.3.

                                       3

     "End Date" has the meaning set forth in Section 9.1(b)(i).

     "Environmental Laws" means the Comprehensive Environmental Response,
Compensation and Liability Act of 1980 and the Resource Conservation and
Recovery Act of 1976, each as amended, together with all other Applicable Laws
(including rules, regulations, codes, common law, injunctions, judgments,
Orders, decrees and rulings thereunder) of any Governmental Entity concerning pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, clean-up, transport or handling of Hazardous Substances, in each case as now in effect.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended.

     "ERISA Affiliate" has the meaning set forth in Section 4.12(a).

     "ERISA Plans" has the meaning set forth in Section 4.12(a).

     "ESPP" means the Company 2001 Employee Stock Purchase Plan.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Fund" has the meaning set forth in Section 3.2(a).

     "FDA" means the United States Food and Drug Administration, or any successor agency.

     "FDCA" means the Federal Food, Drug and Cosmetic Act, as amended.

     "Filed SEC Documents" has the meaning set forth in Section 4.5(c).

     "Foreign Plan" means any Plan established or maintained outside of the
United States of America primarily for the benefit of employees of the Company or any Company Subsidiary residing outside the United States of America.

     "GAAP" means generally accepted accounting principles.

     "Governmental Entity" means any:

          (i) federal, state, local, municipal or foreign government;

          (ii) governmental authority of any nature (including any governmental agency, branch, board, department, official, instrumentality or entity and any court or other tribunal); or

          (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

                                       4

     "Hazardous Substance" means (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls and radon gas or (ii) any chemicals, materials or substances defined by any Governmental Entity as or included in the definition of "hazardous substances," "hazardous wastes,"
"hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect.

     "Health and Safety Laws" means the Occupational Safety and Health Act of
1970, as amended, together with all other Applicable Laws (including rules, regulations, codes, common law, plans, injunctions, judgments, Orders, decrees, and rulings thereunder) of any Governmental Entity concerning public health and safety or employee health and safety.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976,
as amended.

     "Incentive Plan" means each incentive or bonus plan or arrangement maintained by the Company or any Company Subsidiary (other than the Option
Plans and the ESPP).

     "Indemnified Party" has the meaning set forth in Section 7.5(a).

     "Intellectual Property Rights" means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated with: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) trade secrets (including proprietary know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing); (iii) copyrights, copyright registrations and applications therefor; (iv) Internet domain names; (v) industrial designs and any registrations and applications therefor; and (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor.

     "IRS" means the Internal Revenue Service.

     "Knowledge" as it relates to the Company, means the knowledge of any of the executive officers of the Company or the Company Subsidiaries upon reasonable inquiry by such persons of those management level employees of the
Company and the Company Subsidiaries whose duties would, in the normal course of the Company's or any of the Company Subsidiaries' affairs, result in such management level employees having knowledge concerning such subject, area or state of affairs.

     "Legal Restraints" has the meaning set forth in Section 8.1(c).

     "Licenses In" means the license agreements set forth in Section 1.1(c) of the Company Disclosure Schedule.

                                       5

     "Licenses Out" means the license agreements set forth in Section 1.1(d) of the Company Disclosure Schedule.

     "Liens" means liens, charges, security interests, options, claims, mortgages, pledges, or other encumbrances and restrictions of any nature whatsoever.

     "Material Intellectual Property Rights" means all Intellectual Property
Rights that are material to the business, properties (including intangible properties), assets, liabilities, financial condition or operation or results of operations of the Company and the Company Subsidiaries, taken as a whole.
Without limiting the generality of the foregoing, any Intellectual Property
Right that is a material element of a material Product is a Material
Intellectual Property Right.

     "Merger" has the meaning set forth in the Preamble.

     "Merger Consideration" has the meaning set forth in Section 3.1(c).

     "Notice of Superior Company Proposal" has the meaning set forth in Section
6.2(b).

     "Option" has the meaning set forth in Section 7.7(a).

     "Option Plans" means the Company 1997 Stock Plan, as amended, and the
Company 2001 Stock Plan, as amended.

     "Order" means, with respect to any Person, any award, decision, injunction, judgment, order, ruling, writ, decree, consent decree, or verdict entered, issued, made or rendered by any court, administrative agency, arbitrator or other Governmental Entity affecting such Person or any of its properties.

     "Parent" has the meaning set forth in the Preamble.

     "Patents Licensed" means the patents and patent applications set forth in
Section 1.1(e) of the Company Disclosure Schedule.

     "Patents Owned" means the patents and patent applications set forth in
Section 1.1(f) of the Company Disclosure Schedule.

     "Paying Agent" means such paying agent selected by Parent and reasonably satisfactory to the Company.

     "Permits" means federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under Environmental Laws.

     "Person" means any individual, firm, corporation (including any non-profit corporation), general or limited partnership, company, limited liability company, trust, joint venture, estate, association, organization, labor union or other entity or Governmental Entity.

                                       6

     "Plans" has the meaning set forth in Section 4.12(a).

     "Post-Signing Returns" has the meaning set forth in Section 6.1(b).

     "Proceeding" means any action, arbitration, audit, claim, hearing, proceeding, investigation, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

     "Products" means, collectively, each of the Company's and the Company
Subsidiaries' products and products under development.

     "Proxy Statement" means a proxy statement relating to the adoption by the
Company's stockholders of this Agreement (as amended or supplemented from time to time).

     "Rights Agreement" means the Rights Agreement, dated as of March 7, 2003, between the Company and Computershare Investor Services, as rights agent.

     "SEC" means the United States Securities and Exchange Commission.

     "SEC Documents" has the meaning set forth in Section 4.5(a).

     "Securities Act" means the Securities Act of 1933, as amended.

     "Significant Agreements" means (i) any agreement, bond, commitment, concession, contract, indenture, instrument, franchise, lease, license, mortgage, note, understanding, undertaking or other arrangement that is filed or required to be filed as an exhibit to the Company's SEC Documents, (ii) the agreements set forth in Section 1.1(g) of the Company Disclosure Schedule and
(iii) any loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the
Company or the Company Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred (which agreements, including the respective principal amounts currently outstanding and credit limits thereunder, are set forth in Section 1.1(g) of the Company Disclosure
Schedule).

     "Stockholder Agreement" has the meaning set forth in the Preamble.

     "Stockholder Approval" has the meaning set forth in Section 4.17.

     "Stockholders Meeting" has the meaning set forth in Section 7.1(b).

     "Sub" has the meaning set forth in the Preamble.

     "Subsidiary" or "Subsidiaries" means, with respect to any Person, any corporation, association, general or limited partnership, company, limited liability company, trust, joint venture, organization or other entity of which more than fifty percent (50%) of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors,

                                       7

managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Subsidiary Organizational Documents" means the certificate of incorporation and by-laws or similar organizational documents of each Company
Subsidiary.

     "Superior Company Proposal" means any written bona fide proposal made by a third party to acquire all the equity securities or assets of the Company and the Company Subsidiaries through a tender or exchange offer, a merger, a consolidation or other similar transaction that is (i) not subject to a financing contingency and (ii) on terms that the Company Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation, with only customary qualifications, and independent legal counsel) to be superior for the holders of the Company Common
Stock, from a financial point of view, to the Merger, taking into account (A)
all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement and the Merger) and (B)
the likelihood of consummation in light of all financial, regulatory, legal and other aspects of such proposal (including, without limitation, any antitrust or competition law approvals or non-objections); provided, that such a proposal shall no longer be deemed a Superior Company Proposal if, prior to any termination of this Agreement by the Company pursuant to the terms of Section
9.1(e), Parent proposes adjustments in the terms and conditions of this
Agreement and the Merger as favorable from a financial point of view to the
Company's stockholders as such proposal.

     "Surviving Corporation" has the meaning set forth in Section 2.1.

     "Surviving Corporation Plans" has the meaning set forth in Section 7.6(b).

     "Tax" or "Taxes" means any and all present or future taxes (including income, gross receipt, minimum or alternative minimum taxable income, sales, rental, use, turnover, value added taxes that are in the nature of sales and use taxes, property (tangible and intangible), transfer, capital, excise and stamp taxes), licenses, levies, imposts, duties, recording charges or fees, charges, assessments and withholdings of any nature whatsoever, together with any and all assessments, penalties, fines, additions thereto and interest thereon, in each case, imposed by any Governmental Entity (each, individually a
"Tax").

     "Tax Return" means any return, declaration, form, report, statement, information statement or other document required to be filed with respect to
Taxes under any applicable federal, state, local or foreign law.

     "Termination Fee" has the meaning set forth in Section 9.3(b).

     "Trademarks" means the marks set forth in Section 1.1(h) of the Company
Disclosure Schedule.

     "Voting Debt" has the meaning set forth in Section 4.3.

                                       8

     "WARN Act" means the Worker Adjustment Retraining Notification Act of
1988, as amended.

                                  ARTICLE II

                                   The Merger

     Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the
separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.
At the election of Parent, any direct wholly-owned Subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties hereto agree to execute an appropriate amendment to this Agreement in order to reflect such substitution.

     Section 2.2 Closing. The Closing shall take place at the offices of
Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago,
Illinois at 10:00 a.m., Chicago time, as soon as practicable, but in any event within two (2) Business Days after satisfaction or waiver of the conditions set forth in Article VIII (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless another place, time and date are agreed to in writing by Parent and the Company.

     Section 2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file the
Certificate of Merger with the Secretary of State of the State of Delaware executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to effect the
Merger. The Merger shall become effective at such time as the Certificate of
Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being, the
"Effective Time").

     Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     Section 2.5 Certificate of Incorporation and By-Laws.

          (a) The certificate of incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the
Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law, except that the name of the Surviving Corporation in such
Certificate of Incorporation shall be changed to "TheraSense, Inc.".

          (b) The by-laws of Sub, as in effect immediately prior to the
Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

                                       9

     Section 2.6 Directors. The directors of Sub immediately prior to the
Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Section 2.7 Officers. The officers of the Company immediately prior to the
Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE III

                Effect of the Merger on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

     Section 3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of
Company Common Stock, or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the
Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company or any Company Subsidiary and each share of Company Common Stock that is owned by Parent or Sub shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Subject to Section 3.3, each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 3.1(b)), together with each associated
"Right" (as defined in the Rights Agreement), shall be converted into the right to receive $27.00 in cash (the "Merger Consideration") payable, without interest, to the holder of such share of Company Common Stock upon surrender of the Certificate that formerly evidenced such share of Company Common Stock in the manner provided in Section 3.2.

     Section 3.2 Exchange of Certificates.

          (a) Paying Agent. Prior to the Effective Time, Parent shall select the
Paying Agent for the payment of the Merger Consideration upon surrender of
Certificates representing Company Common Stock. When and as needed, Parent or
Sub shall deposit, or cause to be deposited, in trust with the Paying Agent, the Merger Consideration to which holders of shares of Company Common Stock shall have the right to receive at the Effective Time pursuant to Section
3.1(c) (such amount being hereinafter referred to as the "Exchange Fund").

          (b) Exchange Procedures. As soon as reasonably practicable after the
Effective Time, Parent shall cause the Paying Agent to mail to each Person who was, at the

                                      10

Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 3.1(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the
Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the
Merger Consideration. Upon surrender of a Certificate for cancellation to the
Paying Agent, or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock theretofore represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the
Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the
Merger Consideration to a Person other than the registered holder of the
Certificate surrendered or shall have established to the satisfaction of the
Surviving Corporation that such Tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 3.2, each
Certificate shall be deemed after the Effective Time to represent only the right to receive the applicable Merger Consideration, without interest thereon.

          (c) No Further Ownership Rights in Company Common Stock. All Merger
Consideration paid in accordance with the terms of this Section 3.2 upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company
Common Stock. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective
Time, any Certificates are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

          (d) Termination of Exchange Fund. Any portion of the Exchange Fund
(including any earnings received with respect thereto) that remains undistributed to the holders of Certificates six (6) months after the Effective
Time shall be delivered to the Surviving Corporation, and any holder of a
Certificate who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or similar Applicable Law) for payment of its claim for
Merger Consideration.

          (e) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to
Parent or the Surviving Corporation.

                                      11

          (f) No Liability. None of Parent, the Surviving Corporation nor the
Paying Agent shall be liable to any holder of a Certificate for any Merger
Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

          (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the
Paying Agent shall issue in exchange for such lost, stolen or destroyed
Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with Section 3.1(c).

          (h) Withholding of Tax. The Paying Agent, the Surviving Corporation or
Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common
Stock such amounts as the Paying Agent, the Surviving Corporation or Parent, as
the case may be, is required to deduct and withhold with respect to such payment under the Code or any provisions of state, local or foreign Tax law.
Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made.

     Section 3.3 Dissenting Shares. Dissenting Shares shall not be converted into a right to receive the Merger Consideration as set forth herein, but rather such holder shall be entitled to receive such consideration as shall be determined pursuant to the DGCL; provided, however, that if, after the
Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such shares of Company Common Stock shall be treated as if they had converted as of the Effective Time into a right to receive the Merger
Consideration, without interest thereon, and such shares shall no longer be
Dissenting Shares. The Company shall provide Parent (i) prompt notice of any demands for appraisal of any shares of Company Common Stock, attempted withdrawals of any such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal and (ii)
the opportunity to participate in and direct all negotiations and Proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

     Section 3.4 Adjustment of Merger Consideration. Without limiting or in any way modifying the covenant of the Company set forth in Section 6.1(a)(i), if prior to the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, reclassification, recapitalization, split, division, combination, exchange of shares or similar transaction, the Merger
Consideration shall be proportionately adjusted to reflect such change.

                                      12

                                  ARTICLE IV

                 Representations and Warranties of the Company

     Except as set forth in a schedule delivered to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company
represents and warrants to Parent and Sub as set forth below. Each exception set forth in the Company Disclosure Schedule shall be identified by reference to, or be grouped under a heading referring to, a specific individual section or subsection of this Agreement and shall relate only to such section or subsection, except to the extent that (a) one portion of the Company Disclosure
Schedule specifically refers to another portion thereof by specific cross reference or (b) it is readily apparent from the text of the disclosure in the
Company Disclosure Schedule that an item disclosed in one section or subsection of the Company Disclosure Schedule is omitted from another section or subsection where such disclosure would be appropriate, in which case such item shall be deemed to have been disclosed in the section or subsection of the
Company Disclosure Schedule from which such item is omitted.

     Section 4.1 Organization, Standing and Corporate Power. The Company is a
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, possess and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company has delivered to Parent true and complete copies of its certificate of incorporation and by-laws, in each case as amended to the date hereof. The
Company is not in violation of any of the provisions of its certificate of incorporation and by-laws.

     Section 4.2 Subsidiaries.

           (a) Section 4.2(a)(i) of the Company Disclosure Schedule sets forth the name, jurisdiction of incorporation or organization and authorized and outstanding capital of each Company Subsidiary. Except as set forth in Section
4.2(a)(ii) of the Company Disclosure Schedule, other than with respect to the
Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity securities of any Person or have any direct or indirect equity or ownership interest in any business. All of the outstanding capital stock (or similar equity interests) of each Company Subsidiary is owned directly or indirectly by the Company free and clear of all Liens, and is validly issued, fully paid and nonassessable. There are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock (or similar equity interests) of any such Company Subsidiary to any Person except the Company or another wholly-owned Company Subsidiary.

           (b) Each Company Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) has all requisite corporate power and authority to own, lease, possess and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed

                                      13

to do business and is in good standing in each jurisdiction where the nature of such Company Subsidiary's business or the ownership, leasing or operation of its properties makes such qualification or license necessary, other than in such jurisdictions where the failure to be so licensed or qualified, individually or in the aggregate, would not have a Company Material Adverse
Effect.

           (c) The Company has delivered to Parent true and complete copies of the Subsidiary Organizational Documents, in each case as amended to the date hereof. No Company Subsidiary is in violation of any provision of the applicable Subsidiary Organizational Documents.

     Section 4.3 Capital Structure. The authorized capital stock of the Company consists of 205,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share. As of the date hereof, (a)
41,887,260 shares of Company Common Stock are issued and outstanding, none of which are subject to stock repurchase rights pursuant to the Option Plans, (b)
no shares of Company Common Stock are held by the Company in its treasury, (c)
8,995,583 shares of Company Common Stock are subject to outstanding Options,
(d) 858,420 shares of Company Common Stock are reserved for issuance pursuant to the ESPP, (e) 13,045,592 shares of Company Common Stock are reserved for issuance pursuant to the Option Plans and (f) 200,000 shares of the Company's
Series A Cumulative Participating Preferred Stock are reserved for issuance in connection with the Rights Agreement. Except as set forth above, as of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Option Plans and the ESPP shall be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiaries having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote ("Voting Debt"). Except as set forth above or as set forth in Section 4.3 of the Company Disclosure
Schedule, there are no securities, options, warrants, calls, conversion rights, stock appreciation rights, redemption rights, repurchase rights, preemptive rights, subscriptions or other rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party, or by which either is bound, obligating the Company or any Company
Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities or assets of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, conversion right, stock appreciation right, redemption right, repurchase right, preemptive right, subscription or other right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

     Section 4.4 Authority; Noncontravention.

           (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining Stockholder
Approval in the case of the Merger, to consummate the transactions contemplated by this Agreement. The execution,

                                      14

delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to obtaining Stockholder Approval in the case of the Merger. This
Agreement has been duly executed and delivered by the Company and constitutes
(assuming due authorization, execution and delivery by Parent and Sub) a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity.

           (b) The Company Board, at a meeting duly called and held prior to execution of this Agreement, duly and unanimously adopted resolutions (i)
approving and declaring advisable this Agreement, the Stockholder Agreement and the transactions contemplated hereby and thereby (such approvals having been made in accordance with the DGCL, including for purposes of Section 203 thereof), (ii) determining that the terms of the Merger are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the
Company's stockholders approve and adopt this Agreement and the Merger, (iv)
adopting this Agreement and (v) amending the Rights Agreement (as provided in
Section 4.19), which resolutions have not been modified, supplemented or rescinded and remain in full force and effect.

           (c) Except as otherwise provided in Section 4.4(c) of the Company
Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement shall not, (i) conflict with, or result in any violation of, the certificate of incorporation or by-laws of the Company or any of the Subsidiary Organizational Documents, (ii) conflict with, or result in any violation of, any Applicable Law or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Liens in or upon any of the properties or assets of the Company or any Company Subsidiary, pursuant to any loan or credit agreement, note, bond, mortgage, indenture, lease, license, sublease, easement, covenant, condition, restriction, contract, instrument, permit, concession, franchise license or other instrument or obligation other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights or Liens that, individually or in the aggregate, would not (x) be material to the Company and the Company Subsidiaries, taken as a whole, (y)
impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

           (d) No consent, approval, Order or authorization of, or
registration, declaration or filing with, or notification to, any Governmental
Entity is required by or with respect to the Company or any Company
Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except (i) the filing of a pre-merger notification and report form by the Company under the HSR Act, and compliance with the pre-merger notification requirements in Austria, Germany, Ireland, Italy and the Czech Republic, (ii) the

                                      15

filing with the SEC of the Proxy Statement and such reports under the Exchange
Act as may be required in connection with this Agreement, the Stockholder
Agreement and the transactions contemplated hereby and thereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of
Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of the Company Subsidiaries is qualified to do business and (iv) such other consents, approvals, Orders, authorizations, registrations, declarations, filings and notifications, the failure of which to be obtained or made would not, individually or in the aggregate, (x) be material to the Company and the Company Subsidiaries, taken as a whole, (y)
impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

     Section 4.5 SEC Documents; Financial Statements; Undisclosed Liabilities.

           (a) The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed by the Company with the SEC since October 17,
2001 (the "SEC Documents") in a timely manner. As of their respective dates
(or, if amended or superceded by a subsequent filing made prior to the date hereof, on the date of such subsequent filing), each of the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the
SEC promulgated thereunder applicable to such SEC Documents, and none of the
SEC Documents at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (b) The financial statements (including, in each case, any related notes thereto) of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form
10-Q of the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company and its consolidated
Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

           (c) The Company and the Company Subsidiaries have no liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether or not required to be disclosed on a balance sheet prepared in accordance with
GAAP, except liabilities (i) disclosed in the SEC Documents filed prior to the date of this Agreement (the "Filed SEC Documents"), including liabilities stated or reserved against in the financial statements of the Company or in the notes thereto included in the Filed SEC Documents, (ii) relating to any obligations remaining to be performed by the Company or any Company Subsidiary in accordance with the terms of any agreement to which the Company or any
Company Subsidiary is a party (other than liabilities for Product warranty obligations thereunder), (iii) incurred in the ordinary and usual course of business consistent with past practice since September 30, 2003 or (iv) that would not,

                                      16

individually or in the aggregate, be material to the Company and the Company
Subsidiaries, taken as a whole.

     Section 4.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Stockholders
Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the
Company with respect to statements made or incorporated by reference therein based on information supplied in writing by or on behalf of Parent or Sub specifically for inclusion or incorporation by reference therein. The Proxy
Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

     Section 4.7 Absence of Certain Changes or Events. Except as set forth in
Section 4.7(a) of the Company Disclosure Schedule, since September 30, 2003,
(a) the Company and the Company Subsidiaries have conducted their business only in the ordinary and usual course of business consistent with past practice, (b)
there has not been any Company Material Adverse Effect, (c) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in
Section 6.1(a)(iv), 6.1(a)(v), 6.1(a)(vi), 6.1(a)(xiii) or 6.1(a)(xx) of this
Agreement and (d) the Company and the Company Subsidiaries have not made any capital expenditure or expenditures in excess of the amounts set forth in
Section 4.7(b) of the Company Disclosure Schedule.

     Section 4.8 Litigation.

           (a) Except as set forth in Section 4.8(a) of the Company Disclosure
Schedule, as of the date hereof, there is no Proceeding pending in which the
Company or any Company Subsidiary is a named party or, to the Knowledge of the
Company, any material Proceeding threatened against or affecting the Company or any Company Subsidiary.

           (b) There are no outstanding Orders against the Company or any
Company Subsidiary, any of their properties, assets or businesses, or, to the
Knowledge of the Company, any Person whom the Company has agreed to indemnify that, individually or in the aggregate, are material to the Company and the
Company Subsidiaries, taken as a whole.

     Section 4.9 Contracts.

           (a) The Company has made available to Parent prior to the date of this Agreement complete and correct copies of each of the Significant
Agreements, each as amended or modified to the date hereof (including any waivers currently in effect with respect thereto). Each of the Significant
Agreements is valid and binding on the Company or a Company Subsidiary, as applicable, and, to the Knowledge of the Company, on each other party thereto, and is in full force and effect, except in each case as may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights

                                      17

generally, and subject in each case to general principles of equity. Except as set forth in Section 4.9(a)(i) of the Company Disclosure Schedule, neither the
Company nor any Company Subsidiary has received any notice (written or oral) of cancellation or termination of, or expressed desire to cancel or terminate, any of the Significant Agreements. Except as set forth in Section 4.9(a)(ii) of the
Company Disclosure Schedule, since January 1, 2003, no party to a Significant
Agreement has requested any material amendment to such agreement.

           (b) No condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a material violation or default by the Company or any Company Subsidiary or, to the Knowledge of the
Company, any other party thereto under any Significant Agreement or result in a right of termination of any Significant Agreement.

           (c) Except as set forth in Section 4.9(c)(i) of the Company
Disclosure Schedule or with respect to restrictions imposed by Licenses In and
Licenses Out, the Company is not subject to the terms of any right of first refusal, option or exclusivity agreement (including any area restrictions) that may restrict in any way the conduct or operations or future conduct or operations of the business of the Company or any Company Subsidiary or the use of any Intellectual Property Rights. Except as set forth in Section 4.9(c)(ii)
of the Company Disclosure Schedule, the Company is not subject to the terms of any non-competition agreement.

           (d) Set forth in Section 4.9(d) of the Company Disclosure Schedule is a list of all written agreements between the Company or any Company
Subsidiary and any distributor or reseller currently in effect, complete and correct copies of which have been delivered or made available to Parent prior to the date of this Agreement (including any waivers currently in effect with respect thereto).

     Section 4.10 Compliance with Laws.

           (a) The business and operations of the Company and each of the
Company Subsidiaries has been and is being conducted in compliance in all material respects with all Applicable Laws and Orders, including, without limitation, ERISA, Environmental Laws, Health and Safety Laws, and all
Applicable Laws and Orders relating to antitrust or trade regulation, and employment practices and procedures. None of the Company or any of the Company
Subsidiaries has, since December 31, 1998, been subject to any Order with respect to any of the foregoing or received any written notice, demand letter, federal or state administrative inquiry, or formal complaint or claim with respect to any of the foregoing or the enforcement of any of the foregoing, nor has the Company or any Company Subsidiary been the subject of any criminal
Proceedings or convicted of any felony or misdemeanor. In particular, and without limiting the foregoing, none of the Company, the Company Subsidiaries, or any director, officer or, to the Knowledge of the Company, agent or employee of the Company or the Company Subsidiaries acting in such capacity has, directly or indirectly, (i) violated or been under investigation for violating any Applicable Law or regulation relating to Medicare or Medicaid anti-kickback fraud and abuse or been debarred from participating in the Medicare or any state Medicaid program, (ii) used any corporate funds of the Company or any of the Company Subsidiaries for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (iii) made any unlawful payment to foreign or domestic government officials

                                      18

or employees or to foreign or domestic political parties or campaigns from corporate funds, (iv) violated any provision of the Foreign Corrupt Practices
Act of 1977, as amended, (v) established or maintained any unlawful or unrecorded fund of corporate moneys or other assets or properties of the
Company or any of the Company Subsidiaries, (vi) made any false or fictitious entry on the books or records of the Company or any of the Company
Subsidiaries, (vii) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, or made any other payment of a similar or comparable nature, whether lawful or not, to any Person, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained, which as to the preceding clauses (i) through (vii) would be reasonably likely, individually or in the aggregate, to be material to the Company and the Company
Subsidiaries, taken as a whole. Each of the Company and the Company
Subsidiaries has adequate financial controls that would reasonably be expected to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures.

          (b) The Company and each of the Company Subsidiaries have in effect all Permits necessary for them to own, lease, sublease, license or operate their properties and assets and to carry on their businesses as now conducted, and there has occurred no default under, or violation of, any such Permit, except for defaults under, or violations of, Permits which default or violation individually or in the aggregate would not be material to the Company and the
Company Subsidiaries, taken as a whole.

     Section 4.11 Employment Matters. Except as set forth in Section 4.11 of the Company Disclosure Schedule:

          (a) In the last three (3) years, neither the Company nor any Company
Subsidiary has experienced, nor were there threatened or pending, any labor strikes, slowdowns, lockouts, grievances or other disputes arising out of any collective bargaining agreement. There are no unfair labor practice charges or complaints against the Company or any Company Subsidiary pending before the
National Labor Relations Board or any foreign equivalent. To the Knowledge of the Company, there has been no organizational effort made or threatened by or on behalf of any labor union with respect to employees of the Company or any
Company Subsidiary.

          (b) There are no collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which it is bound.

          (c) The Company has heretofore delivered or made available copies to
Parent of each material personnel policy, rule or procedure applicable to employees of the Company and the Company Subsidiaries.

          (d) Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Entity relating to employees or employment practices.

          (e) In the past three (3) years, the Company has complied in all material respects with the notification provisions (or paid severance in lieu thereof) of the WARN Act and similar state or foreign laws.

                                      19

          (f) Neither the Company nor any Company Subsidiary has caused any of its employees to suffer an "employment loss" (as defined in the WARN Act)
during the ninety (90) day period prior to the date hereof.

          (g) Except as set forth in Section 4.11(g) of the Company Disclosure
Schedule, there is no material employment law or labor relations suit, claim, charge, action, investigation, hearing or Proceeding pending or, to the
Knowledge of the Company, threatened against the Company or any Company
Subsidiary.

     Section 4.12 Employee Benefit Plans; ERISA.

          (a) Section 4.12(a) of the Company Disclosure Schedule contains a true and complete list of each employment (other than at-will offer letters with no severance or compensation term guarantee), bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or any Company Subsidiary, or by
any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company or any Company Subsidiary would be deemed a "single employer" under Section 414(b), (c), (m) or (o) of the Code, for the benefit of any current or former employee or director of the Company, or any Company
Subsidiary or any ERISA Affiliate (the "Plans"). Section 4.12(a) of the Company
Disclosure Schedule identifies each Plan that is an "employee welfare benefit plan" or "employee pension benefit plan" as such terms are defined in Sections
3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans").

          (b) With respect to each of the Plans, the Company has heretofore delivered or made available to Parent true and complete copies of each of the following documents, as applicable:

          (i) a copy of the Plan (including all amendments thereto) for each written material Plan or a written description of any material Plan that is not otherwise in writing;

          (ii) a copy of the annual report or IRS Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last two (2) Plan years ending prior to the date of this Agreement for which such a report was filed;

          (iii) a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last two (2) Plan years ending prior to the date of this Agreement;

          (iv) a copy of the most recent Summary Plan Description, together with all Summary of Material Modifications issued with respect to such
     Summary Plan Description, if required under ERISA, with respect to each
     ERISA

                                      20

     Plan, and all other material employee communications relating to each ERISA
     Plan;

          (v) if the Plan is funded through a trust or any other funding vehicle (or if a rabbi trust or a similar arrangement has been established in connection with a Plan), a copy of the trust, other funding vehicle, or arrangement (including all amendments thereto) and the latest financial statements thereof, if any;

          (vi) all contracts relating to the Plans with respect to which the
     Company, any Company Subsidiary or any ERISA Affiliate may have any material liability; and

          (vii) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Section 401(a)
     of the Code.

          (c) None of the Company, any Company Subsidiary nor any ERISA
Affiliate has any formal plan or binding commitment to create any additional
Plan or modify or change any existing Plan that would affect any current or former employee or director of the Company, any Company Subsidiary or any ERISA
Affiliate, except as required by Applicable Law or to conform such Plan to the requirements of any Applicable Law. There are no understandings, agreements or undertakings, written or oral, or omissions that would prevent or impair any
Plan (including any Plan covering retirees or other former employees) from being amended or terminated by the Company or the applicable Company Subsidiary
(or any successor thereto) on or at any time after the Effective Time.

          (d) None of the Company, any Company Subsidiary nor any ERISA
Affiliate has ever maintained, contributed to or been obligated to contribute to any employee pension benefit plan that is, or ever was, subject to Title IV of ERISA. No Plan is a "multi-employer pension plan," as such term is defined in Section 3(37) of ERISA.

          (e) None of the Company, any Company Subsidiary, any ERISA Affiliate,
any of the ERISA Plans, any trust created thereunder, nor to the Company's
Knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any Company Subsidiary or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i)
of ERISA or a Tax imposed pursuant to Section 4975, 4976 or 4980B of the Code.

          (f) Each of the Plans has been operated and administered in all material respects in accordance with Applicable Laws, including but not limited to ERISA and the Code.

          (g) Other than routine claims for benefits, there are no suits, claims, actions, audits, investigations, IRS or DOL voluntary compliance programs or other Proceedings pending or, to the Knowledge of the Company, threatened against or otherwise involving any Plan.

                                      21

          (h) The Company has received a determination letter from the IRS stating that each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and the Company is aware of no event that has occurred that would affect such qualified status.
Any fund established under an ERISA Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code has satisfied such requirements.

          (i) Except as set forth in Section 4.12(i) of the Company Disclosure
Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director or consultant of the Company, any
Company Subsidiary or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment or (ii) accelerate the time of payment or vesting, or increase the amount of, or otherwise enhance, any benefit due to any such employee, officer, director or consultant.

          (j) Except as set forth in Section 4.12(j) of the Company Disclosure
Schedule, no amounts payable under any of the Plans or any other contract, agreement or arrangement with respect to which the Company or any Company
Subsidiary may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code.

          (k) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company, any Company Subsidiary or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by
Applicable Laws, (ii) death benefits or retirement benefits under any employee pension benefit plan or (iii) benefits, the full direct cost of which are borne by the current or former employee (or beneficiary thereof)).

          (l) Section 4.12(l) of the Company Disclosure Schedule lists all outstanding Options as of the date hereof, showing for each Option: (i) the total number of shares subject to such Option, (ii) the number of vested shares subject to such Option at December 31, 2003, in the case of Options granted on or prior to December 31, 2003, and at the date hereof, in the case of Options granted after December 31, 2003, in each case not giving effect to any acceleration of Options pursuant to Section 7.7 hereof, (iii) the date of expiration of such Option, (iv) the exercise price per share of such Option and
(v) the Option Plan under which the Option was granted.

          (m) With respect to each Foreign Plan: (i) all employer and employee contributions to each Foreign Plan required by Applicable Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each
Foreign Plan

                                      22

required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

          (n) As of the date hereof, to the Knowledge of the Company, other than as provided under the terms of the Plans, none of the Company or any
Company Subsidiary has made any representation or commitment to, or entered into any formal or informal understanding with, any employee of the Company or any Company Subsidiary with respect to compensation, benefits, or terms of employment to be provided by Parent, the Surviving Corporation or any of the
Surviving Corporation's Subsidiaries at or subsequent to the Effective Time.

          (o) None of assets of any Plan that are plan assets for purposes of
Title I of ERISA are employer securities or employer real property.

          (p) Section 4.12(p) of the Company Disclosure Schedule sets forth (i)
the aggregate amount of payroll deductions as of the date of this Agreement that have been allocated for purchases of common stock of the Company with respect to each offering period underway on the date of this Agreement and (ii)
the fair market value of a share of common stock of the Company on the Offering
Date (as defined in the ESPP) with respect to each offering period underway on the date of this Agreement.

     Section 4.13 Taxes.

          (a) Except as set forth in Section 4.13(a) of the Company Disclosure
Schedule, all material Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been filed and all material Taxes required to be paid by or with respect to the Company or any Company
Subsidiary, whether disputed or not and whether or not shown on any Tax Return, have been paid, except Taxes that are being contested in good faith by appropriate proceedings and for which adequate provision in accordance with
GAAP has been made in the pertinent financial statements referred to in Section
4.5 hereof. All such material Tax Returns were true, correct and complete in all material respects when filed. The provisions for Taxes on the financial statements are sufficient as of their respective dates for the payment of all accrued and unpaid Taxes of any nature of the Company and the Company
Subsidiaries, whether or not assessed or disputed, to the extent required by
GAAP.

          (b) All material Taxes and other assessments and levies which the
Company or any Company Subsidiary is required to withhold or collect have been withheld and collected and have been paid over to the proper Governmental
Entities in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party in accordance with
Applicable Law.

          (c) There is no pending or proposed dispute or Proceeding concerning any Tax liability of the Company or any Company Subsidiary either (i) claimed or raised by any Governmental Entity in writing and delivered to the Company or
(ii) as to which the Company has Knowledge based upon personal contact with any agent of or other Person acting on behalf of or for such Governmental Entity.
Neither the Company nor any of the Company Subsidiaries has received notice of any claim made by any Governmental Entity in a jurisdiction where the

                                      23

Company or such Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is or may be subject to taxation by that jurisdiction.

          (d) There is no outstanding agreement, waiver or consent providing for an extension of the statutory period of limitations with respect to any
Taxes or Tax Returns of the Company or a Company Subsidiary.

          (e) There are no Liens for Taxes with respect to the Company or any of the Company Subsidiaries, other than (i) Liens for Taxes not yet due and payable and (ii) Liens in respect of Taxes being contested in good faith and for which appropriate reserves have been established.

          (f) Neither the Company nor any of the Company Subsidiaries is a
party to or is otherwise bound by any agreement or understanding providing for the allocation or sharing of Taxes or has any obligation or liability under any such agreement or understanding to which it was once a party or otherwise bound.

          (g) Neither the Company nor any of the Company Subsidiaries is a
party to a "tax shelter" or a "listed transaction" as defined in Section 6111 of the Code or the regulations thereunder.

          (h) Neither the Company nor any Company Subsidiary has (i) been a member of an affiliated group as defined under Section 1504 of the Code (other than an affiliated group of which the common parent was the Company) and (ii)
liability for Taxes of any Person (other than the Company or a Company
Subsidiary) under Treas. Reg. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

     Section 4.14  Environmental.

          (a) Except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, each of the Company and the Company Subsidiaries has complied with all applicable
Environmental Laws, and no Proceeding, charge, demand, or notice has been filed, commenced or, to the Knowledge of the Company, threatened against any of the Company or the Company Subsidiaries alleging any failure to so comply.
Without limiting the generality of the preceding sentence, each of the Company and the Company Subsidiaries has obtained all Permits that are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables that are contained in, all Environmental Laws, except in each foregoing case where the failure to obtain any such Permit or any non-compliance, individually or in the aggregate, would not be material to the Company and the Company
Subsidiaries, taken as a whole.

          (b) Except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole:

          (i) none of the Company or any of the Company Subsidiaries has any
     liability for damage to any site, location or body of water (surface or subsurface), for any illness of or personal injury to any employee or

                                      24

     other individual, or for any other reason, in each case under applicable
     Environmental Laws; and

          (ii) none of the Company or any of the Company Subsidiaries has handled or disposed of any Hazardous Substance, arranged for the disposal of any Hazardous Substance, exposed any employee or other individual to any Hazardous Substance or condition or owned or operated any property or facility in any manner that could reasonably be expected to form the basis for any present or future Proceeding, charge, or demand against the
     Company or any Company Subsidiary.

           (c) All properties and equipment used in the business of the Company and the Company Subsidiaries are now and have been free from any Hazardous
Substance that would be material to the Company and the Company Subsidiaries, taken as a whole, except for reasonable quantities of substances typically used and reasonably necessary for the ordinary operation of the business of the
Company and the Company Subsidiaries or the maintenance of any real property set forth on Section 4.15(a) of the Company Disclosure Schedule, so long as such substances are used, transported, stored and handled in accordance with applicable Environmental Laws.

     Section 4.15  Title to Properties.

          (a) Set forth in Section 4.15(a) of the Company Disclosure Schedule is a list of all of the real property leased, subleased or otherwise occupied by the Company or any Company Subsidiary. Neither the Company nor any Company
Subsidiary owns either directly or as a beneficiary any real property. Other than with respect to Intellectual Property Rights, which are addressed in
Section 4.16, each of the Company and the Company Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets, free and clear of all Liens and other encumbrances, except as would not, individually or in the aggregate, be material to the Company and the
Company Subsidiaries, taken as a whole. Each of the Company and the Company
Subsidiaries enjoys peaceful and undisturbed possession of the properties under all real property leases, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

          (b) Neither the Company nor any Company Subsidiary has received or given notice of default under any real property leases and, to the Knowledge of the Company, there is no event that, with notice or the passage of time or both, would constitute a material default under such leases. The Company has not received notice of any pending or threatened taking by eminent domain or condemnation of any of the real property identified in Section 4.15(a) of the
Company Disclosure Schedule.

          (c) All premises constituting a part of the real property identified in Section 4.15(a) of the Company Disclosure Schedule are in good operating condition and repair, and there are no material defects in the physical condition of any land, buildings or improvements constituting part of such real property.

                                      25

          (d) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement shall not, impair in any material respect, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to a loss of a material benefit under, any material lease, license, sublease, easement, covenant, condition, restriction, contract, instrument, permit or other instrument or obligation relating to the real property identified in Section
4.15(a) of the Company Disclosure Schedule.

     Section 4.16 Intellectual Property. The Company and the Company
Subsidiaries own or possess adequate licenses or other valid rights to use the
Material Intellectual Property Rights, which Material Intellectual Property
Rights are included in Sections 1.1(a), 1.1(b), 1.1(c), 1.1(e), 1.1(f) and
1.1(h) of the Company Disclosure Schedule. Except as set forth in Section
1.1(d) of the Company Disclosure Schedule, neither the Company nor any of the
Company Subsidiaries has granted to any other Person any license to use any of the foregoing, other than "label or product use licenses" granted to customers and distributors of the Company or the Company Subsidiaries in the ordinary course of business consistent with past practice. Except as set forth in
Section 4.16 of the Company Disclosure Schedule, to the Knowledge of the
Company, there is no infringement by any Person of any Material Intellectual
Property Rights. Except as set forth in Section 4.16 of the Company Disclosure
Schedule, the Company or a Company Subsidiary holds all right, title and interest in, has maintained in good standing, and has no Liens, oppositions, actions for cancellation, nullity, invalidation or the like pending against
Patents Owned, Copyrights, Trademarks and Domain Names. To the Knowledge of the
Company, all Patents Licensed have been maintained in good standing, and have no Liens, oppositions, actions for cancellation, nullity, invalidation or the like pending against them. All Licenses In and Licenses Out are in full force and effect, have not terminated or expired, and there are no material disputes or actions threatened or pending regarding the same. Except as set forth in
Section 4.16 of the Company Disclosure Schedule, there are no third party
Intellectual Property Rights (other than patents and trademarks) and, to the
Knowledge of the Company, no third party patents or trademarks, that are infringed by any Products (including Products under development if they were currently being sold) or existing activities of the Company or a Company
Subsidiary. To the Knowledge of the Company, all employees of the Company have entered into written agreements with the Company obligating the employee (a) to assign to the Company the employee's rights in any invention, whether patentable or patented, software, trade secret or technical information conceived, generated, made or reduced to practice by the employee under his/her employment with the Company, and (b) to maintain the confidentiality of Company information. The sections of the Company Disclosure Schedule referenced under the definitions for Copyrights, Domain Names, Licenses In, Licenses Out,
Patents Owned, Patents Licensed and Trademarks list (i) all patents and patent applications, copyright registrations, trademarks, service marks and Internet domain names owned by the Company or any of the Company Subsidiaries that are material to the business of the Company and its Subsidiaries, taken as a whole,
(ii) all licenses, sublicenses and other agreements pursuant to which the
Company or any Company Subsidiary is authorized to use any third party patents, copyrights, trademarks or service marks and that are material to the business of the Company and its Subsidiaries, taken as a whole and (iii) all licenses, sublicenses and other agreements pursuant to which the Company or any Company
Subsidiary authorizes any third party to use any patents, copyrights, trademarks or service marks owned or licensed by the Company or any Company

                                      26

Subsidiary and that are material to the business of the Company and its
Subsidiaries, taken as a whole.

     Section 4.17 Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval and adoption of this Agreement and the Merger (the "Stockholder
Approval") is the only vote of the holders of any class or series of the
Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     Section 4.18 State Takeover Statutes. The Company Board has unanimously approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the Stockholder
Agreement, and such approval is sufficient to render inapplicable to the
Merger, this Agreement, the Stockholder Agreement, and the other transactions contemplated by this Agreement and the Stockholder Agreement the provisions of
Section 203 of the DGCL to the extent, if any, such Section is applicable to the Merger, this Agreement, the Stockholder Agreement, and the other transactions contemplated by this Agreement and the Stockholder Agreement. To the Company's Knowledge after consultation with the Company's outside legal counsel, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, the Stockholder
Agreement or the transactions contemplated by this Agreement or the Stockholder
Agreement.

     Section 4.19 Rights Agreement. The Rights Agreement has been amended to
(a) render the Rights Agreement inapplicable to this Agreement, the Stockholder
Agreement, the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement, (b) ensure that (i) none of Parent, Sub, or their respective Affiliates is or will be an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement solely by virtue of the execution of this Agreement or the Stockholder Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or the
Stockholder Agreement and (ii) a Distribution Date, a Section 8(a)(ii) Event, a
Section 10 Event or a Stock Acquisition Date (as such terms are defined in the
Rights Agreement) does not occur solely by reason of the execution of this
Agreement or the Stockholder Agreement, the consummation of the Merger or the consummation of the other transactions contemplated by this Agreement or the
Stockholder Agreement and (c) provide that the Final Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective
Time.

     Section 4.20 Tangible Assets. Except as set forth in Section 4.20 of the
Company Disclosure Schedule, the Company and each Company Subsidiary owns, leases or has the legal right to use all the tangible properties and assets necessary for the conduct of its business and, with respect to contract rights, is a party to all, and enjoys the right to the benefits of all, contracts or other agreements necessary for the conduct of its business, except as would not, individually or in the aggregate, be material to the Company and Company
Subsidiaries, taken as a whole. All of the property, plant and equipment of the
Company and each Company Subsidiary has been maintained in good operating condition and repair, ordinary wear and tear excepted, and is sufficient to permit the Company and each Company Subsidiary to conduct its operations in the ordinary course of business consistent with their past practices.

                                      27

     Section 4.21 Brokers; Schedule of Fees and Expenses. Except for U.S.
Bancorp Piper Jaffray Inc. (the "Company Financial Advisor"), a complete and correct copy of whose engagement agreement (which engagement agreement includes all fee arrangements between the Company and the Company Financial Advisor) has been provided to Parent and whose fees and expenses will be paid by the
Company, no broker, finder, investment banker, financial advisor or other
Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     Section 4.22 Opinion of Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor dated the date hereof, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a signed copy of such opinion has been, or promptly shall be, provided to Parent.

     Section 4.23 Regulatory Compliance.

           (a) (i) With respect to each of the Products (including, to the extent applicable, Products under development): (A) the Company and the Company
Subsidiaries, and to the Knowledge of the Company, the suppliers and distributors material to the Company and the Company Subsidiaries, taken as a whole, have obtained all applicable approvals, clearances and registrations required by any governmental or supranational regulatory authority or private accreditation body, including but not limited to the FDA, European Union
Competent Authorities and Notified Bodies, and public and private Institutional
Review Boards (IRBs) and Independent Ethics Committees (IECs), to permit any manufacturing, distribution, sales, customer service, marketing or human research and development activities of the Company and the Company Subsidiaries to date (the "Activities to Date") with respect to each Product (collectively,
"Approvals"); (B) the Company and the Company Subsidiaries, and to the
Knowledge of the Company, the suppliers and distributors material to the
Company and the Company Subsidiaries, taken as a whole, are in compliance in all material respects with the terms and conditions of each Approval and with all requirements pertaining to the Activities to Date with respect to each
Product which is not required to be the subject of an Approval; and (C) the
Company and the Company Subsidiaries, and to the Knowledge of the Company, the
suppliers material to the Company and the Company Subsidiaries, taken as a whole, are in compliance in all material respects with all applicable requirements (as set forth in relevant statutes and regulations) regarding registration or notification for each site (in any country) at which each
Product is manufactured, packed, held for distribution or from which and into which it is distributed; (ii) all manufacturing operations performed by or on behalf of the Company and the Company Subsidiaries have been and are being conducted in all material respects in compliance with relevant current good manufacturing practices, including, but not limited to, the quality system regulations issued by the FDA, and to the extent applicable, counterpart regulations in the European Union and all other countries where compliance is required; (iii) all nonclinical laboratory studies of Products under development sponsored by the Company and the Company Subsidiaries and intended to be used to support regulatory clearance or approval have been and are being conducted in all material respects in compliance with the good laboratory practices as set forth in 21 C.F.R. Part 58 and applicable counterpart regulations in the European Union and other countries; (iv) all clinical studies of marketed or investigational Products

                                      28

sponsored by the Company and the Company Subsidiaries and intended to support a regulatory clearance or approval have been and are being conducted in all material respects in compliance with relevant good clinical practices including as reflected in the FDA's regulations and the International Conference on
Harmonisation (ICH) GCP consolidated Guideline (E6), as applicable; and (v) the
Company and the Company Subsidiaries are in all material respects in compliance with all reporting requirements for all Approvals or plant registrations described in clause (a)(i) above; except, in the case of the preceding clauses
(a)(i) through (a)(v), for any such failure to obtain or noncompliance that, individually or in the aggregate, would not be material to the Company and the
Company Subsidiaries, taken as a whole. Other than in Japan, all Approvals are held in the name of the Company or a Company Subsidiary. The Company's Japanese
distributor is the holder of the Japanese Approvals and is contractually obligated to assign them to the Company upon termination of its distribution agreement with the Company. Neither the Company nor any Company Subsidiary is
engaged in the servicing of any Product. Without limiting the generality of the foregoing definition of "Approvals," such definition shall specifically include, as applicable, premarket approval applications under Section 515 of the FDCA, premarket notifications under Section 510(k) of the FDCA, investigational device exemptions under Section 520(g) of the FDCA, product export permits issued under Sections 801(e) and 802 of the FDCA and European
Union Conformity Markings (CE marks) issued by a European Union Notified Body.

           (b) To the Knowledge of the Company, there are no pending voluntary or involuntary market withdrawals, field corrective actions (including recalls), destruction orders, seizures, corrections or other major regulatory enforcement actions related to any Product that would be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

           (c) To the Knowledge of the Company, neither the Company, the
Company Subsidiaries nor any of their respective officers, employees or agents has made any untrue statement of a material fact or fraudulent statement to any governmental or supranational regulatory authority or private accreditation body in any jurisdiction, failed to disclose a fact required to be disclosed to such an authority in any jurisdiction, or committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for (i) the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities" set forth in 56 Fed. Reg.
46,191 (September 10, 1991) or (ii) any foreign Person to invoke an equivalent policy or to effect a similar result.

           (d) The Company has, prior to execution of this Agreement, made available to Parent copies of or made available for Parent's review any and all documents in its or any of the Company Subsidiaries' possession that the
Company believes are material to assessing the Company's or any of the Company
Subsidiaries' compliance with the FDCA or the International Standards
Organization (and their respective implementing regulations) or any other similar regulations in any applicable jurisdiction.

     Section 4.24 Insurance. Section 4.24 of the Company Disclosure Schedule
sets forth a complete and correct list of all material insurance policies owned or held by the Company and each Company Subsidiary, true and complete copies of which have been made available to Parent. All such policies are in full force and effect, all premiums with respect

                                      29

thereto covering all periods up to and including the date hereof have been paid and no notice of cancellation, termination or reservation of rights has been received with respect to any such policy. Neither the Company nor any Company
Subsidiary has been refused any insurance with respect to its assets or operations, nor has coverage been materially limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three (3) years. No material claims have been asserted during the three-year period prior to the date of this Agreement by the Company or any Company Subsidiary under any of the insurance policies of the Company or the Company Subsidiaries or relating to their properties, assets or operations.

     Section 4.25 Affiliate Transactions. Except as set forth in Section 4.25 of the Company Disclosure Schedule, as of the date hereof there are, and except as permitted under Section 6.1(a)(xiii)(F) of this Agreement, as of the Closing there will be, no loans, leases or other continuing transactions between the
Company or any Company Subsidiary and any present or former director or officer thereof or any member of such director's or officer's family, or any Person controlled by such officer or director or his or her family, including, without limitation, any transaction that would be required to be disclosed pursuant to
Item 404 of SEC Regulation S-K. Except as set forth in Section 4.25 of the
Company Disclosure Schedule, no director or officer of the Company or any
Company Subsidiary nor, to the Knowledge of the Company, any of their respective spouses or family members, owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any entity that is a party to a
Significant Agreement (other than the Company and the Company Subsidiaries).

                                   ARTICLE V

                Representations and Warranties of Parent and Sub

     Parent and Sub hereby represent and warrant to the Company as follows:

     Section 5.1 Organization, Standing and Corporate Power. Each of Parent and
Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, lease, possess and operate its properties and assets and to carry on its business as now being conducted.

     Section 5.2 Authority; Noncontravention.

           (a) Parent and Sub each have all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Parent and
Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes (assuming due authorization, execution and delivery by the Company)
a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms.

                                      30

           (b) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement shall not, (i) conflict with, or result in any violation of, the certificate of incorporation or by-laws of either of
Parent or Sub, (ii) conflict with, or result in any violation of, any
Applicable Law, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under any loan or credit agreement, note, bond, mortgage, indenture, lease, contract, instrument, permit, concession, franchise license or other instrument or obligation other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches or defaults that, individually or in the aggregate, would not (x)
impair in any material respect the ability of either Parent or Sub to perform its obligations under this Agreement, or (y) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

           (c) No consent, approval, Order or authorization of, or
registration, declaration or filing with, or notification to, any Governmental
Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by the Parent and Sub or the consummation by Parent or Sub of the transactions contemplated by this
Agreement, except (i) the filing of a pre-merger notification and report form by Parent and Sub under the HSR Act, and compliance with the pre-merger notification requirements in Austria, Germany, Ireland, Italy and the Czech
Republic, (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Stockholder Agreement and the transactions contemplated hereby and thereby, (iii) the filing of the
Certificate of Merger with the Secretary of State of the State of Delaware, and
(iv) such other consents, approvals, Orders, authorizations, registrations, declarations, filings and notifications, the failure of which to be obtained or made would not, individually or in the aggregate, (x) impair in any material respect the ability of either Parent or Sub to perform its obligations under this Agreement, or (y) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

     Section 5.3 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Sub in writing expressly for inclusion in the Proxy Statement will, at the date mailed to the Company's stockholders and at the time of any meeting of the Company's stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

     Section 5.4 Brokers. No broker, finder, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. Incorporated (whose fees and expenses will be paid by Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

     Section 5.5 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                      31

     Section 5.6 Financing. Parent will make available to Sub prior to the
Closing sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the transactions contemplated by this Agreement and to pay the related fees and expenses of
Parent and Sub.

                                  ARTICLE VI

                   Covenants Relating to Conduct of Business

     Section 6.1 Conduct of Business.

          (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, in all material respects, conduct its businesses in the ordinary course consistent with past practice and use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its existing relationships with customers, suppliers, licensors, licensees, distributors, regulators, creditors, business partners and others having business dealings with it. In addition, and without limiting the generality of the foregoing, except as otherwise permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall cause each Company Subsidiary not to, without Parent's prior written consent:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, or (D) adopt a plan of complete or partial liquidation (or resolutions providing for or authorizing such liquidation), dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company or any of the Company
     Subsidiaries (other than the Merger);

          (ii) issue, deliver, sell, grant or encumber or authorize the issuance, delivery, sale, grant or encumbrance of, (A) any shares of its capital stock, (B) any Voting Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units; in the case of each of clauses (A) through (D), other than (x) upon the exercise of Options in accordance with their terms, (y) the issuance of shares of
     Company Common Stock (and associated Rights) pursuant to the ESPP in accordance with its present terms or (z) the issuance of Options with an exercise price of 100% of the then-current market price to promoted or

                                      32

     newly hired employees pursuant to Option Plans in the ordinary course of business consistent with past practice (including with respect to the number of Options for the grade of employee);

          (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

          (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person, or division thereof or (B) any assets, except purchases of inventory, materials, supplies or equipment in the ordinary course of business consistent with past practice and except for capital expenditures permitted under Section 6.1(a)(vii);

          (v) sell, lease, sublease, license, mortgage, sell and leaseback or otherwise encumber or permit to be subject to any Lien or otherwise dispose of any of its properties or assets, except sales of inventory,
     Products, surplus equipment or obsolete equipment in the ordinary course of business consistent with past practice;

          (vi) (A) incur any long-term indebtedness for borrowed money, incur any short-term indebtedness for borrowed money or guarantee any such long-term or short-term indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (B)
     make any loans, advances or capital contributions to, or investments in, any other Person; in the case of each of clauses (A) and (B), other than
     (x) in or to the Company or the Company Subsidiaries, (y) borrowings from the Company's credit facilities existing as of the date hereof or (z)
     extensions of credit to customers, distributors or suppliers of the
     Company or the Company Subsidiaries; in the case of each of clauses (x),
     (y) and (z), in the ordinary course of business consistent with past practice (including with respect to any amounts borrowed);

          (vii) make or agree to make any new capital expenditure or expenditures in excess of the amounts set forth in Section 6.1(a)(vii) of the Company Disclosure Schedule;

          (viii) (A) discharge, settle, assign or satisfy any claims, whether or not pending before a Governmental Entity, in excess of $200,000 individually or $1,000,000 in the aggregate, or (B) cancel any material indebtedness;

          (ix) except in the ordinary course of business consistent with past practice, modify, amend or terminate any Significant Agreement or

                                      33

     agreement relating to Material Intellectual Property Rights to which the
     Company or any Company Subsidiary is a party or waive, release or assign any material rights or claims thereunder;

          (x) (A) enter into or extend any Significant Agreement or (B) enter into or extend any contracts, agreements, arrangements or understandings relating to the distribution, right to sell, license or co-promotion by or with third parties of the Products (including Products under development), other than contracts, agreements, arrangements or understandings that (x)
     would not be binding on the Parent, Surviving Corporation or any of their
     Affiliates following the Effective Time or (y) are terminable by the
     Company and any Company Subsidiary without payment or penalty upon thirty
     (30) days' notice;

          (xi) except in the ordinary course of business consistent with past practice, transfer, assign, terminate, cancel, abandon or modify any
     Approvals or fail to maintain any such Approvals as currently in effect;

          (xii) fail to use all commercially reasonable efforts to maintain all insurance policies as currently in effect or to prevent the lapse of any such policies;

          (xiii) except as required to comply with Applicable Law, (A) grant to any officer, director or employee of the Company or any Company Subsidiary any increase in compensation, fringe benefits or other terms or conditions of employment, other than in connection with periodic increases to employee compensation and promotions conducted in the ordinary course of business and consistent with past practice, (B) grant to any present or former employee, officer, director, agent or consultant of the Company or any Company Subsidiary any increase in severance or termination pay, (C)
     enter into or amend any employment, consulting, indemnification, change-in-control, severance or existing termination agreement with any present or former employee, officer, director, agent or consultant, (D)
     establish, adopt, enter into or amend any Plan or other benefit or compensation plan, program, arrangement or agreement, except as may be necessary to maintain appropriate qualification under the Code or other
     Applicable Law, (E) except as permitted or required under Section 7.7, take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary and usual course of business, under any
     Plan, (F) loan or advance money or other property in violation of the
     Sarbanes-Oxley Act of 2002 or in excess of $10,000 to any present or former employees, officers or directors of the Company or any Company
     Subsidiary or make any change in any existing borrowing or lending arrangements on or on behalf of any such persons, (G) grant any new, or amend any existing, Option or enter into any agreement under which any
     Option would be required to be issued, including, but not limited to, a grant, or agreement to grant, any Option in connection with the settlement or payment of any award granted pursuant to an incentive or bonus plan or arrangement maintained by the Company or any Company Subsidiary, except
     (x) as permitted or required under Section 7.7 or (y) in the case of the issuance of Options with an

                                      34

     exercise price of 100% of the then-current market price to promoted or newly hired employees pursuant to Option Plans in the ordinary course of business consistent with past practice (including with respect to the number of Options for the grade of employee) or (H) except as set forth in
     Section 7.6 or as set forth in writing by Parent for the express purpose of communications with employees of the Company and the Company
     Subsidiaries, make any representation or commitment to, or enter into any formal or informal understanding with, any employee of the Company or any
     Company Subsidiary with respect to compensation, benefits, or terms of employment to be provided by Parent, the Surviving Corporation or any of the Surviving Corporation's Subsidiaries at or subsequent to the Effective
     Time;

          (xiv) (A) terminate any employee who is a party to a Change of
     Control Severance Agreement with the Company or any Company Subsidiary,
     (B) terminate any related group of employees (in one or a series of related terminations), (C) hire any employee at the director level or above or (D) hire more than eight (8) sales force employees (other than an employee hired to replace an active sales force employee whose employment is terminated voluntarily or in accordance with the terms of this
     Agreement);

          (xv) except as contemplated by Section 4.19, waive, amend or otherwise alter the Rights Agreement or redeem the Rights or take any action to render Section 203 of the DGCL inapplicable to any transaction other than the transactions contemplated by this Agreement and the
     Stockholder Agreement;

          (xvi) transfer or license to any Person or allow to lapse or go abandoned any Material Intellectual Property Rights of the Company;

          (xvii) enter into any license agreement with any Person to obtain any material Intellectual Property Rights;

          (xviii) commence, discharge or settle any Proceeding relating to
     Material Intellectual Property Rights;

          (xix) accept any returns of Products outside the ordinary course of business consistent with past practice;

          (xx) except as required by GAAP, make any change in accounting methods, principles or practices;

          (xxi) waive any provision of any confidentiality agreement not entered into in the ordinary course of business consistent with past practice (or otherwise entered into with a third party in contemplation of an Alternative Acquisition) or standstill agreement to which the Company or any Company Subsidiary is a party; or

          (xxii) commit or agree to take any of the foregoing actions.

                                      35

           (b) Certain Tax Matters. From the date hereof until the Effective
Time, the Company and the Company Subsidiaries will (i) timely file or cause to be timely filed all material Tax Returns, which shall be true, correct and complete in all material respects ("Post-Signing Returns"), required to be filed by it (after taking into account any applicable extensions); (ii) timely pay all material Taxes due and payable with respect to such Post-Signing
Returns that are so filed; (iii) accrue a liability in its books and records and financial statements in accordance with past practice and GAAP for Taxes payable by the Company for which no Post-Signing Return is due prior to the
Effective Time; (iv) promptly notify Parent of any Proceeding pending against or with respect to the Company or a Company Subsidiary in respect of any Tax where there is a reasonable possibility of a determination or decision that would have a material adverse effect on the Company's Tax liabilities or Tax attributes and will not settle or compromise any such Proceeding without
Parent's prior written consent; (v) not make any material Tax election, consent to any claim or assessment relating to any material Taxes or any waiver of the statute of limitations for such claim or assessment, settle or compromise any
Tax liability or refund, change or adopt a Tax accounting method or file any amended Tax Return without Parent's prior written consent; and (vi) not engage in any "tax shelter" or "listed transaction" as defined in Section 6111 of the
Code or the regulations thereunder.

           (c) Advice of Changes; Filings. The Company and Parent shall promptly advise the other party in writing of (i) any representation or warranty made by it (and, in the case of Parent, made by Sub) contained in this
Agreement that becomes untrue or inaccurate in any respect or (ii) the failure by it (and, in the case of Parent, by Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Without limiting the generality of the foregoing, the Company shall promptly advise Parent orally and in writing of
(i) any changes or events that, to the Knowledge of the Company, individually or in the aggregate, would have, or be reasonably likely to have, a Company
Material Adverse Effect or (ii) the cancellation or termination of any material insurance policy; provided, however, that no such notification pursuant to this sentence or the preceding sentence shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this
Agreement. The Company and Parent shall use all commercially reasonable efforts to promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

     Section 6.2 No Solicitation.

           (a) From the date of this Agreement until the earlier of the
Effective Time or the termination of this Agreement, the Company and the
Company Subsidiaries shall not (and the Company will not permit any of its or any of the Company Subsidiaries' officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of the Company Subsidiaries (collectively,
"Company Representatives") to) directly or indirectly (i) solicit, initiate, facilitate, encourage, engage in discussions or negotiate with any Person or take any other action intended or designed to facilitate any inquiry or effort of any Person relating to any possible Alternative Acquisition, (ii) provide information with respect to the Company or any Company Subsidiary to any Person

                                      36

relating to any possible Alternative Acquisition or (iii) enter into any agreement with respect to any proposal for any possible Alternative
Acquisition. Notwithstanding the foregoing, at any time prior to obtaining
Stockholder Approval, the Company Board may, to the extent necessary to inform itself with respect to an unsolicited written bona fide proposal for an
Alternative Acquisition (an "Alternative Acquisition Proposal") that did not result from a breach of this Section 6.2 and that the Company Board determines in good faith (after consultation with outside legal counsel) is a Superior
Company Proposal, subject to providing prior written notice of its decision to take such action to Parent, (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Alternative Acquisition
Proposal and its representatives pursuant to a confidentiality agreement with terms no more favorable to the Person making the Alternative Acquisition
Proposal than those applicable to Parent under the Confidentiality Agreement and (y) participate in discussions with such Person and its representatives regarding such Alternative Acquisition Proposal. The Company shall, and shall cause the Company Subsidiaries and Company Representatives to, cease and cause to be terminated immediately all existing discussions or negotiations conducted heretofore with respect to any proposal that constitutes, or may reasonably be expected to lead to, an Alternative Acquisition Proposal and obtain the return of all information provided to any third party pursuant to a confidentiality agreement (subject to any rights existing as of the date hereof of such third party to destroy such information in lieu of returning such information to the
Company and to retain a copy solely for archival purposes, in either case pursuant to any such confidentiality agreement) or otherwise in connection with such discussions or negotiations. For purposes of this Section 6.2, the term
"Person" shall include any group as defined in the Exchange Act.

           (b) Except as expressly permitted by this Section 6.2, neither the
Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board or any such committee of this
Agreement or the Merger, (ii) approve or cause or permit the Company or any
Company Subsidiary to enter into any letter of intent, agreement in principle, definitive agreement or similar agreement constituting or relating to, or which is intended to or is reasonably likely to lead to, an Alternative Acquisition
(an "Acquisition Agreement"), (iii) approve or recommend, or propose to approve or recommend, any Acquisition Agreement or Alternative Acquisition Proposal or
(iv) agree or resolve to take actions set forth in clauses (i), (ii) or (iii)
of this sentence. Notwithstanding the foregoing, if, at any time prior to obtaining Stockholder Approval, the Company Board receives a Superior Company
Proposal that did not result from a breach of this Section 6.2, the Company
Board may, during such period, in response to such Superior Company Proposal, withdraw or modify its recommendation of this Agreement and the Merger at any time after the fourth Business Day following Parent's receipt of written notice
(a "Notice of Superior Company Proposal") advising Parent that the Company
Board has received a Superior Company Proposal and intends to withdraw or modify its recommendation, identifying the Person making such Superior Company
Proposal and specifying the financial and other material terms and conditions of such Superior Company Proposal (it being understood that any amendment to the price or material terms of a Superior Company Proposal shall require an additional Notice of Superior Company Proposal and an additional two (2)
Business Day period thereafter to the extent permitted under Applicable Law).
In addition, at any time prior to obtaining Stockholder Approval, the Company
Board, to the extent required by the fiduciary obligations of the Company Board under Delaware Law, as determined in good faith by the Company Board (after consultation with outside legal counsel),

                                      37

may cause the Company to terminate this Agreement in accordance with Section
9.1(e) (and concurrently with or after such termination, cause the Company to enter into an Acquisition Agreement with respect to a Superior Company
Proposal); provided, however, that the Company shall not terminate this
Agreement pursuant to Section 9.1(e), and any purported termination pursuant to
Section 9.1(e) shall be void and of no force or effect, unless the Company shall have complied with the provisions of this Section 6.2 and the Company shall have paid to Parent the Termination Fee prior to or concurrently with such termination; and provided further, however, that the Company shall not be entitled to exercise its right to terminate this Agreement pursuant to Section
9.1(e), (A) until after the fourth Business Day following Parent's receipt of a
Notice of Superior Company Proposal (it being understood that any amendment to the price or any other material term of a Superior Company Proposal shall require a new Notice of Superior Company Proposal and an additional two (2)
Business Day period) and (B) unless within the four (4) Business Day period following the delivery of the Notice of Superior Company Proposal (or the two
(2) Business Day period following the delivery of a new Notice of Superior
Company Proposal due to an amendment of a Superior Company Proposal), Parent has not proposed adjustments in the terms and conditions of this Agreement as favorable from a financial point of view to the Company's stockholders as such
Superior Company Proposal.

           (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.2, the Company promptly, and in any event within twenty-four (24) hours, shall (i) advise Parent in writing of receipt by it (or any Company Representatives) of any Alternative Acquisition
Proposal or any inquiry indicating that any Person is considering making or wishes to make an Alternative Acquisition Proposal, identifying such Person and the financial and other material terms and conditions of any Alternative
Acquisition Proposal or potential Alternative Acquisition Proposal and (ii)
notify Parent after receipt of any request for nonpublic information relating to the Company or any of the Company Subsidiaries or for access to the
Company's or any of the Company Subsidiaries' properties, books or records by any Person that may be considering making, or has made, an Alternative
Acquisition Proposal, identifying such Person and the information requested by such Person, and provide Parent with any nonpublic information that is given to such Person pursuant to this Section 6.2(c). The Company shall (i) keep Parent reasonably informed as to the status and the financial and other material terms and conditions of any such Alternative Acquisition Proposal, indication or request and (ii) provide to Parent as promptly as practicable any applicable written agreement that describes any of the terms or conditions of any
Alternative Acquisition Proposal.

           (d) Nothing contained within this Section 6.2 shall prevent the
Company Board from complying with Rule 14e-2(a) under the Exchange Act with regard to any Alternative Acquisition Proposal; provided, however, that except as set forth in Section 6.2(b), in no event shall the Company Board or any committee thereof withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger or adopt, approve or recommend, or propose to adopt, approve or recommend, any Alternative
Acquisition Proposal.

           (e) The parties agree that if any Company Representative takes any action which may not be taken by the Company or any Company Subsidiary under this Section 6.2, such action shall be deemed a material breach of this
Agreement by the Company.

                                      38

                                  ARTICLE VII

                             Additional Agreements

      Section 7.1 Preparation of the Proxy Statement; Stockholders Meeting.

           (a) As promptly as practicable following the date of this Agreement, but in no event later than ten (10) Business Days thereafter, the Company shall prepare and file with the SEC the preliminary Proxy Statement. Each of the parties shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. The Company shall use all commercially reasonable efforts to respond as promptly as practicable to any comments of the
SEC with respect to the Proxy Statement and to cause the definitive Proxy
Statement to be mailed to the Company's stockholders as promptly as reasonably practicable after the date of this Agreement. The Company shall promptly notify
Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy
Statement or for additional information and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. If at any time prior to the
Effective Time any information relating to the Company or Parent, or any of their respective directors, officers or Affiliates, should be discovered by the
Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the
Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall
(i) provide Parent an opportunity to review and comment on such document or response, (ii) include in such document or response all comments reasonably proposed by Parent and (iii) not file or mail such document or respond to the
SEC prior to receiving Parent's approval, which approval shall not be unreasonably withheld or delayed.

           (b) The Company shall, as soon as reasonably practicable following the date of this Agreement, establish a record date (which will be as soon as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the
"Stockholders Meeting") for the purpose of obtaining the Stockholder Approval.
The Company shall cause the Stockholders Meeting to be held as promptly as reasonably practicable after the date of this Agreement. The Company shall, through the Company Board, recommend to its stockholders that they approve and adopt this Agreement and the Merger and include such recommendation in the
Proxy Statement, except to the extent that the Company Board shall have withdrawn its recommendation of this Agreement or the Merger as permitted by
Section 6.2. Unless the Company Board has withdrawn its recommendation in compliance with this Agreement, the Company shall use its reasonable best efforts to solicit from

                                      39

its stockholders proxies in favor of the approval and adoption of this
Agreement and the Merger and to secure the Stockholder Approval.

      Section 7.2 Access to Information; Confidentiality. The Company shall, and shall cause each of the Company's Subsidiaries to, afford to Parent, and to
Parent's officers, employees, accountants, legal counsel, financial advisors and other representatives, full and complete access upon reasonable notice during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the
Company shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as required by Applicable Law, Parent shall hold, and shall cause its officers, employees, accountants, legal counsel, financial advisors and other representatives and Affiliates to hold, any and all information received from the Company, directly or indirectly, in confidence, in accordance with the Confidentiality Agreement. No investigation pursuant to this Section 7.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

      Section 7.3 Reasonable Efforts; Notification.

           (a) Upon the terms and subject to the conditions set forth in this
Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement, including, but not limited to, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental
Entities pursuant to the HSR Act and any pre-merger notification requirements in Austria, Germany, Ireland, Italy and the Czech Republic) and the taking of all reasonable steps as may be necessary to obtain any necessary approval or waiver from, or to avoid an action or Proceeding by, any Governmental Entity,
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Stockholder
Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv)
the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Company Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Stockholder Agreement, the Merger or any other transactions contemplated by this Agreement or the Stockholder Agreement, use all their commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement or the Stockholder Agreement may be consummated as promptly as practicable on the terms contemplated by this
Agreement or the Stockholder Agreement, as applicable, and otherwise to minimize the effect of such statute or regulation on

                                      40

the Merger, this Agreement, the Stockholder Agreement and the other transactions contemplated hereby and thereby.

           (b) The Company and Parent shall make appropriate filings under each of the HSR Act and the pre-merger notification requirements in Austria,
Germany, Ireland, Italy and the Czech Republic with respect to the transactions contemplated hereby within ten (10) Business Days of the date hereof and respond as promptly as practicable to any inquiries received from the Federal
Trade Commission and the Antitrust Division of the Department of Justice for
additional information or documentation and respond as promptly as practicable to all inquiries and requests received from any other Governmental Entity in connection with antitrust matters. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, the
Company and Parent shall each request early termination of the HSR Act waiting period.

           (c) In furtherance of the agreements of the parties contained in this Section 7.3 and not in limitation thereof, if any objections are asserted with respect to the Merger under the HSR Act, or if any suit is instituted (or threatened to be instituted) by the Federal Trade Commission, the Antitrust
Division of the Department of Justice or any other Governmental Entity or any third party challenging any of the transactions contemplated by this Agreement, or which would otherwise prohibit or materially impair or materially delay the consummation of the Merger, each of Parent and the Company shall use all commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the Merger; provided, however, that notwithstanding anything to the contrary in this Agreement, (i) the Company shall not, without
Parent's prior written consent, commit to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices (or allow any of the Company Subsidiaries to commit to any divestitures, licenses, hold separate arrangements or similar matters), and the Company shall commit to, and shall use all commercially reasonable efforts to effect (and shall cause each of the Company Subsidiaries to commit to and use all their commercially reasonable efforts to effect), any such divestitures, licenses, hold separate arrangements or similar matters as
Parent shall request, but solely if such divestitures, licenses, hold separate arrangements or similar matters are contingent on consummation of the Merger and (ii) neither Parent nor any of its Subsidiaries shall be required to agree
(with respect to (A) Parent or its Subsidiaries or (B) the Company or the
Company Subsidiaries) to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices.

           (d) The Company and Parent each shall use all commercially reasonable efforts to keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by
Parent, Sub or the Company, as the case may be, or any of their respective
Subsidiaries, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement.

      Section 7.4 Public Announcements. Parent and Sub, on the one hand, and the
Company, on the other hand, shall consult with each other and shall mutually agree upon any press release or other public statements with respect to the transactions contemplated by this Agreement, except as may be required by
Applicable Law, court process or by obligations

                                      41

pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case the party proposing to issue such press release shall use all reasonable efforts to give as much advance notice to the other party as possible and to consult in good faith with the other party before issuing such press release or making any such public announcement. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

      Section 7.5 Indemnification and Insurance.

           (a) Parent and Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the directors or officers of the Company (each an "Indemnified Party") as provided in its certificate of incorporation or bylaws shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six (6) years following the Effective Time, and accordingly, during such period, the Surviving Corporation shall indemnify the Indemnified Parties to the same extent as such Indemnified Parties currently are entitled to indemnification.

           (b) Parent shall, or shall cause the Surviving Corporation to, maintain the Company's existing D&O Insurance for a period of not less than six
(6) years after the Effective Time; provided, however, that Parent or the
Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts; provided further, that if the existing D&O Insurance expires or is cancelled during such period, Parent or the Surviving Corporation shall use all commercially reasonable efforts to obtain substantially similar
D&O Insurance; and provided further, that neither Parent nor the Surviving
Corporation shall be required to expend, in order to maintain or procure an annual D&O Insurance policy, an amount for annual premiums in excess of two hundred fifty percent (250%) of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

           (c) The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

      Section 7.6 Benefits and Employment.

           (a) As of the Effective Time, Parent agrees to assume the Change in
Control Severance Agreements listed in Section 7.6 of the Company Disclosure
Schedule and to perform the Company's obligations thereunder in the same manner and to the same extent as the Company would be required thereunder to perform such obligations in the absence of such assumption.

           (b) As soon as commercially practicable after the Effective Time, the Continuing Employees shall receive compensation and benefits substantially comparable in the aggregate to those of similarly situated employees of Parent based on Parent's evaluation of the nature and scope of the employee's duties;
principal location where those duties are performed; grade level; and
performance. Benefits provided to Continuing Employees following the Effective
Time may be provided through continuation of the Plans or through employee benefit

                                      42

plans of the Surviving Corporation (or of Parent or the Surviving Corporation's
Subsidiaries, as the case may be), including, but not limited to, retiree health plans, maintained, established or contributed to by Parent, the
Surviving Corporation or any of the Surviving Corporation's Subsidiaries at or
subsequent to the Effective Time (collectively, the "Surviving Corporation
Plans"). The Continuing Employees shall receive full credit for periods of service with the Company or any Company Subsidiary prior to the Effective Time for purposes of determining eligibility and vesting under the Surviving
Corporation Plans; provided, that credit will not be given for purposes of benefit accruals (other than vacation policies), and provided further, that as to any retiree health plan, Continuing Employees will not receive credit for purposes of eligibility, vesting and benefit accrual with respect to service for Parent, the Surviving Corporation or the Surviving Corporation's
Subsidiaries before the Effective Time. Any amounts previously expended by
Continuing Employees for purposes of satisfying deductibles under any Plan for the applicable current plan year shall be credited for purposes of satisfying any corresponding deductibles under the Surviving Corporation Plans. No pre-existing condition limitations not applicable under the Plans shall be imposed on Continuing Employees upon admittance into any Surviving Corporation
Plan. Nothing contained in this Section 7.6 shall require Parent, the Surviving
Corporation, or any of their Affiliates to continue to employ or to continue any level of compensation and benefits of any Company Employee for any period following the Effective Time or create any third party rights.

           (c) Except as set forth in Section 7.6(a) and Section 7.6(b), none of
Parent, the Surviving Corporation or any of the Surviving Corporation's
Subsidiaries shall have any obligation to continue any Plan as of or subsequent to the Effective Time; and each of Parent and the Surviving Corporation shall have the right to amend, modify, or terminate any Plan at or subsequent to the
Effective Time.

      Section 7.7 Stock Options/ESPP.

           (a) Prior to the Effective Time, the Company shall take all action, including obtaining consents from holders of Options (as defined below), necessary to cause each unexpired and unexercised stock option under the Option
Plans or otherwise granted by the Company outside the Option Plans (each an
"Option"), whether vested or unvested, to be canceled immediately prior to the
Effective Time. In consideration for such cancellation, the holder of each such
Option shall receive, as soon as reasonably practicable at or after the
Effective Time, a cash payment from the Parent or the Surviving Corporation equal to the product of (i) the total number of shares that were subject to such Option immediately prior to the Effective Time, whether such Option was vested or unvested, and (ii) the excess (if any) of (A) the Merger
Consideration over (B) the exercise price per share subject to such Option, such cash payment to be reduced by any required withholding of Taxes.

           (b) The Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to the Company Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the
Exchange Act, such steps to be taken in accordance with the No-Action

                                      43

Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate,
Meagher & Flom LLP.

           (c) As of or prior to the Effective Time, the ESPP shall be terminated. The rights of participants in the ESPP with respect to any offering period then underway under the ESPP shall be determined in accordance with
Section 19(c) of the ESPP by the Company Board setting a new exercise date under the ESPP to occur immediately following the final payroll date prior to the Effective Time, on which date all purchase periods and offering periods shall terminate. Immediately following the date of this Agreement, the Company shall cause the administrator of the ESPP to prohibit any participant in the
ESPP from increasing his or her payroll deduction rate prior to the Effective
Time. The Company shall not commence any new purchase periods or offering periods pursuant to the ESPP following the date of this Agreement. Prior to the
Effective Time, the Company shall take all actions that are necessary to give effect to the transactions contemplated by this Section 7.7(c).

           (d) By adopting or approving this Agreement, the Company Board shall be deemed to have approved and authorized, and the stockholders of the Company shall be deemed to have approved and ratified, each and every amendment to (and such other actions in respect of) the Option Plans and the ESPP (and any other plan) and the agreements evidencing awards under the Option Plans and the ESPP
(and any other plan) as the officers of the Company may deem necessary or appropriate to give effect to the provisions of this Section 7.7.

           (e) The Company shall deliver to Parent no later than three (3) days prior to the new exercise date under Section 7.7(c) a list of amounts allocated to the ESPP accounts of each participant in the ESPP on such date with respect to each offering period then underway.

           (f) Prior to the Effective Time, the Company and each Company
Subsidiary, as applicable, shall take any and all actions necessary to ensure that each Incentive Plan is amended and/or interpreted to provide that such plan shall not permit the payment or settlement of awards thereunder in Company
Common Stock or Options (or any other stock or derivative security of the
Company or any Company Subsidiary). No amendment or interpretation adopted in accordance with the preceding sentence shall increase the aggregate payments made with respect to any award granted pursuant to an Incentive Plan.

      Section 7.8 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement or the Stockholder Agreement, and no such settlement shall be agreed to without Parent's prior written consent, which consent shall not be unreasonably withheld.

                                      44

                                 ARTICLE VIII

                              Conditions Precedent

      Section 8.1 Conditions to Each Party's Obligation to Effect the Merger.
The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

           (a) Stockholder Approval. This Agreement shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law.

           (b) Antitrust Filings. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and all applicable waiting periods (and any extensions thereof) under the pre-merger notification requirements in Germany and Ireland shall have been terminated or shall have expired (or, to the extent applicable, all approvals under such requirements shall have been obtained).

           (c) No Injunctions or Restraints. No Applicable Law shall have been enacted or promulgated by any Governmental Entity that prohibits the consummation of the Merger, and there shall be no Order or injunction of a court of competent jurisdiction in effect that prohibits the consummation of the Merger (collectively, "Legal Restraints").

      Section 8.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to satisfaction or waiver
(to the extent permitted by Applicable Law) of each of the following conditions:

           (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (disregarding all qualifications and exceptions contained therein relating to "materiality" or
"Company Material Adverse Effect") shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), with only such exceptions as would not, individually or in the aggregate, have a Company Material Adverse Effect.

           (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

           (c) Company Certificate. Parent shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer of the
Company, to the effect that the conditions set forth in Section 8.2(a) and
Section 8.2(b) have been satisfied.

           (d) No Governmental Litigation. There shall not be pending any
Proceeding by any Governmental Entity (i) seeking to restrain or prohibit the consummation of the Merger or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and the Company
Subsidiaries, taken as a whole, (ii) seeking to prohibit or impose any limitations on Parent's or Sub's ownership or operation (or that of any of

                                      45

their respective Subsidiaries or Affiliates) of any portion of their or the
Company's businesses or assets, or to compel any such Person to dispose of or hold separate any portion of the business or assets of the Company or Parent and their respective Subsidiaries, (iii) seeking to impose limitations on the ability of Parent or any of its Affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, (iv) seeking to prohibit Parent or any of its Affiliates from effectively controlling the business or operations of the Company and the Company Subsidiaries or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect; and
no court, arbitrator or Governmental Entity shall have issued any Order, and there shall not be any Applicable Law, that is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses (i)
through (v).

           (e) No Company Material Adverse Effect. At any time on or after the date of this Agreement, there shall not have occurred any Company Material
Adverse Effect (or, if one shall have occurred, it shall have been cured to the reasonable satisfaction of Parent).

      Section 8.3 Conditions to Obligation of the Company. The obligation of the
Company to effect the Merger is subject to the satisfaction or waiver (to the extent permitted by Applicable Law) of each of the following conditions:

           (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement (disregarding all qualifications and exceptions contained therein relating to "materiality")
shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), with only such exceptions as would (x) impair in any material respect the ability of either Parent or Sub to perform its obligations under this Agreement, or (y) prevent or materially delay the consummation of any of the transactions contemplated by this
Agreement.

           (b) Performance of Obligations of Parent and Sub. Parent and Sub
shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

           (c) Parent Certificate. Company shall have received a certificate, dated as of the Effective Time, signed by the chief executive officer or chief financial officer of Parent, to the effect that the conditions set forth in
Section 8.3(a) and Section 8.3(b) have been satisfied.

                                  ARTICLE IX

                       Termination, Amendment and Waiver

      Section 9.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained:

           (a) by mutual written consent of Parent and the Company;

           (b) by either Parent or the Company if:

                                      46

          (i) the Merger shall not have been consummated by September 30, 2004
     (the "End Date"); provided, however, that the right to terminate this
     Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any obligation under this
     Agreement has caused or resulted in the failure of the Merger to occur on or before the End Date;

          (ii) any Legal Restraint having the effect set forth in Section
     8.1(c) shall be in effect and be final and not subject to further appeal;

          (iii) the Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

          (iv) there shall have been a breach by the other of any of its respective representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.2(a) or (b) (in the case of the Company) or Section 8.3(a) or (b) (in the case of Parent), and in any such case, such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days after written notice thereof shall have been received by the party alleged to be in breach.

           (c) by Parent if:

          (i) the Company Board or any committee thereof withdraws or modifies in a manner adverse to Parent or Sub its recommendation of this Agreement or the Merger, or fails to reconfirm such recommendation if so requested by Parent within ten (10) Business Days following such request, or if the
     Company Board or any committee thereof resolves to take any of the foregoing actions;

          (ii) the Company Board or any committee thereof approves or recommends any Alternative Acquisition Proposal, or fails to recommend against, or takes a neutral position with respect to, a tender or exchange offer related to an Alternative Acquisition Proposal, or the Company Board
     or any committee thereof resolves to take any of the foregoing actions; or

          (iii) the Company shall have violated or breached any of its obligations under Section 6.2;

           (d) by Parent in the event that changes or developments occur which, individually or in the aggregate, have resulted in a Company Material Adverse
Effect, and in any such case, such Company Material Adverse Effect shall be incapable of being cured; and

           (e) by the Company in accordance with the terms and subject to the conditions of Section 6.2(b).

                                      47

      Section 9.2 Effect of Termination. In the event of termination of this
Agreement by either the Company or Parent as provided in Section 9.1, this
Agreement shall forthwith become void and have no effect, and, except to the extent that such termination results from fraud or the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, there shall be no liability or obligation on the part of Parent, Sub or the Company, other than with respect to Section 4.21, Section 5.4, this Section 9.2, Section 9.3 and Article X, which provisions shall survive such termination.

      Section 9.3 Fees and Expenses.

           (a) All fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

           (b) If this Agreement is terminated: (i) by Parent pursuant to
Section 9.1(c) or (ii) by the Company pursuant to Section 9.1(e), then the
Company shall immediately prior to any such termination by the Company or, in the event of a termination by Parent, promptly, but in no event later than two
(2) days after the date of such termination, pay Parent a fee equal to
$44,500,000 (the "Termination Fee"). If this Agreement is terminated by any party hereto: (x) pursuant to Section 9.1(b)(i) following a failure by the
Company to hold the Stockholders Meeting in breach of its obligations under
Section 7.1(b) or (y) pursuant to Section 9.1(b)(iii) and at or prior to the time of the Stockholders Meeting an Alternative Acquisition Proposal shall have been publicly announced and, prior to the date twelve (12) months following the date of the termination of this Agreement, the Company shall either (A)
consummate an Alternative Acquisition or (B) enter into an Acquisition
Agreement providing for an Alternative Acquisition, which Alternative
Acquisition is subsequently consummated, then the Company shall pay the
Termination Fee in the case of clause (A) concurrently with the consummation of such Alternative Acquisition or in the case of clause (B) concurrently with the consummation of the transaction subject to such Acquisition Agreement (whether or not such transaction is consummated prior to the date twelve (12) months following the date of the termination of this Agreement). All payments made pursuant to this Section 9.3(b) shall be made by wire transfer of immediately available funds to an account designated by Parent.

           (c) The Company acknowledges that the agreements contained in
Section 9.3(b) are an integral part of the transactions contemplated by this
Agreement, and that, without these agreements, Parent would not enter into this
Agreement. If the Company shall fail to pay the Termination Fee when due, the
Termination Fee shall be deemed to include the costs and expenses incurred by
Parent (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3, together with interest on such unpaid Termination Fee, commencing on the date that the Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New
York, as such bank's Base Rate plus one percent (1%).

      Section 9.4 Amendment. This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approval is obtained. This
Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                                      48

      Section 9.5 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this
Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE X

                               General Provisions

     Section 10.1 Nonsurvival of Representations and Warranties. None of the
representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     Section 10.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     if to Parent or Sub, to:

          Abbott Laboratories
          100 Abbott Park Road
          Building AP6D, Department 6392
          Abbott Park, Illinois 60064-6020
          Attention: President and Chief Operations Officer,
                     Medical Products Group
          Telecopier: (847) 938-6277

     with a copy to:

          Abbott Laboratories
          100 Abbott Park Road
          Building AP6D, Department 322
          Abbott Park, Illinois 60064-6020
          Attention: Divisional Vice President,
                      Domestic Legal Operations
          Telecopier: (847) 938-1206

                                      49

     with a copy to:

          Skadden, Arps, Slate, Meagher & Flom LLP
          333 West Wacker Drive
          Chicago, Illinois 60606
          Attention: Charles W. Mulaney, Jr.
          Telecopier: (312) 407-0411

     if to the Company, to:

          TheraSense, Inc.
          1360 South Loop Road
          Alameda, California 94502
          Attention: Bob Brownell
                     Vice President, General Counsel
          Telecopier: (510) 749-5438

     with a copy to:

          Davis Polk & Wardwell
          1600 El Camino Real
          Menlo Park, California 94025
          Attention: Francis S. Currie
          Telecopier: (650) 752-3602

     Section 10.3 Interpretation. When a reference is made in this Agreement to a Section, Annex or Schedule, such reference shall be to a Section of, or an
Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this
Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

     Section 10.4 Counterparts. This Agreement may be executed (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 10.5 Entire Agreement; No Third-Party Beneficiaries. This
Agreement, the Company Disclosure Schedules, the Stockholder Agreement and the
Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect transactions

                                      50

contemplated by this Agreement. Other than Section 7.5 of this Agreement, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies.

     Section 10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the applicable principles of conflict of laws thereof.

     Section 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this
Agreement to Parent or to any direct wholly-owned Subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

     Section 10.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the
State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or of any
Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action or counterclaim relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court and (d) waives any right to trial by jury with respect to any action related to arising out of this
Agreement or any of the transactions contemplated hereby.

     Section 10.9 Severability. If any term or other provision of this
Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                                      51

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                       ABBOTT LABORATORIES

                                       By: /s/ Richard A. Gonzalez
                                           -------------------------------------
                                           Name:  Richard A. Gonzalez
                                           Title: President & Chief
                                                  Operating Officer, Medical
                                                  Products Group

                                       CORVETTE ACQUISITION CORP.

                                       By: /s/ Thomas C. Freyman
                                           -------------------------------------
                                           Name:  Thomas C. Freyman
                                           Title: President

                                       THERASENSE, INC.

                                       By: /s/ W. Mark Lortz
                                           -------------------------------------
                                           Name:  W. Mark Lortz
                                           Title: Chairman, President and
                                                  Chief Executive Officer

ANNEX B

                                                                 EXECUTION COPY

                             STOCKHOLDER AGREEMENT

                                  by and among

                              ABBOTT LABORATORIES,

                           CORVETTE ACQUISITION CORP.

                                      and

                       THE STOCKHOLDERS SIGNATORY HERETO

                          Dated as of January 12, 2004

                             STOCKHOLDER AGREEMENT

     STOCKHOLDER AGREEMENT, dated as of January 12, 2004 (the "Agreement"), among Abbott Laboratories, an Illinois corporation ("Parent"), Corvette
Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of
Parent ("Sub"), and the stockholders of TheraSense, Inc., a Delaware corporation (the "Company"), listed on Schedule A hereto (collectively, the
"Stockholders" and, each individually, a "Stockholder"). Capitalized terms used and not otherwise defined herein have the meanings given to them in the
Agreement and Plan of Merger, dated as of the date hereof, by and among Parent,
Sub and the Company (as the same may be amended or supplemented, the "Merger
Agreement").

     WHEREAS, Parent, Sub and the Company propose to enter into the Merger
Agreement providing for the merger of Sub with and into the Company (the
"Merger") upon the terms and subject to the conditions set forth in the Merger
Agreement;

     WHEREAS, each Stockholder owns (of record or beneficially), or is the trustee of one or more trusts that are the record holder of, and whose beneficiaries are the beneficial owners of, the number of shares of capital stock of the Company set forth opposite their respective names on Schedule A hereto (such shares of capital stock of the Company being referred to herein as the Stockholder's "Original Shares" and the Original Shares, together with any other shares of capital stock of the Company or other voting securities of the
Company acquired (of record or beneficially) by the respective Stockholder or the trusts, if any, of which the respective Stockholder is a trustee, after the date hereof and during the term of this Agreement (including through the exercise of any warrants, stock options or similar instruments), being collectively referred to herein as the Stockholder's "Subject Shares";
provided, however, that the Original Shares and the Subject Shares of a
Stockholder shall not be deemed to include any shares owned of record by an
Affiliate of such Stockholder to the extent such Stockholder has disclaimed beneficial ownership thereof in Schedule A hereto);

     WHEREAS, the Company Board has unanimously adopted resolutions approving and declaring advisable the Merger Agreement, this Agreement and the transactions contemplated thereby and hereby (such approvals having been made in accordance with the DGCL, including for purposes of Section 203 thereof) and has amended the Rights Agreement; and

     WHEREAS, as a condition to the willingness of Parent and Sub to enter into the Merger Agreement, and as inducement and in consideration therefor, each
Stockholder has agreed to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Merger
Agreement, the parties hereto agree as follows:

                                      1

     SECTION 1. Representations and Warranties of the Stockholders. Each
Stockholder hereby represents and warrants as to himself, herself or itself to
Parent and Sub as follows:

     (a) Organization, Authority and Qualification of the Stockholders. If the
Stockholder is not an individual, such Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. If the Stockholder is an individual, if such Stockholder is married and the Subject Shares constitute community property or if the Stockholder otherwise requires spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of, such Stockholder's spouse, enforceable against such spouse in accordance with its terms. If the Stockholder is a trustee under one or more trusts, none of such trusts requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby. The Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. If applicable, the execution, delivery and performance of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated by this
Agreement have been duly authorized by all necessary action on the part of the
Stockholder. This Agreement has been duly executed and delivered by the
Stockholder and constitutes (assuming due authorization, execution and delivery by Parent and Sub) a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

     (b) No Conflict; Required Filings and Consents.

          (i) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement shall not, (A) if the
     Stockholder is not an individual, conflict with, or result in any violation of, the certificate of incorporation or by-laws or the equivalent organizational documents of the Stockholder, (B) conflict with, or result in any violation of, any United States or foreign Law applicable to the Stockholder or by which any property or asset of the Stockholder is bound or affected or (C) result in any breach of, or constitute a default
     (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Liens in or upon any of the properties or assets of the
     Stockholder, pursuant to any loan or credit agreement, note, bond, mortgage, indenture,

                                       2

     lease, license, sublease, easement, covenant, condition, restriction, contract, instrument, permit, concession, franchise license or other instrument or obligation. For purposes of this Agreement, Law means any statute, law (including common law), ordinance, rule or regulation

          (ii) No consent, approval, Order or authorization of, or
     registration, declaration or filing with, or notification to, any
     Governmental Entity is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement by the
     Stockholder or the consummation by the Stockholder of the transactions contemplated by this Agreement, except the filing with the SEC of such reports under the Exchange Act as may be required in connection with this
     Agreement and the transactions contemplated hereby.

     (c) Absence of Litigation. As of the date of this Agreement, there is no
Proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder, or any property or asset of the Stockholder, before any
Governmental Entity that seeks to delay or prevent the consummation of the transactions contemplated by this Agreement.

     (d) The Subject Shares. The Stockholder is the record and beneficial owner
(as defined in Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement) of, or is the trustee of one or more trusts that are the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, his, her or its Subject
Shares, free and clear of any and all Liens. Other than as set forth on
Schedule A hereto, the Stockholder does not own (of record or beneficially) any shares of capital stock of the Company or any options, warrants, rights or other similar instruments to acquire any capital stock or other voting securities of the Company. The Stockholder has the sole right to vote and
Transfer (as defined in Section 3(c) of this Agreement) the Subject Shares, and the Subject Shares are not subject to any proxies, voting trusts or other agreements, understandings, arrangements or restrictions with respect to the voting or the Transfer of the Subject Shares, except as set forth in Sections 3 and 4 of this Agreement.

     (e) No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of the Stockholder.

     SECTION 2. Representations and Warranties of Parent and Sub. Parent and
Sub represent and warrant to each Stockholder as follows:

     (a) Organization and Authority. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, lease, possess and operate its properties and assets and to carry on its business as now being conducted. Parent and Sub each have all necessary corporate power and

                                       3

authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Parent and
Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes (assuming due authorization, execution and delivery by the
Stockholders) a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms.

     (b) Authorization; Noncontravention.

          (i) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement and shall not, (A)
     conflict with, or result in any violation of, the certificate of incorporation or by-laws of either of Parent or Sub or (B) conflict with, or result in any violation of, any United States or foreign Law applicable to Parent or Sub or by which any property or asset of Parent or Sub is bound or affected.

          (ii) No consent, approval, Order or authorization of, or
     registration, declaration or filing with, or notification to, any
     Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or
     Sub or the consummation by Parent or Sub of the transactions contemplated by this Agreement, except (A) the filing of a pre-merger notification and report form by Parent and Sub under the HSR Act, and compliance with the pre-merger notification requirements in Austria, Germany, Ireland, Italy and the Czech Republic, (B) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by hereby and (C) such other consents, approvals, Orders, authorizations, registrations, declarations, filings and notifications, the failure of which to be obtained or made would not, individually or in the aggregate, (x) impair in any material respect the ability of either Parent or Sub to perform its obligations under this
     Agreement or (y) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

     SECTION 3. Covenants of the Stockholders. Each Stockholder covenants and agrees as follows:

     (a) At any meeting of the stockholders of the Company called to vote upon the Merger Agreement, the Merger, any of the other transactions contemplated by the Merger Agreement or any other transaction pursuant to which Parent or Sub proposes to acquire the Company, whether by merger or otherwise, in which stockholders of the Company would receive consideration per share of Company
Common Stock in cash equal to or greater than the consideration to be received by such stockholders in the

                                       4

Merger (an "Increased Acquisition Proposal"), or at any adjournment thereof, or in any other circumstances upon which a vote or other approval with respect to the Merger Agreement, the Merger, any of the other transactions contemplated by the Merger Agreement or any Increased Acquisition Proposal is sought, the
Stockholder shall vote (or cause to be voted) all of the Subject Shares in favor of the approval and adoption of the Merger Agreement, the Merger and the terms thereof, each of the other transactions contemplated by the Merger
Agreement or any Increased Acquisition Proposal.

     (b) At any meeting of the stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote or other approval is sought, the Stockholder shall vote (or cause to be voted) all of the Subject Shares against any of the following: (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, (ii) any
Alternative Acquisition Proposal or (iii) any amendment of the Company's certificate of incorporation or by-laws or other proposal, action or transaction involving the Company or any of the Company Subsidiaries or any of
its stockholders, which amendment or other proposal, action or transaction would in any manner impede, frustrate, prevent or delay the consummation of the
Merger or the other transactions contemplated by the Merger Agreement or this
Agreement or change in any manner the voting rights of the holders of Company
Common Stock (collectively, "Frustrating Transactions"). The Stockholder shall not commit to or agree to take any action inconsistent with the foregoing or that would otherwise facilitate a Frustrating Transaction. Notwithstanding the foregoing, nothing herein shall preclude a Stockholder from voting for or otherwise approving an Increased Acquisition Proposal as set forth in Section
3(a) of this Agreement.

     (c) The Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or consent to or permit any Transfer of, any Subject Shares or any interest therein, or enter into any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, commitment, agreement, option, instrument, arrangement, understanding, obligation or undertaking, with respect to the
Transfer (including any profit sharing or other derivative arrangement) of any
Subject Shares or any interest therein, to any Person other than pursuant to this Agreement or the Merger Agreement, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject
Shares and shall not commit or agree to take any of the foregoing actions, other than pursuant to this Agreement or (iii) take any other action that would in any way restrict, limit or interfere with the performance of the
Stockholder's obligations under this Agreement or the transactions contemplated hereby. The Stockholder shall not, nor shall the Stockholder permit any entity under the Stockholder's control to, deposit any Subject Shares in a voting trust.

     (d) The Stockholder shall not, nor shall the Stockholder authorize or permit any investment banker, attorney, accountant or other advisor or representative of the Stockholder to, directly or indirectly, (i) solicit, initiate, facilitate, encourage, engage in discussions or negotiate with any
Person or take any other action

                                       5

intended or designed to facilitate any inquiry or effort of any Person relating to any Alternative Acquisition or other Frustrating Transaction, (ii) provide information with respect to the Company or any Company Subsidiary to any Person
relating to a possible Alternative Acquisition or (iii) enter into any agreement with respect to any proposal for an Alternative Acquisition or other
Frustrating Transaction. The Stockholder shall promptly advise Parent and Sub orally and in writing of any Alternative Acquisition Proposal or inquiry made to the Stockholder with respect to, or that could reasonably be expected to lead to, any Alternative Acquisition Proposal or other Frustrating Transaction.
The Stockholder shall immediately cease participating in any discussions or negotiations with any parties that may be ongoing with respect to any proposal that constitutes, or reasonably may be expected to lead to, an Alternative
Acquisition Proposal.

     (e) The Stockholder hereby consents to and approves the actions taken by the Company Board in approving the Merger Agreement and this Agreement, the
Merger and the other transactions contemplated by the Merger Agreement.

     SECTION 4. Grant of Irrevocable Proxy; Appointment of Proxy.

     (a) Each Stockholder hereby irrevocably grants to, and appoints, Parent,
Sub and any individual designated in writing by Parent, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote all of his, her or its Subject
Shares, or grant any approval in respect of such Subject Shares, (i) in favor of the adoption of the Merger Agreement and the approval of the terms thereof and of the Merger and each of the other transactions contemplated by the Merger
Agreement or any Increased Acquisition Proposal, (ii) against any Alternative
Acquisition Proposal or other Frustrating Transaction and (iii) otherwise in accordance with Section 3 of this Agreement. The Stockholder understands and acknowledges that Parent and Sub are entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

     (b) Each Stockholder represents that any proxies heretofor given in respect of his, her or its Subject Shares are not irrevocable and that all such proxies are hereby revoked.

     (c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger
Agreement and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in Section 9 hereof, is intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. If for any reason the proxy granted herein is not irrevocable, then the Stockholder agrees to vote his, her or its Subject Shares as instructed by Parent in writing. The
Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

                                       6

     SECTION 5. Further Assurances. Each Stockholder shall use his, her or its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Merger Agreement. The Stockholder shall not commit or agree to take any action inconsistent with the transactions contemplated by this Agreement or the transactions contemplated by the Merger
Agreement. Without limiting the generality of the foregoing, the Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent or Sub may request for the purpose of effectuating the matters covered by this Agreement, including with respect to the grant of the proxy set forth in Section 4.

     SECTION 6. Conditions to Obligations of Parent and Sub. Each Stockholder
acknowledges and agrees that the obligations of Parent and Sub to consummate the Merger are subject to the satisfaction of each of the conditions set forth in the Merger Agreement.

     SECTION 7. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to his, her or its Subject Shares and shall be binding upon any Person to which legal or beneficial ownership of the
Subject Shares shall pass, whether by operation of law or otherwise, including the Stockholder's heirs, guardians, administrators or successors. If requested by Parent, a Stockholder shall cause each certificate representing his, her or its Subject Shares to be inscribed with a legend to such effect. In the event of any stock split, stock dividend, reclassification, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the capital stock of the Company, the number of Original Shares and the number of Subject Shares listed on Schedule A hereto shall be adjusted appropriately. In addition, in the event that the Stockholder acquires any additional shares of capital stock of the Company or other voting securities of the Company (including through the exercise of any warrants, stock options or similar instruments), the number of Subject Shares listed on Schedule A hereto shall be adjusted appropriately. This Agreement and the representations, warranties, covenants, agreements and obligations hereunder shall attach to any additional shares of capital stock of the Company or other voting securities of the Company issued to or acquired by the Stockholder (including through the exercise of any warrants, stock options or similar instruments).

     SECTION 8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by either of the parties hereto without the prior written consent of the other party hereto, except that each of Parent and Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly-owned subsidiary of Parent or Sub, as applicable. Any purported assignment in violation of this Section 8 shall be null and void. Subject to the preceding sentences of this Section 8, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

                                       7

     SECTION 9. Termination. This Agreement shall terminate upon the earlier to occur of (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms; provided, however, that termination of this
Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party's breach of any of the terms of this Agreement prior to termination.

     SECTION 10. General Provisions.

     (a) Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     (b) Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or sent by nationally recognized overnight or same-day courier (providing proof of delivery) to
Parent or Sub in accordance with Section 10.2 of the Merger Agreement and to the applicable Stockholders at the addresses set forth opposite their respective names on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

     (c) Interpretation. When a reference is made in this Agreement to a party or to a Section or Schedule, such reference shall be to a party to, or a
Section of or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words
"without limitation." The words "hereof," "herein," "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

     (d) Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. The effectiveness of this
Agreement shall be conditioned upon the execution and delivery of the Merger
Agreement by each of the parties thereto.

     (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement
(including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (ii) other than with respect to the persons specified as proxies in
Section 4, is not intended to confer upon any Person other than the parties any rights or remedies hereunder.

                                       8

     (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any principles of conflicts of law of such state.

     (g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     (h) Service of Process. Parent, Sub and each Stockholder irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 11 hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section
10(b) hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

     (i) Non-Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     SECTION 11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the
State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a federal court located in the State of Delaware or a
Delaware state court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any of the transactions contemplated hereby.

                                       9

     SECTION 12. Stockholders Capacity. Each Stockholder does not make any agreement or understanding herein in his or her capacity as a director or officer of the Company. The Stockholder signs solely in his or her capacity as the record holder and beneficial owner of, or the trustee of one or more trusts that are the record holder of, and whose beneficiaries are the beneficial owners of, the Subject Shares, and nothing herein shall limit or affect any actions taken by the Stockholder in his or her capacity as an officer or director of the Company to the extent specifically permitted by the Merger
Agreement.

                                     ******

                                      10

     IN WITNESS WHEREOF, each of Parent and Sub have caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder has signed this Agreement (if applicable, by its officer thereunto duly authorized), all as of the date first written above.

                                  ABBOTT LABORATORIES

                                  By: /s/ Richard A. Gonzalez
                                      --------------------------------------
                                      Name:  Richard A. Gonzalez
                                      Title: President & Chief
                                             Operating Officer, Medical
                                             Products Group

                                  CORVETTE ACQUISITION CORP.

                                  By: /s/ Thomas C. Freyman
                                      --------------------------------------
                                      Name:  Thomas C. Freyman
                                      Title: President

                                  STOCKHOLDERS:

                                  InterWest Partners V, L.P.
                                  By:  Robert Monsen
                                       Its: General Partner

                                  By: /s/ Robert Monsen
                                      --------------------------------------
                                      Name:  Robert Monsen
                                      Title: General Partner

                                  InterWest Partners VI, L.P.
                                  By:  Robert Monsen
                                  Its:

                                  By: /s/ Robert Monsen
                                      --------------------------------------
                                      Name:  Robert Monsen
                                      Title: General Partner

                                  InterWest Partners VII, L.P.
                                  By:  Philip T. Gianos
                                  Its: General Partner

                                  By:  /s/ Philip T. Gianos
                                      --------------------------------------
                                      Name:  Philip T. Gianos
                                      Title: General Partner

                                  InterWest Investors, VI, L.P.
                                  By:  Robert Monsen
                                  Its: General Partner

                                  By: /s/ Robert Monsen
                                      --------------------------------------
                                      Name:  Robert Monsen
                                      Title: General Partner

                                  InterWest Investors, VII, L.P.
                                  By:  Philip T. Gianos
                                  Its: General Partner

                                  By:  /s/ Philip T. Gianos
                                      --------------------------------------
                                      Name:  Philip T. Gianos
                                      Title: General Partner

                                      /s/ W. Mark Lortz
                                      --------------------------------------
                                      Name:  W. Mark Lortz

                                  W. Mark Lortz and Patrice Rae Lortz
                                  Revocable Living Trust
                                  By:  W. Mark Lortz and Patrice Rae Lortz
                                  Its: Co-Trustees

                                  By: /s/ W. Mark Lortz and Patrice Rae Lortz
                                      ------------------------------------------
                                      Name:  W. Mark Lortz and Patrice Rae Lortz
                                      Title: Co-Trustees

                                      /s/ Charles T. Liamos
                                      --------------------------------------
                                      Name:  Charles T. Liamos

                                      /s/ Robert D. Brownell
                                      --------------------------------------
                                      Name:  Robert D. Brownell

                                      /s/ Eve A. Conner
                                      --------------------------------------
                                      Name:  Eve A. Conner

                                      /s/ Timothy T. Goodnow
                                      --------------------------------------
                                      Name:  Timothy T. Goodnow

                                      /s/ Lawrence W. Huffman
                                      --------------------------------------
                                      Name:  Lawrence W. Huffman

                                      /s/ Ross A. Jaffe
                                      --------------------------------------
                                      Name:  Ross A. Jaffe

                                  Brentwood Associates VIII, L.P.
                                  By:  Ross A. Jaffe
                                  Its: Managing Member

                                  By: /s/ Ross A. Jaffe
                                      --------------------------------------
                                      Name:  Ross A. Jaffe
                                      Title: Managing Member

                                      /s/ Robert R. Momsen
                                      --------------------------------------
                                      Name:  Robert R. Momsen

                                      /s/ Richard P. Thompson
                                      --------------------------------------
                                      Name:  Richard P. Thompson

                                      /s/ Rod F. Dammeyer
                                      --------------------------------------
                                      Name:  Rod F. Dammeyer

                                      DRD Family Partnership, L.P.
                                      By:
                                      Its:

                                      By: /s/ Rod Dammyer
                                          ----------------------------------
                                          Name:  Rod Dammyer
                                          Title:

                                                       SCHEDULE A

                                                                                            Number of      Number of   Number of
                                                                            Number of       Original       Subject     Subject
                                                                            Original        Shares         Shares      Shares
                                                                            Shares Owned    Owned          Owned       Owned
Stockholder                            Address                              of Record       Beneficially   of Record   Beneficially
-----------------------------------    ---------------------------------    ------------    ------------   ---------   ------------
InterWest Partners V, L.P.             2710 Sand Hill Road, 2nd Floor
                                       Menlo Park, CA 94025                   100,306         100,306
InterWest Partners VI, L.P.            2710 Sand Hill Road, 2nd Floor
                                       Menlo Park, CA 94025                 3,237,103       3,327,103
InterWest Partners VII, L.P.           2710 Sand Hill Road, 2nd Floor
                                       Menlo Park, CA 94025                 1,449,082       1,449,082
InterWest Investors, VI, L.P.          2710 Sand Hill Road, 2nd Floor
                                       Menlo Park, CA 94025                   101,494         101,494
InterWest Investors, VII, L.P.         2710 Sand Hill Road, 2nd Floor
                                       Menlo Park, CA 94025                    69,396          69,396
W. Mark Lortz(1)                       TheraSense, Inc.
                                       1360 South Loop Road                     6,849         794,504
                                       Alameda, CA 94502
W. Mark Lortz and Patrice Rae Lortz    c/o TheraSense, Inc.                                                   To be determined
Revocable Living Trust                 1360 South Loop Road                   502,490               0       following execution
                                       Alameda, CA 94502                                                      of the Agreement
Charles T. Liamos                      TheraSense, Inc.
                                       1360 South Loop Road                    81,700         268,711
                                       Alameda, CA 94502
Robert D. Brownell                     TheraSense, Inc.
                                       1360 South Loop Road                    26,768          79,125
                                       Alameda, CA 94502
Eve A. Conner                          TheraSense, Inc.
                                       1360 South Loop Road                     5,853          61,523
                                       Alameda, CA 94502
Timothy T. Goodnow                     TheraSense, Inc.
                                       1360 South Loop Road                     6,745         162,644
                                       Alameda, CA 94502

                                             1

Lawrence W. Huffman                    TheraSense, Inc.
                                       1360 South Loop Road                         1         135,375
                                       Alameda, CA 94502
Ross A. Jaffe(2)                       TheraSense, Inc.
                                       1360 South Loop Road                     4,379          39,379
                                       Alameda, CA 94502
Brentwood Associates VIII, L.P.        11150 Santa Monica Blvd.
                                       Suite 1200                             400,000               0
                                       Los Angeles, CA 90025
Robert R. Momsen(3)                    TheraSense, Inc.
                                       1360 South Loop Road                    27,647          62,647
                                       Alameda, CA 94502
Richard P. Thompson                    TheraSense, Inc.
                                       1360 South Loop Road                    31,200          66,200
                                       Alameda, CA 94502
Rod F. Dammeyer(4)                     TheraSense, Inc.
                                       1360 South Loop Road                   102,575         112,575
                                       Alameda, CA 94502
DRD Family Partnership, L.P.           c/o TheraSense, Inc.
                                       1360 South Loop Road                   102,575               0
                                       Alameda, CA 94502

(1) Excludes the 502,490 shares held by the W. Mark Lortz and Patrice Rae Lortz Revocable Living Trust, as to which Mr. Lortz disclaims beneficial ownership for purposes of this Agreement.

(2) Excludes the 400,000 shares held by Brentwood Associates VIII, L.P., as to which Mr. Jaffe disclaims beneficial ownership for purposes of this Agreement.

(3) Excludes the 4,957,381 shares held by InterWest Partners V, L.P., InterWest Partners VI, L.P. and InterWest Investors, VI, L.P.,
as to which Mr. Momsen disclaims beneficial ownership for purposes of this Agreement.

(4) Excludes the 102,575 shares held by DRD Family Partnership, L.P., as to which Mr. Dammeyer disclaims beneficial ownership for purposes of this Agreement.

ANNEX C

[Piper Jaffray & Co. logo]

CONFIDENTIAL

January 12, 2004

Board of Directors
TheraSense, Inc.
1360 South Loop Rd.
Alameda, CA 94502

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $.001 per share (the “Common Stock”), of TheraSense, Inc. (the “Company”) of the consideration to be received by the holders of Common Stock, pursuant to an Agreement and Plan of Merger (the “Agreement”) to be entered into among the Company, Abbott Laboratories (“Parent”) and Corvette Acquisition Corp, a wholly-owned subsidiary of Parent (“Merger Sub”). The Agreement provides for the merger (the “Merger”) of Merger Sub with and into the Company, and in connection therewith, each issued and outstanding share of Common Stock shall be converted into the right to receive $27.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

Piper Jaffray & Co., as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee for providing this opinion. This opinion fee is not contingent upon the consummation of the Merger. Piper Jaffray & Co. is entitled to an additional fee in the event of the consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in connection with our services. Piper Jaffray & Co. and our affiliates, in the ordinary course of our business, may actively trade securities of the Company for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We write research on the Company and make a market in the Company’s Common Stock. We have provided investment banking services to the Company in the past on unrelated transactions, for which we have received customary fees, including acting as an underwriter in the October 12, 2001 initial public offering of the Company’s Common Stock.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) the draft dated January 9, 2004 of the Agreement, (ii) certain publicly available financial, operating and business information related to the Company, (iii) certain internal financial information of the Company prepared for financial planning purposes and furnished by the management of the Company, (iv) certain publicly available market and securities data of the Company, (v) to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries deemed similar to that in which the Company operates and (vi) to the extent publicly available, financial data of selected public companies deemed comparable to the Company. We have had discussions with members of the management of the Company concerning the financial condition, current operating results and business outlook for the Company.

C-1

We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by the Company or otherwise made available to us, and have not assumed responsibility for the independent verification of such information. We have relied upon the assurances of the management of the Company that the information provided to us as set forth above has been prepared on a reasonable basis in accordance with industry practice and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates and judgment of management, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We express no opinion as to such financial planning data and other business outlook information or the assumptions on which they are based. We have also assumed the Merger will be consummated pursuant to the terms of the draft Agreement reviewed by us without material modifications thereto and without waiver by any party of any material conditions or obligations thereunder.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of the Company and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of the Company. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any owned or leased real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company or its respective affiliates are a party or may be subject and our opinion makes no assumption concerning and therefore does not consider the possible assertion of claims, outcomes or damages arising out of any such matters.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Common Stock have traded or may trade following announcement of the proposed Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion. Our opinion addresses solely the fairness of the Merger Consideration and does not address any other term or agreement relating to the Merger, or the ability of Parent to fund the Merger Consideration.

This opinion is for the use and benefit of the Board of Directors of the Company and is not intended to be and does not constitute a recommendation to any stockholder of the Company. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger or structure thereof, or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage. This opinion shall not be published or otherwise used, nor shall any public references to us be made without our prior written approval. Notwithstanding the foregoing, we consent to inclusion of this opinion in the proxy or information statement relating to the Merger, subject to compliance with the terms of our engagement by the Company.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration proposed to be received in the Merger pursuant to the Agreement for the Common Stock is fair, from a financial point of view, to the holders of the Common Stock as of the date hereof.

Sincerely,

Piper Jaffray & Co.

C-2

ANNEX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

  Section 262. Appraisal Rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251(other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §251, §252, §254, §257, §258, §263 and §264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation

SPECIAL MEETING OF STOCKHOLDERS
PROXY
OF
THERASENSE, INC.
[•], 2004

      This proxy is being solicited by the board of directors of TheraSense, Inc.

     The undersigned, having read the Notice of Special Meeting of Stockholders and the Proxy Statement dated [•], 2004, receipt of which are hereby acknowledged, hereby appoint(s) W. Mark Lortz and Charles T. Liamos and each of them, with full power and authority to act without the other and with full power of substitution, as proxies to represent and vote, as directed herein, all shares the undersigned is entitled to vote at the special meeting of stockholders of TheraSense, Inc. to be held at [•], on [•] at [•], local time, and all continuations, adjournments or postponements thereof.

     You are encouraged to specify your choices by marking the appropriate boxes. Unless otherwise marked, the proxies are appointed with the power and authority to vote the undersigned’s shares “FOR” the proposals described on the reverse side of this proxy card. Please complete your voting selection, date, sign and mail your proxy card in the envelope provided as soon as possible.

The Board of Directors recommends a vote FOR:

  Approval and adoption of the Agreement and Plan of Merger, dated as of January 12, 2004, among TheraSense, Inc., Abbott Laboratories, an Illinois corporation, and Corvette Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Abbott Laboratories, and the merger contemplated by such merger agreement.

FOR _____  AGAINST _____  ABSTAIN _____

(continued, and to be signed and dated, on reverse side)

     IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED AND EMPOWERED TO VOTE UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ALL CONTINUATIONS, ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING, IF SUBMITTED TO A VOTE OF THE STOCKHOLDERS, A MOTION TO ADJOURN THE SPECIAL MEETING TO ANOTHER TIME OR PLACE FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES.

NAME(S):

DATE:

NOTE:	Please sign your name exactly as it appears on your stock certificate(s). Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, partnership or other entity, please sign in full.